File No. 333-138994
Filed pursuant to Rule 424(b)(3)

14,659,273
FirstFlight, Inc.
Common Stock

FirstFlight, Inc. (“FirstFlight”), formerly named FBO Air, Inc., and its operational subsidiaries (FirstFlight and its subsidiaries collectively “we” or the “Company”) are an aviation services company with operations in the aircraft charter management, fixed base operations (an “FBO”) and maintenance segments of the general aviation industry.

We are not offering for sale any securities pursuant to this prospectus. Instead, the selling stockholders named in the table beginning on page 26 of this prospectus will be selling shares of our common stock as follows:

•	8,376,675 shares which we sold as part of units in a private placement in September 2006,

•	5,025,000 shares which we shall issue upon the exercises of warrants which we sold as part of the units,

•	1,200,000 shares of our common stock when and if a warrant we issued as additional compensation for a loan made to finance an acquisition is exercised, and

•	57,598 shares of our common stock which we issued in settlement of a lawsuit.

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of our common stock for resale on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale. They may sell their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors, or, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933. There will be no underwriter’s discounts or commissions except for the charges to a selling stockholder for sales through a broker-dealer. All net proceeds from a sale will go to the selling stockholder and not to us.

Our common stock is currently listed on the OTC Bulletin Board under the symbol: FFLT. On May 23, 2007, the closing sales price as so reported was $0.35 per share.

This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See “Risk Factors” Beginning on Page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated June 12, 2007

Summary

Because the following is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our common stock from a selling stockholder. You should read this entire prospectus carefully, including the risk factors beginning on page 3 of this prospectus.

Key Questions and Answers.

1.	Who are we?

We, FirstFlight, Inc., are a Nevada corporation, with our corporate office at Elmira-Corning Regional Airport, 236 Sing Sing Road, Horseheads, New York 14845. Our telephone number is (607) 739-7148. You should make inquiries relating to this prospectus to Ronald J. Ricciardi, our Vice Chairman of the Board, by writing to him at our office at 101 Hangar Road, Wilkes-Barre/Scranton International Airport, Avoca, Pennsylvania 18641 or by calling him at (570) 457-3400.

We were formed on January 17, 2003 (date of inception) as a proprietorship and were incorporated in Arizona on January 2, 2004. We became a public company as a result of a reverse merger transaction on August 20, 2004 with Shadows Bend Development, Inc., an inactive public Nevada corporation. On December 13, 2006, we changed our name from FBO Air, Inc. to FirstFlight, Inc. after our stockholders approved the change on December 12, 2006.

2.	What business are we in?

We are an aviation services company with operations in the aircraft charter management, fixed base operations (an “FBO”) and maintenance segments of the general aviation industry.

Each of our three segments is operated under the FirstFlight brand name: Aircraft charter management is the business of providing on-call passenger air transportation. We implement charter services through a fleet of managed aircraft - owned by another person or entity for which FirstFlight provides regulatory and maintenance oversight while offering charter services. An FBO is the primary provider of services such as the fueling and hangaring of aircraft. Our maintenance segment offers maintenance and repair to general aviation aircraft operators.

Activities by segment are carried out at the following facilities:

Location	Charter	FBO	Maintenance
Elmira, New York	X	Fuel sales to managed aircraft only	X
Wilkes-Barre, Pennsylvania	X	X	X
Garden City, Kansas		X

The Elmira, New York facility became part of the Company through the acquisition on September 23, 2005 of Airborne, Inc. (“Airborne”).

The Wilkes-Barre, Pennsylvania facility came as a result of the acquisition of Tech Aviation Service, Inc. (“Tech”) and the Garden City, Kansas facility as a result of the acquisition of the FBO assets of Central Plains Aviation, Inc. (“CPA”).

3.	What is our record of revenue and earnings?

Until we acquired Tech and CPA on March 31, 2005, we had no revenue. We had revenue of $11,245,281 and a net loss applicable to common stockholders of $124,854 for the three months ended March 31, 2007 as compared to revenue of $10,702,121 and a net loss applicable to common stockholders of $1,648,599 for the three months ended March 31, 2006. We had revenue of approximately $39,200,000 and a net loss applicable to common stockholders of approximately $7,800,000 for the year ended December 31, 2006, as compared to revenue of approximately $13,800,000 and a net loss applicable to common stockholders of approximately $4,100,000 for the year ended December 31, 2005.

4.	Are our operations affected by governmental regulations?

The aviation businesses that we operate generally operate on municipal or other government-owned real estate properties. Accordingly, at times we will need to obtain certain consents or approvals from those government entities in conjunction with our operation and/or acquisition. There can be no assurance that we shall obtain such consents on favorable terms, which could result in our not consummating an acquisition that we otherwise would consider.

Our businesses also operate under the supervision of the Federal Aviation Administration. Our efforts to charter aircraft, to dispense fuels, and to provide repair and maintenance services are under the purview of local, regional and national regulatory agencies. We intend to comply with all government regulations. The adoption of new regulations could result in increased costs.

5.	What securities are we offering pursuant to this prospectus?

We are not offering any securities pursuant to this prospectus. Persons or entities who or which acquired investor units in our private placement which we closed on September 1, 2006 pursuant to Rule 506 of Regulation D under the Securities Act of 1933 will make up 91.4% of the sales of shares of our common stock pursuant to this prospectus. Each investor unit consisted of 166,700 shares of our common stock and a common stock purchase warrant to purchase 100,000 shares of our common stock. We have not offered, and do not intend to offer, any additional investor units. These investors will not be offering for resale pursuant to this prospectus any of our common stock purchase warrants which they purchased in the private placement. Instead, they will be offering for resale the shares of our common stock which they purchased as part of the units and the shares which we shall issue when and if they exercise their warrants included in the units.

All of these persons or entities (including certain transferees) will be referred to in this prospectus as the “selling stockholders”. They are named in the table beginning on page 26 of this prospectus. The selling stockholders using this prospectus also will include pledgees, donees, transferees or other successors-in-interest of the persons or entities named in that table.

The selling stockholders will offer, as of the date of this prospectus:

•	8,376,675 shares of our common stock which we sold as part of the units in the private placement,

•	5,025,000 shares of our common stock which we shall issue when and if the holders exercise the warrants we sold to the investors as part of the units,

•	1,200,000 shares of our common stock which we shall issue when and if the holder exercises a warrant we issued as additional compensation for a loan made to finance an acquisition, and

•	57,598 shares of our common stock which we issued in settlement of a lawsuit.

The selling stockholders may, as an alternative to their offering pursuant to this prospectus, seek to sell the aggregate of 14,659,273 shares of our common stock, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933. As of the date of this prospectus, we believe that none of the shares offered by this prospectus could be sold pursuant to Rule 144 because none of the holders had met the one-year holding requirement of paragraph (d) of Rule 144.

6.	What is the offering price pursuant to this prospectus?

The selling stockholders have advised us that they will sell, from time to time, the shares of our common stock at the prices quoted for our common stock on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale. They may sell their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. Our common stock is currently listed on the OTC Bulletin Board under the symbol: FFLT. On May 23, 2007, the closing sales price as so reported was $0.35 per share. The selling stockholders have also advised us that they may sell their shares, when permissible, in the manner provided in the exemption of Rule 144 under the Securities Act of 1933. There will be no underwriter’s discounts or commissions, except for the charges to a selling stockholder if he, she or it sells through his, her or its broker-dealer.

7.	Will we receive any proceeds as a result of sales of shares pursuant to this prospectus?

We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders pursuant to this prospectus. We may, however, receive $5,745,000 if all of the outstanding warrants we issued to the selling stockholders are exercised at the initial exercise prices of $1.00 and $0.60 per share. Such exercise price and the number of shares are subject to adjustment in the event of stock splits and certain other events, as provided in the warrant agreements, and upon the sale by FirstFlight of additional equity securities at a price below the initial exercise price. These warrants enable the holders to purchase an aggregate of 6,225,000 shares of our common stock. We cannot be certain as to when and if all of these warrants will be exercised. As indicated above, the current market price of the Common Stock is below each of the exercise prices. Nor can we be certain as to the amount of proceeds we will actually receive from exercises. Estimates are especially difficult because of provisions in the warrants we issued to the selling stockholders which provide for a reduction in the exercise price if we sell in the future, with certain exceptions, our securities for a sales price less than the exercise price. In such event, the exercise price of these warrants is reduced to such lower sales price. Any proceeds received from the exercise of warrants will be added to the working capital of the Company, rather than currently being allocated for a specific purpose, because of the uncertainty as to when and if the warrants will be exercised.

Risk Factors

Before you invest in our common stock by purchasing shares from a selling stockholder named in this prospectus, you should be aware that there are various risks relating to both our operations and our common stock. We have described below all of the risks which we deem material to your investment decision. A list of the named selling stockholders may be found in this prospectus in the table beginning on page 26. You should consider carefully these risk factors, together with all of the other information included in this prospectus, before you decide to purchase any shares of our common stock.

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other “forward looking” information. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. These forward-looking statements could involve known and unknown risks, uncertainties and other factors that might materially alter the actual results suggested by the statements. In other words, our performance might be quite different from what the forward-looking statements imply.

The following risk factors relate to our operations:

We have incurred operating losses since the inception of our business and such losses could continue for the foreseeable future despite our expectations to the contrary.

Until March 31, 2005, we had no revenue. We have incurred net losses and net losses applicable to common stockholders of $6,053,802 and $12,640,175, respectively, for the period from January 17, 2003 (date of inception) through March 31, 2007.

As discussed later in this prospectus, in the section captioned “Management’s Discussions and Analysis or Plan of Operation,” the Company has taken steps to reduce the level of expenditures for corporate operations by severing ties with two executives. These executives represented costs in 2006 of approximately $900,000, including severance and separation fees, and stock-based compensation. Additionally, the Company settled litigation in 2006 that, including legal and settlement related costs, represented approximately $150,000. The Company has also re-negotiated favorable terms with certain vendors that management believes will represent a savings of almost $400,000 versus levels of historical spending, in part driven by the hiring of a Chief Financial Officer and the corresponding elimination of an outside accounting consultant. However, there can be no assurance that the steps described in this paragraph will be sufficient to enable the Company to attain profitable operations.

We can give you no assurance as to when we shall achieve profitability. Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis.

Prior to March 31, 2005, we had no operating history for you to evaluate our business.

Our business was incorporated on January 2, 2004 and we made our first two acquisitions on March 31, 2005. Because we have only a limited operating history, it is difficult to evaluate our proposed business and future prospects. Even were we to make available the past operating histories of our three acquisitions to date, they would not necessarily be indicative of the results of operations we may achieve in the future. A potential purchaser of shares from the selling stockholders should also consider the uncertainties and difficulties frequently encountered by companies, such as ours, in their early stages of development. Our revenue and income potential is unproven and our business model is still emerging. If our business model does not prove to be profitable, potential purchasers of shares may lose all of their investment.

We can give no assurances that we shall consummate any acquisitions following our first three acquisitions.

We can give no assurances that we will close any acquisitions, in addition to the two which we closed on March 31, 2005 and the one we closed on September 23, 2005. Nor can we give any assurance that the final terms of any additional acquisitions will be favorable to us. Moreover, even if we enter into definitive acquisition agreements, we can give no assurance that we will be able to raise additional financing to fund all of such acquisitions on acceptable terms, if at all.

We may have a need for additional financing to expand our business.

Certain of the sellers with respect to charter management businesses, maintenance businesses and the FBOs we may seek to acquire in the future may accept shares of our common stock or other securities as payment by us for the acquisition. However, we believe that it is likely that some may seek cash payments, whether paid at the closing or, in certain cases, in later installment payments as well. There can be no assurance that our operations will generate sufficient cash flow to meet these acquisition obligations. Accordingly, we anticipate seeking additional financing to meet our cash requirements for acquisitions. We shall seek additional equity or debt financing. However, any such financing will be dependent on general market conditions and the stock market’s evaluation of our performance and potential. Accordingly, we can give no assurance that we will obtain such equity or debt financing and, even if we do, that the terms be satisfactory to us.

We may require additional financing to expand our businesses quite apart from the use of financing to effect acquisitions.

It is possible that we may require additional financing during the fiscal year ending December 31, 2007. There are many factors, both internal and external, many of which are described in this section captioned “Risk Factors,” that may negatively impact our projected cash flow from operations in the fiscal year 2007. We can give no assurance as to obtaining additional cash flow from operations, receiving additional financing if required or attaining profitability.

The continued threat of terrorist actions may result in less demand for private aviation; as a result, our revenue may be adversely affected and we may never achieve successful operations.

Terrorist actions involving public and private aircraft may have a significant impact on the Company. The result of these actions could be that individuals and corporate or other entities stop using private aircraft. In this event, we may be unable to continue operations.

We could be adversely affected by increases in fuel prices.

Our operations could be significantly affected by the availability and price of jet fuel. A significant increase in jet fuel prices would most likely have a material impact on our achieving profitability unless we are able to pass on such costs to our customers. Due to the competitive nature of the industry, our ability to pass on increased fuel prices by increasing rates is uncertain. Likewise, any potential benefit of lower fuel prices may be offset by increased competition and lower revenue in general. While we do not currently anticipate a significant reduction in fuel availability, dependency on foreign imports of crude oil and the possibility of changes in government policy on jet fuel production, transportation and marketing make it impossible to predict the future availability of jet fuel. If there are new outbreaks of hostility or other conflicts in oil producing areas or elsewhere, there could be a reduction in the availability of jet fuel or significant increases in costs to our business, as well as to the entire aviation industry.

The segments of the aviation services industry in which we operate are fiercely competitive.

We compete with national, regional, and local charter management operations, aircraft maintenance operations and fixed base operators. Most of our competitors have been in business far longer than we have and many may have greater financial resources available to them. Having greater financial resources will make it easier for these competitors to absorb higher fuel prices and other increases in expenses. In addition, these competitors might seek acquisitions in competition to us. Accordingly, we can give no assurance that we will be able to successfully compete in our industry.

Our business as an aviation services company is subject to extensive governmental regulation.

Aviation services companies are subject to extensive regulatory requirements that could result in significant costs. For example, the Federal Aviation Administration from time to time issues directives and other regulations relating to the maintenance and operation of facilities and our compliance with those requirements may cause us to incur significant expenditures.

Additional laws, regulations and charges have been proposed from time to time that could significantly increase the cost of our operations or reduce overall revenue. We cannot provide assurance that laws or regulations enacted in the future will not adversely affect our revenue and future profitability.

We can give no assurance that the state or local authority regulating the airport as to which we may acquire a charter management operation or an FBO will approve our application to be the successor, or, when requested, extend the term of the lease for the facility to a more acceptable term.

We must maintain and add key management and other personnel.

Our future success will be heavily dependent on the performance of our executive officers and managers. We have entered into employment agreements with certain of these individuals, including our President and Chief Executive Officer (John H. Dow), our Chief Financial Officer (Keith P. Bleier), and our Vice Chairman of the Board (Ronald J. Ricciardi). Our growth and future success will depend, in large part, on the continued contributions of these key individuals, as well as our ability to motivate and retain these personnel or hire other persons. In addition, our proposed plan of development will require an increase in management, sales, marketing and accounting/administrative personnel and an investment in development of our expertise by existing employees and management. Although we believe we will be able to hire and retain qualified personnel, we can give no assurance that we will be successful in obtaining, recruiting and retaining such personnel in sufficient numbers to increase revenues, attain profitability, or successfully implement our growth strategy.

The following risk factors relate to our common stock:

We do not currently have an active market for our common stock. If our common stock has no active trading market, there may not be an outlet to sell your shares of common stock at all.

To date, trading of our common stock has been extremely sporadic and limited. Absent an active trading market there may be no incentive for any holder to exercise his, her or its warrants. As a result the number of shares of our common stock being offered in the market may not increase. In addition, there are only a limited number of broker-dealers trading our common stock. Working with our investment banking firm we are trying to increase this number. However, without more improved results of operations, we can give no assurance that we will achieve this objective. Accordingly, we can give no assurance that an active trading market will ever develop. Consequently, there may not be an opportunity for you to resell the shares of our common stock you purchase from a selling stockholder pursuant to this prospectus.

Future sales may adversely affect the market price of our common stock.

The timing and amount of resales of shares pursuant to this prospectus, as well as the threat of any such offering, could have a depressive effect on the market price of our common stock. In addition, the timing and amount of resales of up to an aggregate of 19,910,891 shares offered pursuant to another prospectus dated June 12, 2007 of FirstFlight, as well as the threat of any such offering, could have a depressive effect on the market price of our common stock. The foregoing discussion of the effect of the prospectuses assumes (as to which there can be no assurance) that an active market for our common stock will develop. A depressed market price for our common stock could impair our ability to raise capital through the sale of equity securities. In addition, a depressed market price for our common stock will discourage investors and other holders from exercising their warrants. Such a result would cut off a possible source of funding, as well as adversely affect any future financing we attempt.

Our common stock is subject to the penny stock rules.

The Securities and Exchange Commission has adopted a set of rules called the penny stock rules that regulate broker-dealers with respect to trading in securities with a bid price of less than $5.00. These rules do not apply to securities registered on certain national securities exchanges (including the Nasdaq Stock Market) or authorized for quotation on an automated quotation system sponsored by a registered pre-1990 securities association, provided that current price and volume information regarding transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer to deliver to the customer a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. The penny stock rules require that, prior to a transaction in a penny stock, the broker-dealer must determine in writing that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may reduce the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. If a market ever does develop for our common stock, as to which we can give no assurance, and it should remain subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares of our common stock.

Potential additional financings, the granting of additional options and possibly anti-dilution provisions in our warrants will further dilute our existing stockholders.

When we completed on August 20, 2004 the merger of the Arizona FBO Air with and into FirstFlight, we had 6,026,022 shares of our common stock outstanding. As of April 30, 2007, there were 36,582,987 shares outstanding. If all of the outstanding common stock purchase warrants and options were exercised, there would be 49,410,108 shares outstanding, an increase of almost 720% from those outstanding on August 20, 2004. The foregoing amounts do not give effect to any additional shares of our common stock that we may issue as a result of the anti-dilution provisions in such warrants. Any further issuances due to additional equity financings or the granting of additional options will further dilute our existing stockholders.

We do not anticipate paying dividends on our common stock in the foreseeable future.

We intend to retain future earnings, if any, to fund our operations and to expand our business. Accordingly, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

Our board’s right to authorize additional shares of preferred stock could adversely impact the rights of holders of our common stock.

Our board of directors currently has the right, with respect to the 9,999,154 authorized shares of our preferred stock, to authorize the issuance of one or more series of our preferred stock with such voting, dividend and other rights as our directors determine. Such action can be taken by our board without the approval of the holders of our common stock. However, a majority of the independent directors must approve such issuance under a policy adopted by the FirstFlight board of directors on March 19, 2006. Accordingly, the holders of any new series of preferred stock could be granted voting rights that reduce the voting power of the holders of our common stock. For example, the preferred holders could be granted the right to vote on a merger as a separate class even if the merger would not have an adverse effect on their rights. This right, if granted, would give them a veto with respect to any merger proposal. Or they could be granted 20 votes per share while voting as a single class with the holders of the common stock, thereby diluting the voting power of the holders of our common stock. In addition, the holders of any new series of preferred stock could be given the option to be redeemed in cash in the event of a merger. This would make an acquisition of our Company less attractive to a potential acquirer. Thus, our board could authorize the issuance of shares of the new series of preferred stock in order to defeat a proposal for the acquisition of our Company which a majority of our then holders of our common stock otherwise favor.

Our common stock may not continue to be traded on the OTC Bulletin Board.

We cannot provide any assurance that our common stock will continue to be eligible to trade on the OTC Bulletin Board. Should our common stock cease to trade on the OTC Bulletin Board and fail to qualify for listing on a stock exchange (including Nasdaq), our common stock would be trading only in the “pink sheets.” Such trading market generally provides an even less liquid market than the OTC Bulletin Board. In such event, stockholders may find it more difficult to trade their shares of our common stock or to obtain accurate, current information concerning market prices for our common stock.

We may not be able to absorb the expense of being a public company.

There has always been a number of expenses involved with being a public company, including the costs of annual financial audits, legal fees and maintaining current filings with the Securities and Exchange Commission. In addition, since 2002, there have been changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted by the Securities and Exchange Commission and by self-regulatory organizations, such as the New York Stock Exchange and the NASD. Should we later meet the qualifications for listing on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, as to which there can be no assurance, this will result in increased costs to us as we respond to the requirements of these laws, regulations and standards. In addition, these laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance. We may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as executive officers. We estimate these compliance costs aggregate at least $250,000 for a company of our size. Unless we increase our revenue and/or obtain additional financing, as to neither of which there can be any assurance, we may not have the funds to absorb these expenses. As such, should we fail to maintain our status as a public company, a stockholder may not have an opportunity to liquidate his, her or its investment in the Company.

Our management team currently has influential voting power.

As of April 30, 2007, the executive officers and directors of FirstFlight and their family members and associates collectively could vote 14,030,397 shares or 38.4% of the 36,582,987 shares of the issued and outstanding voting shares. Accordingly, and, because there is no cumulative voting for directors, our executive officers and directors are currently in a position to influence the election of all of the directors of FirstFlight. The management of the Company is controlled by our board of directors, currently comprised of five independent directors, a director who is a managing partner of a law firm which is corporate counsel to the Company, a director who is related to a former executive officer and two executive officers/directors.

Use of Proceeds

We will not receive any proceeds upon the subsequent sales by the selling stockholders of 14,659,273 shares of our common stock offered by this prospectus. If the common stock purchase warrants outstanding as of the date of this prospectus to purchase an aggregate of 6,225,000 shares of our common stock held by the selling stockholders and offered for resale pursuant to this prospectus are exercised in their entirety, we will receive $5,745,000 upon such exercises (assuming no cashless exercises). Because of the uncertainty as to when and if any of these warrants will be exercised, we intend to use any proceeds from these exercises for working capital purposes.

Description of Business

History

The Company was formed as FBO Air on January 17, 2003 (date of inception) as a proprietorship to acquire and operate fixed base operators. On January 2, 2004, the founders had FBO Air incorporated as FBO Air, Inc. in the State of Arizona.

The Arizona FBO Air completed a reverse merger transaction on August 20, 2004 with Shadows Bend Development, Inc., a Nevada corporation. The common stock of Shadows Bend was inactively traded in the pink sheets. Prior to the merger, Shadows Bend had, since October 2000, been pursuing a business plan to acquire, develop and operate “specialty care” facilities designed to help people diagnosed with Alzheimer’s or other related illnesses. This business model was effectively abandoned in December 2002. The directors and management of the Arizona FBO Air upon consummation of the merger became the directors and management of Shadows Bend. Simultaneously with the merger Shadows Bend changed its name to FBO Air, Inc.

For accounting purposes, the Arizona FBO Air was deemed the acquirer in the August 2004 reverse merger transaction. Consequently, the transaction was treated as a recapitalization of FBO Air, Inc. previously called Shadows Bend Development, Inc. The Arizona FBO Air’s financial statements became the historical financial statements of the post-merger entity.

On December 12, 2006, the stockholders of FBO Air, Inc. approved a change of name of the corporation to FirstFlight, Inc. On December 13, 2006, the name change became effective with our filing in Nevada of an amendment to our articles of incorporation.

Shadows Bend’s predecessor was incorporated with the name of Silver Beaver Mining Company, Inc. in the State of Idaho on May 25, 1967 for the primary purpose of exploring for commercial silver and zinc deposits. This Idaho company had owned various unpatented mining claims near Couer d’Alene, Idaho from 1967 until the last mining claim was abandoned in 1997 because of the lack of funds. The then management incorporated on June 3, 1998 a new corporation with the same name in the State of Nevada and merged the Idaho company with and into the new Nevada corporation on June 3, 1998. Subsequently, on June 2, 2000, the name of the Nevada corporation was changed to Shadows Bend Development, Inc., as a then new management assumed control to conduct the “specialty care” facilities operations described above. On October 10, 2001, Shadows Bend became a public company.

Subsequent Capitalization Developments

On September 1, 2006, FirstFlight closed a private placement pursuant to Rule 506 of Regulation D under the Securities Act of 1933 and sold 50.25 units at $100,000 per unit. Each unit consisted of 166,700 shares of our common stock and a warrant expiring August 31, 2011 to purchase 100,000 shares of our common stock at $1.00 per share. We realized gross proceeds of $5,025,000 from this offering.

The closing of this offering on September 1, 2006 for more than $5,000,000 in gross proceeds constituted a “qualified follow-on offering” as such term is defined in Section 3(b) of the certificate of designations relating to authorization of our Series A convertible preferred stock and, as a result, was a “mandatory conversion event” as such term is also defined in Section 3(b). As a result, the then outstanding 615 shares of our Series A convertible preferred stock were automatically converted, in accordance with the certificate of designations, into 10,250,002 shares of our common stock. 231 shares of our Series A convertible preferred stock had previously been converted into 3,850,002 shares of our common stock. Each of the holders of the 615 shares of the Series A convertible preferred stock had the option, instead of accepting shares of our common stock in accordance with the conversion price set forth in certificate of designations, to accept units in the offering, plus an additional 10% of the identical securities as if the holder had participated in the offering. No holder elected such option. No additional shares of our Series A convertible preferred stock may be issued and the 154 shares of our Series A convertible preferred stock which were never issued have been restored as authorized but unissued shares of FirstFlight’s preferred stock, not allocated to any series. Because of its mandatory redemption requirement, our Series A convertible preferred stock was not classified as equity for accounting purposes.

On September 6, 2006, FirstFlight, using part of the proceeds from the offering, paid the holders of our Senior Secured Notes due March 31 or April 8, 2008 an aggregate of $1,496,324 in principal amount and an aggregate of $211,765 in interest. Absent a default by FirstFlight, interest on our Senior Secured Notes was not payable until maturity. This prepayment terminated the security interest in the Company’s assets held by the holders of these notes.

On September 4, 2006, FirstFlight, using part of the proceeds from the offering, paid a lender approximately $1,523,569 ($1,500,000 in principal amount and $23,569 in accrued interest) thereby terminating the lender’s security interest in the assets of our charter management subsidiary. See the section captioned “Certain Relationships and Transactions and Corporate Governance” later in this prospectus for information as to the relationship of two directors of FirstFlight to this lender.

On September 4, 2006, as a result of the prepayments of indebtedness and the mandatory conversion event described above, the total assets of FirstFlight exceeded its total liabilities and there was no liquidation preference for our Series A convertible preferred stock. Accordingly, the Nevada statutory prohibition on our paying the required dividends with respect to our Series A convertible preferred stock if our assets did not exceed our liabilities and the liquidation preference of our Series A convertible preferred stock was lifted. As a result, FirstFlight became obligated to issue, and did issue, an aggregate of 1,417,936 shares of our common stock as accrued dividends with respect to the 846 shares of our Series A convertible preferred stock which had been sold to the selling stockholders, including with respect to the dividends which had accrued to the respective conversion dates on the 231 shares which had been converted prior to the mandatory conversion event.

The results of the offering, in addition to furnishing us with needed equity, reducing substantially our indebtedness and eliminating most of the security interests in our assets, also ended various restrictive covenants in our Senior Secured Notes and our Series A Convertible Preferred Stock.

General

We are an aviation services company with operations in the aircraft charter management, fixed base operations, and aircraft maintenance segments of the general aviation industry.

Each of our three segments is operated under the FirstFlight brand name: Aircraft charter management is the business of providing on-call passenger air transportation. We implement charter services through a fleet of managed aircraft - owned by another person or entity for which FirstFlight provides regulatory and maintenance oversight while offering charter services. An FBO is the primary provider of services such as the fueling and hangaring of aircraft. Our maintenance segment offers maintenance and repair to general aviation aircraft operators.

The Elmira, New York facility became part of the Company through the acquisition on September 23, 2005 of Airborne, Inc. (“Airborne”). FirstFlight acquired all of the outstanding shares of Airborne for $1,400,000 in cash and 2,333,334 shares of our common stock.

The Wilkes-Barre/Scranton, Pennsylvania facility came as a result of the acquisition of Tech Aviation Service, Inc. (“Tech”) and the Garden City, Kansas facility as a result of the acquisition of the FBO assets of Central Plains Aviation, Inc. (“CPA”). Both transactions occurred on March 31, 2005. In addition, through the acquisition of Tech, the Company also manages an FBO facility in Niagara Falls, New York.

A subsidiary of FirstFlight acquired all of the outstanding shares of Tech for $2,000,000 in cash and issued notes to Tech’s two stockholders each for $250,000 in principal amount payable in five annual installments of $50,000 each. A subsidiary of FirstFlight purchased the FBO assets of CPA for $675,000, $435,000 of which was paid at the closing and the balance ($240,000) was evidenced by a promissory note with a term of 18 months and bearing interest at the rate of 5% per annum. This promissory note has been paid in full.

On March 16, 2006, FirstFlight formed Margeson & Associates, Inc. (“Margeson”) as a wholly-owned subsidiary of FirstFlight. Margeson, an insurance agency, offers property, casualty and liability insurance primarily to the general aircraft industry.

During March 2006, the Company completed its consolidation of certain activities under a single FAR Part 135 Certificate. In connection with the consolidation, on April 11, 2006, the Company sold Tech, whose sole asset immediately prior to the sale consisted of Tech’s FAR Part 135 Certificate, and recognized other income of approximately $157,000.

The charter management segment of the aviation industry, which includes the Charter Division of FirstFlight, operates under Federal Aviation Administration (“FAA”) Regulations Part 135, which covers aircraft with 30 seats or less and up to 7,500 pounds of payload. According to the National Air Transportation Association (“NATA”), there are approximately 3,000 holders of Part 135 charter certificates. These include 2,550 for fixed wing aircraft and 450 for helicopter operators.

NATA also reports that the business traveler accounts for approximately 70 percent of the market for charter activity, with leisure activity representing the remaining 30 percent. Further, approximately 30 percent of charter travelers have almost totally abandoned the scheduled airlines for their travel needs.

Because the charter management segment is populated by primarily small, private companies, financial and statistical data is difficult to acquire. However, according to the industry publication Air Charter Guide, the total on-demand charter fleet in the United States is comprised of 6,411 aircraft. The jet component of this number, exclusive of airliner-sized equipment, was 1,950 with each category - light, mid, and heavy - having increased in size versus prior years.

The FBO segment of the industry is also highly fragmented - being populated by, according to NATA, over 3,000 operators who serve customers at one or more of the over 3,000 airport facilities across the country that have at least one paved 3,000-foot runway. The vast majority of these companies are single location operators. NATA further characterizes companies with operations at three or more airports as “chains.” An operation with FBOs in at least two distinctive regions of the country is considered a “national” chain. Multiple locations within a single region are considered “regional” chains.

We believe the general aviation market has historically been somewhat cyclical, with revenues correlated quite closely with general economic conditions in the United States. We also believe that the marketplace is experiencing a significant rebound in market and financial performance for three reasons:

•
The economic downturn that marked the post-9/11 period has rebounded. FirstFlight believes the current relatively positive general condition of the US economy is benefiting the general aviation category.

•
The events of 9/11 were also catalytic in effecting a fundamental change in the demand for private aviation services. With the increase of security initiatives at the country’s major airports and the concomitant increase in check-in delays, there has been an increase in the number of business and high end leisure travelers who are using private aircraft for their travel needs.

•
There is a new generation of private jet aircraft coming on the market, which is more affordable but has less-than-transcontinental range. As this new generation of private jet aircraft begins to proliferate, we believe there will be a resultant demand for more FBO services in secondary markets as well as in middle America, where these aircraft might be expected to put down and take on fuel en route to their final destinations.

As of March 31, 2007, the Company had cash and cash equivalents of $1,363,755 and had working capital of $200,233. The Company generated revenue of $11,245,281 for the three months ended March 31, 2007. Since inception, the Company has incurred, in the aggregate, net losses and net losses applicable to common stockholders of $6,053,802 and $12,640,175, respectively for the period January 17, 2003 (date of inception) through March 31, 2007. For the three months ended March 31, 2007, net cash provided by operating activities was $141,145 and net cash provided by investing activities was approximately $182,039.

As discussed in the section captioned “Management’s Discussion and Analysis or Plan of Operation” later in this prospectus, the Company has taken steps to reduce the level of expenditures for corporate operations by severing ties with two executives. These executives represented costs in 2006 of approximately $900,000, including severance and separation fees and stock-based compensation. Additionally, the Company settled litigation in 2006 that, including litigation and settlement related costs, represented approximately $150,000. The Company has also renegotiated favorable terms with certain vendors that management believes will represent a savings of almost $400,000 versus levels of historical spending, in part driven by the hiring of a chief financial officer and the corresponding elimination of an outside accounting consultant.

Other Potential Products

At this point in time, management contemplates maintaining focus on the three core segments of the aviation industry in which we currently operate - charter management, FBOs and aircraft maintenance. Any future expansion of offerings could come within products, services, or functions that support one, two or all of these segments.

Such expansion is not defined at the date of this prospectus, nor may it ever occur.

Marketing and Sales

The charter segment has a dedicated sales force whose key mission is to maintain and increase sales of charter activity primarily on its fleet of managed aircraft. Senior management personnel complement the efforts of this sales force by pursuing aircraft owners who could add their aircraft to our managed fleet.

Enhancements have also been made to the Company’s website that enables the sales force to more easily communicate with, and field requests from, both current and future clients.

Government Approvals

The charter management companies and FBOs that we operate and/or target for acquisition generally operate on municipal or other government owned real estate properties. Accordingly, at times we will need to obtain certain consents or approvals from those government entities in conjunction with our operation and/or acquisition. There can be no assurance that we shall obtain such consents on favorable terms. Any such failure could result in our not consummating an acquisition that we otherwise would consider.

Effect of existing or probable government regulation

Charter management companies and FBOs also operate under the supervision of the Federal Aviation Administration. Our efforts to charter aircraft, to dispense fuels, and to provide repair and maintenance services are under the purview of local, regional and national regulatory agencies. We intend to comply with all government regulations. The adoption of new regulations could result in increased costs.

Competition

The segments of the aviation industry in which we compete are highly fragmented. Within the base of competition in each segment are local, regional and national companies.

Management believes that the current fleet of aircraft managed by its charter division is highly competitive in terms of the type and number of aircraft it can deploy for charter. As of March 31, 2007, the charter fleet was comprised of 17 jet aircraft that are generally recognized as attractive by aircraft charter clients, including aircraft by well-known manufacturers Gulfstream, Raytheon, Lear, Cessna, and Bombardier.

The FBO segment of the industry, the vast majority of which are independent, single location operators, is characterized by competition in both pricing and service due to the fair amount of flexibility for aircraft in transit to choose from a number of FBO options within a 200-300 mile radius. As we grow our business, we forecast that our larger size will provide us with greater buying power from suppliers, and thus provide us with lower costs, which would thereby allow for a more aggressive pricing policy against some competition. More importantly, we believe that the higher level of customer service offered in our facilities will allow us to draw additional aircraft and thus compete successfully against other FBOs of any size.

Costs and effects of complying with environmental laws

In dispensing fuels and in maintenance and repair operations, we handle virgin and waste petroleum lubricants. The handling of these materials is subject to federal, state and local environmental laws. The Company intends to comply with these laws as part of its standard operating practice. The cost of this compliance is considered a normal cost of operations.

Employees

As of March 31, 2007, we employed 121 person, of whom 92 were employed on a full-time, three of whom are executive officers of the Company; the balance are employed within our segment operations in New York, New Jersey, Pennsylvania, and Kansas.

Description of Property

We lease office space at the following locations:

Location	Purpose	Space	Annual Rental	Expiration

236 Sing Sing Road Horseheads, New York (1)	Executive offices and principal facility of our charter segment	24,050 square feet	$160,582	September 22, 2020

101 Hangar Road WB/Scranton Int’l Airport Avoca, PA	Pennsylvania service location of our FBO segment.	24,000 square feet	$75,000	August 21, 2013

2145 S. Air Service Road, Garden City, KS	Kansas service location of our FBO segment	17,640 square feet	$18,600	March 31, 2015

225 Liberty Street, 2nd Floor Little Ferry, NJ	Office facility of our charter sales department	800 square feet	$20,100	Month-to-month

(1) This location is leased from a related party to whom in the year ended December 31, 2006 and 2005 we paid a total amount for rent of approximately $161,000 and $43,000, respectively.

We believe that our space is adequate for our immediate needs and that, if additional space is required, whether due to the scheduled expiration of a lease or otherwise, it would be readily available at commercially reasonable rates.

We have no current intention to invest in real estate, other than in connection with the acquisition of an aviation services property. While we may purchase the common stock of companies as a means of acquisition of that entity, we have no intent to passively hold or invest in the common stock of companies in these aviation businesses.

Legal Proceedings

As of March 31, 2007, the Company was not a party to any pending legal proceeding as to which disclosure was required pursuant to Item 103 of Regulation S-B of the Securities and Exchange Commission.

Directors, Executive Officers, Promoters and Control Persons

Directors and Executive Officers

The following table contains certain information related to the directors and executive officers of FirstFlight as of April 30, 2007:

Name	Age	Position

John H. Dow	52	President, Chief Executive Officer and a Director

Ronald J. Ricciardi	45	Director, Vice Chairman of the Board

Keith P. Bleier	37	Senior Vice President, Chief Financial and Chief Accounting Officer

William B. Wachtel	52	Director, Chairman of the Board

William R. Colaianni	60	Director

Donald Hecht	73	Director

Thomas Iovino	54	Director

Jeffrey B. Mendell	53	Director

Stephen B. Siegel	62	Director

Alvin S. Trenk	77	Director

Each director of FirstFlight was re-elected at the annual meeting of stockholders on December 12, 2006 to serve until the next annual meeting of stockholders or until his successor is elected and shall have qualified. Each officer of FirstFlight is elected by the board of directors to serve at the discretion of the board.

Business History

John H. Dow - Director, President, Chief Executive Officer

Mr. Dow was first elected as a director of FirstFlight effective September 23, 2005. He was designated as President of the Charter Division on that date and as President of the FBO Division on September 25, 2006. He was elected President of FirstFlight on December 12, 2006 and designated as the Chief Executive Officer on the same date.

Mr. Dow formed Airborne, Inc. d/b/a FirstFlight Management in 1987, shortly after he acquired B & F Brake and Wheel Service. In 1989, he expanded Airborne’s services by adding a charter brokerage division to his management, charter and aircraft sales capabilities. In 1992, Airborne successfully developed and received worldwide FAR Part 135 Certification. Mr. Dow is a licensed pilot with an Air Transport Type rating in Gulfstream aircraft. He is a member of the National Business Aviation Association Operations Committee as well as the National Air Transport Association and served on the aviation committee for the Elmira/Corning Regional Airport.

Ronald J. Ricciardi - Director, Vice Chairman of the Board

Mr. Ricciardi had served as the President and a director of the Arizona FBO Air since its inception and was designated as its Chief Executive Officer on January 2, 2004. He was elected the President and a director of FirstFlight and designated as its Chief Executive Officer effective with the reverse merger transaction on August 20, 2004. On December 12, 2006, he was elected as Vice Chairman of the Board.

Mr. Ricciardi is a senior executive with extensive general management experience in entrepreneurial and large companies. Before joining the Arizona FBO Air, Mr. Ricciardi was President and CEO of P&A Capital Partners, Inc., an entertainment finance company established to fund the distribution of independent films. Mr. Ricciardi was also co-founder, Chairman and CEO of eTurn, Inc., a high technology service provider, for which he developed a consolidation strategy, negotiated potential merger/acquisition candidates, prepared private placement materials and executed numerous private, institutional and venture capital presentations. After a management career at Pepsi-Cola Company and the Perrier Group of America, Mr. Ricciardi was President and CEO of Clearidge, Inc., a leading regional consumer products company, where he provided strategic and organizational development, and led a consolidation effort that included 14 transactions, which more than tripled company revenue over four years.

Keith P. Bleier - Senior Vice President and Chief Financial and Chief Accounting Officer

Mr. Bleier was elected as Senior Vice President of FirstFlight, and designated as its Chief Financial Officer, effective September 15, 2006. Mr. Bleier was designated as our Chief Accounting Officer on December 12, 2006.

Prior to his engagement by FirstFlight and commencing in September 2002, Mr. Bleier, who is a certified public accountant, served as a Principal of the Business Advisory Group of Bonadio & Co. LLP, a certified public accounting firm. While serving in such capacity, among his duties was as the engagement manager in that firm’s representation of Airborne, Inc., which became a subsidiary of FirstFlight on September 23, 2005. From September 1998 to September 2002, he served as the principal accounting and financial officer of Montana Mills Bread Co., Inc., and its subsidiaries, which company’s common stock was listed on the American Stock Exchange prior to its purchase by Krispy Kreme Donut Corp. and which was a specialty retail and wholesale bakery manufacturer.

William B. Wachtel - Director, Chairman of the Board

Mr. Wachtel was first elected as a director of FirstFlight and its Chairman of the Board on March 31, 2005.

Mr. Wachtel has been a managing partner of Wachtel & Masyr, LLP, or its predecessor law firm (Gold & Wachtel, LLP), since its founding in August 1984. Such firm serves as corporate counsel to the Company. He is a co-founder of the Drum Major Institute, an organization carrying forth the legacy of the late Reverend Martin Luther King, Jr.

William R. Colaianni - Director

Mr. Colaianni was first elected as a director of FirstFlight on September 30, 2004.

Mr. Colaianni is currently a member of Holding Capital Group LLC, a private investment banking firm that invests in smaller middle market private companies. Holding Capital has been in business for over 25 years and has made investments in over 300 deals. Mr. Colaianni joined the firm in 1983. Structuring and financing of unique transactions is Holding Capital’s expertise. Mr. Colaianni also sits on the board of directors for seven privately-held companies and is the President of a $35 million veneer and plywood company in Georgia.

Prior to joining Holding Capital, Mr. Colaianni was Chief Operating Officer of Adidas Sports and Leisure, and was President of Pony Footwear. He was also a Vice President for Bankers Trust Company, New York, in charge of asset based lending. Before beginning his professional career, Mr. Colaianni served as a captain in the US Army.

Donald Hecht - Director

Mr. Hecht was first elected as a director of FirstFlight effective September 15, 2006.

Mr. Hecht has, since 1966, been a managing partner of Hecht And Company, P.C., a certified public accounting firm. He has served on the board of directors of other public companies.

Thomas Iovino - Director

Mr. Iovino was first elected as a director of FirstFlight effective September 15, 2006.

Mr. Iovino has, since 1983, managed his own contracting firm Judlaw Contracting, Inc., which firm had revenues approximating $150 million in 2005. He serves on the Board of Trustees of Rensselaer Polytechnic Institute, where he received his BS and Masters degrees in Civil Engineering.

Jeffrey B. Mendell - Director

Mr. Mendell was first elected as a director of FirstFlight on September 30, 2004.

Mr. Mendell is, and has been since 1983, the Chairman & CEO of JBM Realty, a private real estate company headquartered in Greenwich, CT. This company is active in the development, financing and sale of residential and commercial properties. His most recent project was the development of Greenwich Shore, a luxury rental apartment project overlooking Long Island Sound in Greenwich, CT.

Earlier in his career, Mr. Mendell was an executive with Citicorp Real Estate, Inc. in New York City and he is a licensed real estate broker in the State of New York

Stephen B. Siegel - Director

Mr. Siegel was first elected as a director of FirstFlight effective September 15, 2006.

He currently serves as Chairman of Global Brokerage Services of CB Richard Ellis (“CBRE”), a worldwide premier full service real estate company. He was Chairman and Chief Executive Officer of Insignia/ESG, Inc., a premier commercial real estate company, from 1992 until its merger in July 2003 into CBRE. He serves on many charitable boards of trustees, including serving with his wife Wendy as Co-Chairs of the Council of National Trustees of the National Jewish Medical and Research Center.

Alvin S. Trenk - Director

Mr. Trenk was first elected as a director and the Chairman of the Board of FirstFlight effective with the reverse merger transaction on August 20, 2004. He resigned as the Chairman of the Board on March 31, 2005.

Mr. Trenk has served as Chairman and CEO of Air Pegasus since 1981 and, from 1997 to 2003, as Chairman, President and CEO of Sightseeing Tours of America, Inc. and Liberty Helicopters, Inc., privately held corporations operating public use heliports in New York and providing helicopter air tours and charter and air services. Mr. Trenk has also been Chairman and CEO of TechTron, Inc. since 1980. TechTron is a privately owned holding company with investment emphasis on emerging global market opportunities. From 1976 to 1980, Mr. Trenk was Vice Chairman of Kenton Corporation, a diversified publicly-traded corporation, where he also served as President and CEO of Charles Town Turf Club, owner and operator of thoroughbred race tracks in West Virginia, and Chairman and CEO of International Health Company, which owned and operated a national chain of artificial kidney centers.

Family Relationships

There are no family relationships among the directors and the executive officers of FirstFlight. Jeffrey M. Trenk, until October 31, 2006, the Executive Vice President for Business Development and a director since March 31, 2005, is the son of Alvin S. Trenk, another director of FirstFlight since August 20, 2004.

Other Directorships

Stephen P. Siegel is a trustee of Liberty Property Trust, a real estate investment trust traded on the New York Stock Exchange.

No other director of FirstFlight serves as a director of a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.

Code of Ethics

On May 19, 2006, the board of directors of FirstFlight adopted a Code of Ethics for application to the Company.

Committees of the Board of Directors

There are three committees of the board of directors: the Audit Committee comprised of William R. Colaianni, Chairman, Donald Hecht and Thomas Iovino; the Compensation Committee comprised of Jeffrey B. Mendell, Chairman, Stephen B. Siegel and Alvin S. Trenk, and the Nominating Committee comprised of Stephen B. Siegel, Chairman, Thomas Iovino and Jeffrey B. Mendell.

Executive Compensation

Summary Compensation Table

The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal year ended December 31, 2006. The following table sets forth the annual compensation paid by the Company for services performed on the Company's behalf for the fiscal years ended December 31, 2005 and 2006 with respect to any person who served as Chief Executive Officer of FirstFlight during fiscal 2006, the one other most highly compensated executive officer serving at December 31, 2006 whose total compensation exceeded $100,000 in fiscal 2006 and two other individuals who were not still serving as executive officers at December 31, 2006, but whose total compensation did exceed $100,000 in fiscal 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation ($)	All Other Compensation ($)(3)	Total ($)

John H. Dow, President and Chief Executive Officer (4)	2006 2005 (5)	150,000 40,700	100,000 27,100	— —	99,600 —	— —	— —	12,000 3,000	361,600 70,800

Ronald J. Ricciardi, Vice Chairman of the Board (4)	2006 2005	175,000 162,500	— —	— —	124,400 —	— —	— —	12,000 12,000	311,400 174,500

Keith P. Bleier, Senior VP, CFO and CAO	2006 (6) 2005	49,850 —	— —	— —	87,000 —	— —	— —	— —	136,850 —

Jeffrey M. Trenk, former Exec. VP, Bus Dev (7)	2006 2005	156,000 162,500	— —	— —	124,400 —	— —	— —	91,000 12,000	371,400 174,500

Robert J. Ettinger, former Chief Operating Officer (8)	2006 2005	150,000 112,500	100,000 75,000	— —	124,400 —	— —	— —	160,000 7,500	534,400 195,000

1.
Mr. Dow receives a base salary of $150,000 and a guaranteed bonus of $100,000; Mr. Ricciardi received a base salary of $175,000 in 2006 (effective January 1, 2007, Mr. Ricciardi is receiving a base salary of $125,000); and Mr. Bleier receives a base salary of $185,000 with annual increases of 5%.

2.
Mr. Dow received an option to purchase 250,000 shares on September 23, 2006. The option was priced at $0.40 per share, the closing sales price of our common stock on September 22, 2006, was vested immediately and is exercisable for five years. Mr. Ricciardi received an option to purchase 250,000 shares on April 1, 2006. The option was priced at $0.50 per share, the closing sales price of our common stock on March 31, 2006, was vested immediately and is exercisable for five years. Mr. Bleier received an option to purchase 250,000 shares effective September 1, 2006. The option was priced at $0.60 per share, a negotiated price, vests over one year and is exercisable for five years. Mr. Trenk received an option to purchase 250,000 shares on April 1, 2006. The option was priced at $0.50 per share, the closing sales price of our common stock on March 31, 2006, and was vested immediately. Mr. Ettinger received an option to purchase 250,000 shares on April 1, 2006. The option was priced at $0.50 per share, the closing sales price of our common stock on March 31, 2006, and was vested immediately. Mr. Trenk and Mr. Ettinger had to exercise their options within 90 days of their respective dates of separation from the Company or the options would be forfeited. Neither did, so the options were forfeited.

All options were valued using the Black-Scholes method.

3.
Mr. Dow receives the use of an automobile and related expenses paid by the Company; Mr. Ricciardi receives an auto allowance of $1,000 per month; and Mr. Bleier receives an auto allowance of $700 per month. Mr. Trenk received an auto allowance of $1,000 per month for the full year in 2005 and 10 months in 2006 as well as a separation payment of $81,000 upon termination effective October 31, 2006. Mr. Ettinger received the use of an automobile and related expenses paid by the Company for 9 months in 2005 and 12 months in 2006 as well as a severance allowance of $150,000 when his employment agreement was terminated effective December 28, 2006.

4.	Mr. Dow was first designated as the Chief Executive Officer of FirstFlight on December 12, 2006; prior thereto, Mr. Ricciardi served as the Chief Executive Officer of FirstFlight.

5.
As indicated in the subsection captioned “Employment Agreements” of this section captioned “Executive Compensation” in this prospectus, Mr. Dow’s employment agreement with Airborne, a subsidiary of FirstFlight, began on September 23, 2005 when Airborne was acquired by FirstFlight. The fiscal 2005 totals in the table reflect only his compensation in fiscal 2005 as paid by the Company while he was an employee.

6.
As indicated in the subsection captioned “Employment Agreements” of this section captioned “Executive Compensation” in this prospectus, Mr. Bleier’s employment agreement with the Company began on September 15, 2006. The fiscal 2006 totals in the table reflect only his compensation in fiscal 2006 as paid by the Company while he was an employee.

7.
As indicated in the subsection captioned “Employment Agreements” of this section captioned “Executive Compensation” in this prospectus, Mr. Trenk’s employment with the Company was terminated by mutual agreement effective October 31, 2006.

8.
As indicated in the subsection captioned “Employment Agreements” of this section captioned “Executive Compensation” in this prospectus, Mr. Ettinger’s employment with the Company was terminated without cause (as permitted) effective December 28, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable #)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

John H. Dow	250,000	—	— 250,000	0.40	09/22/2011

Ronald J. Ricciardi	250,000 250,000	— —	— — 250,000	1.60 0.50	03/31/2010 03/31/2011

Keith P. Bleier	—	250,000	— 500,000	0.60	09/01/2011

Jeffrey M. Trenk (2)	250,000 250,000	— —	— —	1.60 0.50	Forfeited 01/31/07 Forfeited 01/31/07

Robert J. Ettinger (2)	250,000 250,000	— —	— —	1.60 0.50	Forfeited 03/31/07 Forfeited 03/31/07

STOCK AWARDS(3)
Name	Number of Shares or Units Of Stock That Have Not Vested (#)	Market Value of Shares or Units Of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested ($)

John H. Dow	—	—	—	—

Ronald J. Ricciardi	—	—	—	—

Keith P. Bleier	—	—	—	—

Jeffrey M. Trenk	—	—	—	—

Robert J. Ettinger	—	—	—	—

1.
As part of his Employment Agreement, Mr. Dow (a) received on September 23, 2005 an option for 250,000 shares at $0.33 per share, upon which he made a cashless exercise on January 11, 2006 and for which he received 85,000 shares; (b) received on September 23, 2006 an option for 250,000 shares at $0.40 per share, the closing sales price of our common stock on September 22, 2006, which is currently exercisable; and (c) will receive on September 23, 2007 an option for 250,000 shares priced at the closing sales price as of September 22, 2007.

As part of his Employment Agreement, Mr. Ricciardi received (a) on April 1, 2005 an option for 250,000 shares at $1.60 per share, the closing sales price of our stock on March 31, 2005, which is currently exercisable; (b) on April 1, 2006 an option for 250,000 shares at $0.50 per share, the closing sales price on March 31, 2006, which is currently exercisable; and (c) as of April 1, 2007 an option for 250,000 shares at $0.39 per share, the closing sales price as of March 30, 2007, which is currently exercisable.

As part of his Employment Agreement, Mr. Bleier received (a) on September 1, 2006 an option for 250,000 shares at $0.60 per share, a negotiated price, which becomes exercisable on September 1, 2007; (b) will receive on September 1, 2007 an option for 250,000 shares priced at the closing sales price of our common stock as August 31, 2007, which shall become exercisable on September 1, 2008; and (c) will receive on September 1, 2008 an option for 250,000 shares priced at the closing sales price as of August 31, 2008, which shall become exercisable on September 1, 2009.

Each of the foregoing options expires five years from its respective grant date

2.
As part of his Employment Agreement, Mr. Trenk received (a) on April 1, 2005 an option for 250,000 shares at $1.60 per share, the closing sales price of our common stock on March 31, 2005, and (b) on April 1, 2006 an option for 250,000 shares at $0.50 per share, the closing sales price of our common stock on March 31, 2006. In connection with his separation from the Company, as described elsewhere in this prospectus, Mr. Trenk had not exercised his options as of January 31, 2007; as such these options have been forfeited.

As part of his Employment Agreement, Mr. Ettinger received (a) on April 1, 2005 an option for 250,000 shares at $1.60 per share, the closing sales price of our common stock on March 31, 2005, and (b) on April 1, 2006 an option for 250,000 shares at $0.50 per share, the closing sales price of our common stock on March 31, 2006. In connection with his separation from the Company, as described elsewhere in this prospectus, Mr. Ettinger had not exercised his options as of March 31, 2007; as such these options have been forfeited.

3.	FirstFlight has made no Stock Awards.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

William B. Wachtel	3,000	—	—	—	—	—	3,000

William R. Colaianni	3,000	—	—	—	—	—	3,000

Donald Hecht (3)	1,000	—	—	—	—	—	1,000

Thomas Iovino (3)	1,000	—	—	—	—	—	1,000

Jeffrey B. Mendell	3,000	—	—	—	—	—	3,000

Stephen B. Siegel (3)	1,000	—	—	—	—	—	1,000

Alvin S. Trenk	2,000	—	—	—	—	—	2,000

1.
Directors who are not employees of the Company are entitled to a fee of $1,000 per board meeting and $750 and $500 per committee meeting for committee chairman and committee member, respectively. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the board of directors.

2.
Each non-employee director is eligible to be granted an option to purchase shares of our common stock. On September 30, 2004, each of the then non-employee directors received an option expiring September 29, 2008 to purchase 25,000 shares with an exercise price of $0.01. This option did not become exercisable until September 30, 2005. On January 11, 2006, Mr. Colaianni made a cashless exercise of his option, receiving 24,375 shares of our common stock. On March 13, 2006, Mr. Mendell made a cashless exercise of his option, receiving 24,667 shares of our common stock. On January 26, 2007, Mr. Trenk made a cashless exercise of his option, receiving 24,194 shares of our common stock. On December 13, 2005, each of FirstFlight’s then non-employee directors received an option expiring on December 12, 2010 to purchase 25,000 shares with an exercise price of $0.64. The option became exercisable December 13, 2006. No options were granted to non-employee directors in 2006. However, on April 19, 2007, the Compensation Committee granted each of the seven non-employee director an option for 25,000 shares with an exercise price of $0.36.

3.	This director was elected to the board effective September 15, 2006 and attended one Board meeting in 2006.

Employment Agreements

On September 1, 2006, FirstFlight entered into an employment agreement effective as of September 15, 2006 with Keith P. Bleier. Mr. Bleier serves FirstFlight as a Senior Vice President and its Chief Financial Officer. The term of the agreement is for three years, which commenced on September 15, 2006, and thereafter automatically renews for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the start of any renewal period. Mr. Bleier’s base annual salary is $185,000 with annual increases of 5%. In addition, he may receive an annual performance bonus at the discretion of the board of directors. Mr. Bleier is to be granted an option each September 1 during the initial term to purchase 250,000 shares of our common stock, commencing September 15, 2006. The first option was granted effective September 1, 2006.

On September 23, 2005, Airborne and FirstFlight entered into an employment agreement dated as of September 23, 2005 with John H. Dow. Pursuant to the employment agreement, Mr. Dow is employed in the office of Chief Executive of Airborne. The term of the agreement is for three years, which commenced September 23, 2005, and thereafter automatically renews for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the start of any renewal period. Mr. Dow's base annual salary is $150,000, and he is guaranteed an annual bonus payment of $100,000, both the salary and the bonus payments to be paid in equal monthly installments. In addition, he may receive an annual performance bonus based on the Board's evaluation of Airborne's performance and his performance. Mr. Dow is to be granted an option each September 23 during the initial term to purchase 250,000 shares of our common stock. The first option was granted effective September 23, 2005 and the second option was granted effective September 23, 2006. On December 12, 2006, Mr. Dow was elected as the President of FirstFlight by the board of directors and designated as its Chief Executive Officer.

On March 31, 2005, the Board of Directors authorized execution of an amendment effective April 1, 2005 to the employment agreement dated as of January 2, 2004 for Ronald J. Ricciardi, then FirstFlight's President and Chief Executive Officer. This amendment provided that Mr. Ricciardi's employment under the Ricciardi Employment Agreement was effective April 1, 2005 and would continue for three years thereafter subject to automatic one-year renewals. The First Amendment increased his base salary to $175,000 and he is guaranteed an annual bonus payment of $100,000. Mr. Ricciardi is to be granted an option each April 1 during the initial term to purchase 250,000 shares of our common stock. The first option was granted effective April 1, 2005 and the second option was granted effective April 1, 2006. On December 12, 2006, Mr. Ricciardi was elected as Vice Chairman of the Board by the Board of Directors and, effective January 1, 2007, Mr. Ricciardi’s base salary was adjusted to $125,000 and the initial term was extended to March 31, 2009.

In all of the above-cited employment agreements (other than the agreements with Messrs. Dow and Bleier during the initial term), FirstFlight or, in the case of Mr. Dow, Airborne, may terminate such agreement, upon ten days’ prior written notice, without cause. In such event, each officer is entitled to one-year’s base salary as severance, in addition to his incentive bonus on a pro rata basis and to participate in non-cash employee benefit plans for a period of six months. All agreements have change of control provisions which involve the occurrence of one of these events: the sale of all of substantially all of the employer’s assets, a merger or consolidation of FirstFlight in which the then stockholders of FirstFlight own less than 50% of the shares of stock of the surviving corporation, or the sale of two-thirds or more of the outstanding shares of FirstFlight in one transaction. If the employee leaves within one year of the occurrence of the change of control event, then each employee has his unvested stock options vest and he is covered for six months under the employer’s non-cash employee benefit plans. In addition, each of Messrs. Dow and Bleier is entitled to one year’s base salary and his prior year incentive bonus as severance pay.

On March 31, 2005, the board of directors elected Jeffrey M. Trenk as an officer of FirstFlight, terminated Mr. Trenk's consulting agreement and entered into an employment agreement with Mr. Trenk dated April 1, 2005. Pursuant to the employment agreement, Mr. Trenk was employed as the Executive Vice President of Business Development of FirstFlight. The term of the employment agreement was for three years, which commenced April 1, 2005, and thereafter would have automatically renewed for additional one-year periods. Pursuant to the employment agreement, Mr. Trenk's base annual salary was $175,000. Mr. Trenk was to be granted an option each April 1 during the initial term to purchase 250,000 shares of our common stock. The first option was granted effective April 1, 2005 and the second option was granted effective April 1, 2006. Effective October 31, 2006, the employment agreement was mutually terminated. Mr. Trenk was also serving as a director of FirstFlight. Under the terms of the employment agreement separation, Mr. Trenk was paid the sum of $81,000 in lieu of any future monetary claims under the employment agreement. His right to receive an option effective April 1, 2007 was terminated and Mr. Trenk had until January 31, 2007 to exercise the outstanding options, which he did not.

On March 31, 2005, FirstFlight entered into an employment agreement dated as of April 1, 2005 with Robert J. Ettinger. Pursuant to the employment agreement, Mr. Ettinger was employed as the Chief Operating Officer of FirstFlight and as the President of its executive jet management group. The term of the employment agreement was for three years, which commenced April 1, 2005, and thereafter would have automatically renewed for additional one-year periods. Mr. Ettinger's base annual salary was $150,000 and he was guaranteed an annual bonus payment of $100,000, both the salary and the bonus payment to be paid in equal monthly installments. In addition, he was eligible to receive an annual performance bonus based on the board's evaluation of the Company's (particularly the Division's) performance and his performance. Mr. Ettinger was to be granted an option each April 1 during the initial term to purchase 250,000 shares of our common stock. The first option was granted effective April 1, 2005 and the second option was granted effective April 1, 2006. On December 18, 2006, FirstFlight gave notice to Mr. Ettinger, terminating without cause (as permitted) the employment agreement effective as of December 28, 2006. Mr. Ettinger was paid one-year’s severance pay of $150,000 and was eligible to participate in certain non-cash benefit plans of the Company for a period of six months. His right to receive an option effective April 1, 2007 was terminated and Mr. Ettinger had until March 31, 2007 to exercise the outstanding options, which he did not.

Additional Narrative Disclosure

FirstFlight does not offer a defined retirement or pension plan. Tech and Airborne both maintained 401k plans prior to their acquisition by FirstFlight. Those plans have been merged into the FirstFlight 401k Plan, which covers all employees. The newly merged Plan contains an option for the Company to match each participant’s contribution. Any Company contribution vests over five-year period on a 20% per year basis. During 2006, the Company matched participant contributions at a rate of 50% of the first 6% of participant referrals. Company contributions to the plan totaled approximately $61,000 and $10,000 for the years ended December 31, 2006 and 2005, respectively.

Certain Relationships and Related Transactions

General

The Company leases its principal facility in Elmira, NY from John H. Dow, the President, the Chief Executive Officer and a director of FirstFlight, and his wife. See Note 19 to the Consolidated Financial Statements elsewhere in this prospectus. During the years ended December 31, 2006 and 2005, we paid approximately $161,000 and $43,000, respectively, in rent under the lease agreement.

On May 24, 2006, Airborne entered into an agreement to lease an aircraft from a company, of which one of its members is Mr. Dow and the other member is an employee of its charter segment. The terms of the lease provided for the payment of rent of $17,000 per month and a charge of $600 for each hour of aircraft use. The lease agreement further provided that this aircraft would be managed by FirstFlight through its charter segment, and through which the Company would retain 90% of the associated charter revenue. The Company made use of this aircraft for certain business travel needs and paid these expenses to the lessor. During the three months ended March 31, 2007 and 2006, FirstFlight recorded no revenue or expenses in conjunction with the lease of this aircraft. The lease agreement was subsequently terminated in February 2007 and was replaced by the lease described in the following paragraph.

On April 26, 2007, Airborne entered into an agreement to lease an aircraft from a company, of which one of its members is Mr. Dow and the other member is an employee of its charter segment. The terms of the lease provide for the payment of rent of $20,000 per month and a charge of $500 for each hour of aircraft use. The lease agreement, which is for a period of one year, further provides that this aircraft will be managed by FirstFlight through its charter segment, and through which the Company will retain 90% of the associated charter revenue.

The firm of Wachtel & Masyr, LLP is corporate counsel to the Company. William B. Wachtel, FirstFlight’s Chairman of the Board, is a managing partner of this firm. During the three months ended March 31, 2007, the Company was billed for legal services of approximately $34,000. At March 31, 2007, the Company has recorded in accounts payable an obligation for legal fees of approximately $598,000 related to these legal services.

The charter division of the Company manages several aircraft owned by an entity in which Mr. Wachtel along with two other directors of FirstFlight, Thomas Iovino and Stephen B. Siegel, are members. During the three months ended March 31, 2007, the Company recorded revenue and expenses of $1,009,519 and $828,604, respectively, related to the Company’s management of these aircraft. At March 31, 2007 the Company had recorded in accounts receivable a balance of approximately $644,000 owed from this entity. During the three months ended March 31, 2006, the Company recorded revenue and expenses of $1,264,791 and $1,017,430, respectively, related to the management of the aircraft.

Director Independence

FirstFlight’s board of directors uses the definition of the Nasdaq Stock Market in determining whether a director is independent. Under such definition, each of William R. Colaianni, Donald Hecht, Thomas Iovino, Jeffrey B. Mendell and Stephen B. Siegel qualifies as independent. Accordingly, all members of the Audit Committee and all members of the Nominating Committee qualify as independent. Of the three members of the Compensation Committee, only Alvin S. Trenk would not qualify as independent because he is the father of a former director and executive officer who first resigned on October 31, 2006.

In making its determination as to the independence of the five directors listed above, the board did not consider any transactions, relationships or arrangements of such directors with the Company because there were none other than compensation arrangements for service applicable to them generally.

Security Ownership of Certain Beneficial Owners and Management

The following table presents certain information as of April 30, 2007 regarding the beneficial ownership of our Common Stock by:

•	each of our current executive officers and directors; and

•	all of our directors and current executive officers as a group; and

•	each other person or entity known by us to own beneficially 5% or more of our issued and outstanding common stock.

Information as to two former executive officers named in the Summary Compensation Table in the section “Executive Compensation” earlier in this prospectus may be found in Note (17) to the following table.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)

John H. Dow (2)	4,268,534(3)	11.4%
c/o FirstFlight, Inc.
236 Sing Sing Road
Horseheads, NY 14845

Ronald J. Ricciardi (4)	1,893,575(5)	5.1%
c/o FirstFlight, Inc.
230 Sing Sing Road
Horseheads, NY 14845

Keith P. Bleier	0(6)	less than 1%
c/o FirstFlight, Inc.
236 Sing Sing Road
Horseheads, NY 14845

William B. Wachtel (7)	6,761,243(8)(9)	17.6%
c/o Wachtel & Masyr, LLP
110 East 59th Street
New York, NY 10022

William R. Colaianni (10)	49,375(9)(11)	less than 1%
c/o Holding Capital Group LLC
630 Third Avenue
New York, NY 10017

Donald Hecht (10)	266,700(9)(12)	less than 1%
c/o Hecht and Company, P.C.
111 West 40th Street
20th Floor
New York, NY 10018

Thomas Iovino (10)	2,000,250(9)(13)	5.4%
c/o Judlaw Contracting, Inc.
26-15 Ulmer Street
College Point, NY 11354

Jeffrey B. Mendell (10)	285,293(9)(14)	less than 1%
c/o JBM Realty Capital Corp.
100 Putnam Green
Greenwich, CT 06830

Stephen B. Siegel (10)	533,400(9)(15)	1.5%
c/o CB Richard Ellis
200 Park Avenue
New York, NY 10165

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)

Alvin S. Trenk (10)	1,797,944(9)(16)	4.8%
350 East 79th Street
Apartment 38C
New York, NY 10021

All directors and officers As a group (10 in number) (17)	17,856,314	42.4%

Peter Nordin	1,957,359(18)	5.3%
Bakkerevej OA
Snekkersten, Denmark

Martin Sands and Steven Sands	3,578,029(19)	9.7%
c/o Laidlaw & Company (UK) Ltd.
90 Park Avenue
New York, NY 10016

(1)
The percentages computed in the table are based upon 36,582,987 shares of our common stock which were outstanding on April 30, 2007. Effect is given, pursuant to Rule 13-d(1)(i) under the Securities Exchange Act of 1934, to shares of our common stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days of April 30, 2007.

(2)
John H. Dow was the President of the FirstFlight Operating Divisions prior to December 12, 2006 and is a director of FirstFlight. On December 12, 2006, he became the President and Chief Executive Officer of FirstFlight.

(3)
Of the shares of our common stock reported in the table as being beneficially owned by Mr. Dow, (a) 1,166,667 shares are owned by his wife Daphne Dow; (b) they share beneficial ownership of (i) 1,000,200 shares and (ii) a warrant expiring August 31, 2011 to purchase 600,000 shares which is currently exercisable; and (c) 250,000 shares are issuable upon the exercise by him of an option expiring September 22, 2011 which is currently exercisable.

(4)
Ronald J. Ricciardi was the President and the Chief Executive Officer of FirstFlight prior to December 12, 2006 and is a director of FirstFlight. On December 12, 2006, he was elected Vice Chairman of the Board.

(5)
The shares of our common stock reported in the table include (a) 250,000 shares issuable upon the exercise of an option expiring March 31, 2010; (b) 250,000 shares issuable upon the exercise of an option expiring March 31, 2011; (c) 250,000 shares issuable upon the exercise of an option expiring on March 31, 2012; and (d) 100,000 shares issuable upon the exercise of a warrant expiring August 31, 2011. Each of the three options and the warrant is currently exercisable.

(6)
The shares of our common stock reported in the table do not include 250,000 shares issuable upon the exercise of an option expiring on August 31, 2011 which shall become exercisable on September 1, 2007.

(7)	William B. Wachtel is the Chairman of the Board and a director of FirstFlight.

(8)
The shares of our common stock reported in the table include (a) 208,336 shares issuable upon the exercise of a warrant expiring March 31, 2010; (b) 800,000 of the 1,200,000 shares subject to a warrant expiring September 22, 2010; (c) 750,000 shares issuable upon the exercise of a warrant expiring August 31, 2011; and (d) 25,000 shares issuable upon the exercise of an option expiring December 12, 2010. All three warrants and the option are currently exercisable. The shares of our common stock reported in the table do not reflect (x) 333,400 shares of our common stock and (y) 200,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 (which is currently exercisable) acquired by Wachtel & Masyr, LLP, our corporate counsel, in the private placement which we closed on September 1, 2006. Mr. Wachtel is a managing partner of such firm, but does not have sole dispositive or voting power with respect to his firm’s securities.

(9)	The shares of our common stock reported in the table do not include 25,000 issuable upon the exercise of an option expiring April 18, 2012 which does not become exercisable until April 19, 2008.

(10)	The reporting person is a director of FirstFlight.

(11)	The shares of our common stock reported in the table include 25,000 shares issuable upon the exercise of an option expiring December 12, 2010 which is currently exercisable.

(12)	The shares of our common stock reported in the table include 100,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 which is currently exercisable.

(13)	The shares of our common stock reported in the table include 750,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 which is currently exercisable.

(14)
The shares of our common stock reported in the table include (a) 50,000 shares issuable upon the exercise of a warrant expiring March 31, 2010 which is currently exercisable and (b) 25,000 shares issuable upon the exercise of an option expiring December 12, 2010 which is currently exercisable.

(15)	The shares of our common stock reported in the table include 200,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 which is currently exercisable.

(16)
The shares of our common stock reported in the table include (a) 400,000 shares of the 1,200,000 shares subject to a warrant expiring September 22, 2010; (b) 25,000 shares issuable upon the exercise of an option expiring December 12, 2010; and (c) 500,000 shares issuable upon the exercise of a warrant expiring August 31, 2011. Each of the warrants and the option are currently exercisable.

(17)
The table does not reflect any shares beneficially owned by two former executive officers (i.e., Jeffrey M. Trenk and Robert J. Ettinger) who are named in the Summary Compensation Table in the section captioned “Executive Compensation” earlier in this prospectus, but who ceased to be executive officers of FirstFlight as of October 31, 2006 and December 28, 2006, respectively. Because Mr. Trenk’s wife and her daughter reside in the same residence as he does, he may be deemed the beneficial owner, as of March 31, 2007, of an aggregate of 1,445,355 shares of our common stock, or 4.0% of the outstanding shares of our common stock as of that date; however, he disclaims beneficial ownership of the aggregate of 1,106,859 shares owned by his wife and her daughter because he has no dispositive or voting power over such shares. Mr. Ettinger owned no shares of our common stock as of March 31, 2007.

(18)
Peter Nordin beneficially owns (a) 556,877 shares of our common stock and (b) 150,000 shares issuable upon the exercise of an investor warrant expiring March 31, 2010. Peter Nordin APS owns (a) 983,815 shares of our common stock and (b) 266,667 shares issuable upon the exercise of a warrant expiring March 31, 2010. The investor warrants are currently exercisable. Peter Nordin may be deemed the beneficial owner of both the shares he owns personally and those of Peter Nordin APS because he has sole dispositive power and sole voting power with respect to the latter’s shares.

(19)
Each of Martin Sands and Steven Sands has dispositive power and voting power with respect to the shares of our common stock (including the shares issuable upon the exercises of warrants) owned by Sands Brothers Venture Capital III LLC and three other Sands Brothers funds. No one of these funds individually owns as much as 5% of the outstanding shares of our common stock as of April 30, 2007. As a result of the Sands possessing such dispositive and voting powers each may be deemed the beneficial owner with respect to the shares of our common stock held by each of these stockholders. However, each disclaims beneficial ownership of these shares.

Plan of Distribution

Eligible Shares

The selling stockholders will re-offer, pursuant to this prospectus, shares of our common stock which we:

•	have issued as a part of the units we sold to investors in our private placement which we closed on September 1, 2006,

•	shall issue upon the exercises of common stock purchase warrants issued as part of the units we sold to investors in the private placement described in the preceding bullet,

•	shall issue upon the exercise of a common stock purchase warrant issued as additional consideration for a loan, the proceeds from which we used to finance the acquisition of Airborne, and

•	have issued shares of our common stock in settlement of a lawsuit

There can be no certainty as to when and if our common stock purchase warrants will be exercised. Your attention is directed to the section captioned “Description of Securities-Warrants” in this prospectus for a description of when FirstFlight may redeem the common stock purchase warrants, in which event we believe that the holders are likely to exercise the common stock purchase warrants if the Company is otherwise performing to their satisfaction.

FirstFlight has filed the registration statement of which this prospectus constitutes part I as required by the registration rights commitment in subscription agreements which it executed with the investors in our private placement which we closed on September 1, 2006. We are obligated to keep the registration statement effective until the earlier date (i) when all securities have been sold, whether pursuant to this prospectus or pursuant to an exemption from the registration requirement of the Securities Act of 1933, or (ii) when all securities may be sold pursuant to the exemption of Rule 144(k) under the Securities Act of 1933. We granted registration rights to the other selling stockholders.

The term “selling stockholders” as used by us in this prospectus includes pledgees, donees, transferees or other successors in interest selling shares of our common stock received after the date of this prospectus from one or more of the selling stockholders named in the table commencing on page 26 as a pledge, gift, partnership distribution or other non-sale related transfer.

Distribution Method

All of the selling stockholders have advised us that they may sell, from time to time, pursuant to this prospectus, their shares of our common stock (an aggregate of 14,659,273 shares as of the date of this prospectus) on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale. They have also advised us that their sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. In addition, the selling stockholders may sell, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933. As of the date of this prospectus, none of the shares of our common stock being offered pursuant to this prospectus had met the one-year holding requirement of paragraph (d) to become eligible for sale pursuant to Rule 144 under the Securities Act. On May 23, 2007, the closing sales price as reported on the OTB Bulletin Board was $0.35 per share.

The selling stockholders have advised us that they will act independently of each other. They may sell the shares of our common stock pursuant to this prospectus by one or more of the following methods, without limitation:

(a)
a block trade on which the broker-dealer so engaged will attempt to sell the shares of our common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by the broker-dealer as principal and resales by such broker-dealer for its account pursuant to this prospectus;

(c)	ordinary brokerage transactions and transactions in which the broker solicits, or acts as an intermediary for, purchasers; or

(d)	face-to-face transactions between the selling stockholder and purchasers without a broker-dealer.

In effecting sales, a broker-dealer engaged by a selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholder in amounts which will be negotiated immediately prior to sale. This compensation to a particular broker-dealer might be in excess of customary commissions for routine market transactions. Brokers or dealers and any participating brokers or dealers acting as described in this paragraph may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with these sales. Any profits realized by the selling stockholder and the compensation of such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, a purchase by a broker or dealer, or any special offering other than an underwritten offering, we shall file a post-effective amendment to the registration statement of which this prospectus is part I to amend the prospectus. In such amendment we shall disclose (a) the name of each broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and (f) other facts material to the transaction. As of the date of this prospectus, we have received no such notice.

In the event that a group of selling stockholders advises us that they have engaged an underwriter to sell for them and any other selling stockholder who or which so advises, we shall file a post-effective amendment to the registration statement of which this prospectus is part I so that a new amended prospectus will become available describing the underwritten offering, whether on a firm commitment or best efforts basis. As of the date of this prospectus, we have received no such advice.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in, or transfer or assign, some or all of the shares of our common stock owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of a default, and the transferees and assignees shall, be deemed to be selling stockholders for the purpose of this prospectus. The number of shares of our common stock beneficially owned by a selling stockholder who or which so transfers, pledges or assigns will decrease as and when the selling stockholder takes such action. The plan of distribution for the selling stockholder’s shares of our common stock sold hereunder will otherwise remain unchanged by reason of a transfer, pledge or assignment.

In order to comply with the securities laws of some states, the shares of our common stock will have to be sold for a selling stockholder in those states only through brokers or dealers registered or licensed in those states.

We have advised the selling stockholders of the requirement under the Securities Act of 1933 that each of them, or any broker-dealer acting for the selling stockholder, must deliver a copy of this prospectus in connection with any resale by such selling stockholder of shares of our common stock utilizing this prospectus, subject to our compliance with Rule 172 under the Securities Act of 1933. It is our intention to make the filing with the Commission required by Rule 172.

We have also undertaken, if, in our opinion in the future, this prospectus no longer complies with Section 10(a)(3) of the Securities Act of 1933, to advise the selling stockholders of this opinion, to request that the selling stockholders cease use of this prospectus and to confirm our then intention to amend the registration statement of which this prospectus is part I in order to effect such compliance.

Compliance

We have also advised each of the selling stockholders that a court may determine at a later date that he, she or it is an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933. In such event the selling stockholder may be found liable for monetary damages to purchasers under Sections 11, 12(2) and 15 of the Securities Act of 1933 if there are any defects in this prospectus (i.e., material misstatements or omissions). We have also advised them that they may be found liable under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder for such material misstatements or omissions, if any.

We and the selling stockholders are obligated to take such steps as may be necessary to ensure that the offer and sale by the selling stockholders of an aggregate, as of the date of this prospectus, of 14,659,273 shares of our common stock offered by this prospectus will comply with the requirements of the federal securities laws and regulations, including Regulation M.

In general, Rule 102 under Regulation M prohibits any selling stockholder or a broker-dealer acting for such selling stockholder from, directly or indirectly, bidding for, or purchasing, any shares of our common stock, or attempting to induce any person to bid for, or to purchase, shares of our common stock during a restricted period (as such term is defined in Rule 100) which ends when he, she or it has completed his, her or its participation in a distribution of shares in an offering made pursuant to this prospectus. Rule 102 sets forth certain exceptions for the selling stockholder, including exercising a stock option or warrant. For purposes of the Rule, exercise of an investor warrant, a co-investor warrant or a placement agent’s warrant would be excepted.

We are bearing all costs relating to the registration of the shares of our common stock offered by this prospectus. Any commissions, discounts or other fees payable to a broker-dealer in connection with any sale of shares of our common stock will be borne by the selling stockholder selling such shares.

Selling Stockholders

The next following table for each selling stockholder indicates as of the date of this prospectus.

•	the name of the selling stockholder,

•	the number of shares of our common stock beneficially owned as of April 30, 2007,

•	the number of shares of our common stock to be offered pursuant to this prospectus, and

•	the number of shares of our common stock to be beneficially owned if all of the shares to be offered pursuant to this prospectus are sold.

The table indicates the percentage of beneficial ownership before and after the proposed sales. During the past three years, none of the selling stockholders had any position, office or other material relationship with us, any predecessor or any affiliate of the Company except as a stockholder and except that William B. Wachtel is the Chairman of the Board and a director of FirstFlight; John H. Dow is the President, the Chief Executive Officer and a director of FirstFlight; Ronald J. Ricciardi is the Vice Chairman of the Board and a director of FirstFlight, and each of Donald Hecht, Thomas Iovino, Stephen B. Siegel and Alvin S. Trenk is a director of FirstFlight. In addition, Wachtel & Masyr, LLP is corporate counsel to the Company. Reference is made to the section captioned “Certain Relationships and Transactions and Corporate Governance” earlier in this prospectus for information as to certain transactions between Messrs. Wachtel, Ricciardi, Dow and Trenk, on the one hand, and FirstFlight, on the other hand, other than the selling stockholder acting as a security holder of FirstFlight.

Institutional Capital Management, Inc. (“ICM”), a broker-dealer and one of the selling stockholders, initiated a suit in early 2005 against FirstFlight and others seeking damages of $100,000 arising from Shadow Bend’s ( i.e. , FirstFlight’s predecessor) cancellation of a stock certificate in the year 2002 evidencing shares allegedly sold by ICM for the account of a stockholder of Shadow Bend. FirstFlight settled the suit against it on May 31, 2006 by agreeing, in part, to issue 57,598 shares of our common stock which ICM is offering as a selling stockholder pursuant to this prospectus. ICM may put back the shares to FirstFlight for $29,375 at any time on or prior to May 31, 2007.

The selling stockholders named therein were offering an aggregate of 14,684,273 shares of our common stock pursuant to FirstFlight’s prospectus dated January 4, 2007; however, on February 26, 2007, one such selling stockholder, who received 25,000 shares of our common stock in settlement of a lawsuit, subsequently elected, as he was permitted in his settlement agreement, to put such 25,000 shares to FirstFlight for a cash payment of $18,375. Accordingly, the number of shares offered pursuant to this prospectus was reduced to an aggregate of 14,659,273 shares.

The selling stockholders are offering, by this prospectus, as of the date of this prospectus, as indicated in the next following table, an aggregate of 14,659,273 shares of our common stock, as follows:

(1) an aggregate of 8,376,675 shares which we sold to investors as part of units in the private placement which we closed on September 1, 2006,

(2) an aggregate of 5,025,000 shares which we shall issue upon the exercises of common stock purchase warrants which we sold to investors as part of units in the private placement which we closed on September 1, 2006,

(3) an aggregate of 1,200,000 shares which we shall issue upon the exercise of a common stock purchase warrant which we issued as additional consideration for a loan, the proceeds of which loan were used to finance the acquisition of Airborne, and

(4) an aggregate of 57,598 shares which we issued in settlement of a lawsuit as described in the second preceding paragraph.

Each of the following symbols as used in the following table shall have the meaning assigned to it as below:

Symbol	Meaning

IS	Shares of our common stock purchased by investors as part of units in our private placement in September 2006.
IW	Shares of our common stock issuable upon exercise of our investor warrants purchased as part of units in our private placement in March/April 2005.
LW	Shares of our common stock issuable upon exercise of a warrant issued as additional consideration for a loan.
LS	Shares of our common stock issued upon settlement of a lawsuit.
OS	Shares of our common stock issued for a reason other than the foregoing reasons.
TS	The total of all of the shares of our common stock beneficially owned by a selling stockholder.

Where a particular symbol is not shown for the selling stockholder, he, she or it does not own shares falling in that category.

Table of Selling Stockholders

		Number of Sales			Beneficial Ownership (1)
Name of		Before		After	Before	After
Selling Stockholder		Sale	Offered	Sale	Sale	Sale

William B. Wachtel (2)	IS	1,250,250	1,250,250	0
	IW	750,000	750,000	0
	LW	800,000	800,000	0
	OS	3,960,993	0	3,960,993
	TS	6,761,243	2,800,250	3,960,993	17.6%	9.8%

John H. Dow and Daphne Dow (3)	IS	1,000,200	1,000,200	0
	IW	600,000	600,000	0
	OS	2,668,334	0	2,668,334
	TS	4,268,534	1,600,200	2,668,334	11.4%	6.8%

Ronald J. Ricciardi (4)	IS	166,700	166,700	0
	IW	100,000	100,000	0
	OS	1,376,875	0	1,376,875
	TS	1,643,575	266,700	1,376,875	4.4%	3.6%

Alvin S. Trenk (5)	IS	833,500	833,500	0
	IW	500,000	500,000	0
	LW	400,000	400,000	0
	OS	64,444	0	64,444
	TS	1,797,944	1,733,500	64,444	4.8%	less than 1%

Thomas Iovino (5)	IS	1,250,250	1,250,250	0
	IW	750,000	750,000	0
	TS	2,000,250	2,000,250	0	5.4%	less than 1%

Stephen B. Siegel (5)	IS	333,400	333,400	0
	IW	200,000	200,000	0
	TS	533,400	533,400	0	1.5%	less than 1%

Donald Hecht (5)	IS	166,700	166,700	0
	IW	100,000	100,000	0
	TS	266,700	266,700	0	less than 1%	less than 1%

George P. Zampelli	IS	500,100	500,100	0
	IW	300,000	300,000	0
	TS	800,100	800,100	0	2.2%	less than 1%

Zetec LLC(6)	IS	500,100	500,100	0
	IW	300,000	300,000	0
	TS	800,100	800,100	0	2.2%	less than 1%

Stephen Meyers	IS	500,100	500,100	0
	IW	300,000	300,000	0
	TS	800,100	800,100	0	2.2%	less than 1%

		Number of Sales			Beneficial Ownership (1)
Name of		Before		After	Before	After
Selling Stockholder		Sale	Offered	Sale	Sale	Sale

Claude Nahum	IS	333,400	333,400	0
	IW	200,000	200,000	0
	TS	533,400	533,400	0	1.5%	less than 1%

Isaac Franco	IS	333,400	333,400	0
	IW	200,000	200,000	0
	TS	533,400	533,400	0	1.5%	less than 1%

Wachtel & Masyr, LLP (7)	IS	333,400	333,400	0
	IW	200,000	200,000	0
	TS	533,400	533,400	0	1.5%	less than 1%
	IS	166,700	166,700	0

Mitchell Grabow and Patricia Grabow	IW	100,000	100,000	0
as joint tenants Ventures	TS	266,700	266,700	0	less than 1%	less than 1%

Melvyn I. Weiss	IS	166,700	166,700	0
	IW	100,000	100,000	0
	TS	266,700	266,700	0	less than 1%	less than 1%

Hooshmond Brookhim	IS	166,700	166,700	0
	IW	100,000	100,000	0
	TS	266,700	266,700	0	less than 1%	less than 1%

Martin Edelman	IS	166,700	166,700	0
	IW	100,000	100,000	0
	TS	266,700	266,700	0	less than 1%	less than 1%

Dorothy Breslin	IS	166,700	166,700	0
	IW	100,000	100,000	0
	TS	266,700	266,700	0	less than 1%	less than 1%

Robert Gerstein	IS	41,675	41,675	0
	IW	25,000	25,000	0
	OS	76,250	0	76,250
	TS	142,925	66,675	76,250	less than 1%	less than 1%

International Capital Management, Inc.(8)	LS	57,598	57,598	0
	TS	57,598	57,598	0	less than 1%	less than 1%

(1)
The percentages computed in the table are based upon 36,582,987 shares of our common stock which were outstanding on April 30, 2007. Effect is given, pursuant to Rule 13-d(1)(i) under the Securities Exchange Act of 1934, to shares of our common stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days of April 30, 2007.

(2)
William B. Wachtel is the Chairman of the Board and a director of FirstFlight and a managing partner of Wachtel & Masyr, LLP, corporate counsel to the Company. The shares reported on the table do not include (a) 333,400 shares and (b) 200,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 acquired by Wachtel & Masyr, LLP, our corporate counsel, in the private placement which we closed on September 1, 2006. Mr. Wachtel is a managing partner of such firm, but does not have sole dispositive or voting power with respect to his firm’s securities in FirstFlight. See Note (6) to the table. Mr. Wachtel is also offering an aggregate of 1,749,028 shares of our common stock pursuant to FirstFlight’s other prospectus dated June 12, 2007.

(3)
John H. Dow is a director of FirstFlight and its President and Chief Executive Offer. Of the shares reported in the table as TS, (a) 1,166,667 shares are owned by Daphne Dow, his wife; (b) Mr. Dow and Daphne Dow own jointly (i) 1,000,200 shares and (ii) an investor warrant expiring August 31, 2011 to purchase 600,000 shares which is currently exercisable; and (c) 250,000 shares are issuable upon the exercise by Mr. Dow of an option expiring September 22, 2011 which is currently exercisable.

(4)	Ronald J. Ricciardi is the Vice Chairman of the Board and a director of FirstFlight.

(5)	The selling stockholder is a director of FirstFlight.

(6)
A.E. Couper Woods, as Director of Court Management Limited, which is the manager of this Selling Stockholder, has sole dispositive and voting power over the shares reported in the table, so she may be deemed the beneficial owner thereof; however, she disclaims beneficial ownership thereof.

(7)
Wachtel & Masyr, LLP is corporate counsel to the Company and, as indicated in Note (2) to the table, William B. Wachtel, a managing partner of the firm, is the Chairman of the Board and a director of FirstFlight. No single partner of the firm has sole dispositive and voting power with respect to the shares of our common stock reported in the table. Such dispositive and voting power may be exercised by the firm’s management committee currently consisting of Steven J. Cohen, Jesse Masyr, Morris Missry, John Reichman and Mr. Wachtel.

(8)
This selling stockholder is a reported broker-dealer under the Securities Exchange Act of 1934. Daniel Lee Ritz, Jr. has sole dispositive and voting control over the shares of our common stock reported in the table so that he may be deemed the beneficial owner thereof.

Market for Common Equity and Related Stockholder Matters

Market for Common Equity

Our common stock is traded on the OTC Bulletin Board (“OTCBB”) under the symbol FFLT (Prior to February 2, 2007 our common stock was traded under the symbol FBOR). The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter (“OTC”) equity securities. The following table sets forth the range of high and low closing sale prices for our common stock as reported on the OTCBB for the past two fiscal years.

	Common Stock
Quarterly Period Ended	High	Low

March 31, 2005	1.7500	0.0001

June 30, 2005	1.9000	0.3200

September 30, 2005	0.7500	0.2200

December 31, 2005	1.0000	0.3500

March 31, 2006	0.7500	0.4000

June 30, 2006	0.7500	0.4100

September 30, 2006	0.5000	0.3000

December 31, 2006	0.6000	0.2400

March 31, 2007	0.5500	0.3100

On May 23, 2007, the closing sales price as reported was $0.35 per share.

Holders

As of April 30, 2007, there were 663 holders of record of our common stock. This number does not include beneficial owners of our common stock whose shares are held in the names of various broker-dealers, clearing agencies, banks and other fiduciaries.

Dividends

Since inception we have never declared or paid any cash dividends on our common stock. Until September 4, 2006, there were legal impediments to such declarations or payments, as follows: The Company has had losses since inception and the Nevada General Corporation Law, which governs FirstFlight, prohibited our paying cash dividends because our total assets were, prior to September 4, 2006, less than the sum of our total liabilities and the amount that would be needed, if FirstFlight were to be dissolved at the time of the dividend distribution, to satisfy the then liquidation preference of the holders of our Series A convertible preferred stock. In addition, our Senior Secured Notes due March 31, 2008 or April 8, 2008 required the consent of the holders of 50.1% of the principal amount of such notes for us to pay a cash dividend on shares of our common stock. In addition, unless the holders of at least 50.1% of the then outstanding shares of our Series A convertible preferred stock consented, such security would also have barred any cash dividends on shares of our common stock so long as there were any accumulated but unpaid dividends on the Series A convertible preferred stock. Even if a cash dividend had been permissible on shares of our common stock, the holders of our Series A convertible preferred stock would have participated as if they had converted.

With the consummation of the private placement on September 1, 2006 and the resultant mandatory conversion of all of then outstanding shares of our Series A convertible preferred stock and prepayment of our Senior Secured Notes (see the subsection captioned “Subsequent Capitalization Developments” in the section captioned “Description of Business” earlier in this prospectus) for information as to the foregoing), all of the foregoing legal or agreement restrictions have been removed. Nevertheless, we intend to retain future earnings, if any, to finance the growth and development of our business and future operations. Therefore, we do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The following table set forth certain information, as of April 30, 2007, with respect to securities authorized for issuance under equity compensation plans. The only security being so offered is our common stock.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,460,000	$0.477	6,040,000

Equity compensation plans not approved by security holders	250,000	$1.600	—
Total	1,710,000	$0.618	6,040,000

FirstFlight obtained stockholder approval of its Stock Option Plan of 2005 at the Annual Meeting of Stockholders held on December 12, 2006. This Plan relates to 7,500,000 shares of our common stock.

Description of Securities

The following summary of the current terms of FirstFlight’s capital stock and the terms of certain of its common stock purchase warrants describes every term which FirstFlight, based on the advice of its corporate counsel, Wachtel & Masyr, LLP, deems material to a stockholder. For a complete description you should refer to FirstFlight’s amended and restated articles of incorporation, its bylaws and the forms of our common stock purchase warrants. Copies of these documents and securities may be obtained by you upon written request to FirstFlight at its office, 101 Hangar Road, Wilkes-Barre/Scranton International Airport, Avoca, PA 18641, Attention: Mr. Ronald J. Ricciardi, Vice Chairman of the Board.

Authorized Capital Stock

FirstFlight’s authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 9,999,154 shares of “blank check” preferred stock, $0.001 value per share. Prior to the conversions of an aggregate of 846 shares of our Series A convertible preferred stock, there were 10,000,000 shares of our preferred stock authorized.

Common Stock

Subject to the rights of holders of our preferred stock, of which no shares are currently authorized, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by the board of directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. For an explanation of the reason why no dividends will currently be declared, your attention is directed to the subsection captioned “Dividends” in the preceding section captioned” Market for Common Equity and Related Stockholder Matters” in this prospectus. Upon FirstFlight’s liquidation, dissolution or winding up, after payment of creditors and holders of outstanding shares of our preferred stock, if any, the remaining assets of FirstFlight, if any, will be divided pro  rata on a per share basis among the holders of shares of our common stock. Our shares of our common stock are not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to our common stock. Our common stock is not subject to call. The holders of our common stock do not have any pre-emptive or other subscription rights.

Holders of shares of our common stock are entitled to cast one vote for each share held at all stockholders’ meeting for all purposes. There are no cumulative voting provisions. All of the issued and outstanding shares of our common stock are, and any shares to be issued upon exercises of common stock purchase warrants or stock options will be, fully paid, validly issued and non-assessable.

As of April 30, 2007, there were 36,582,987 shares of our common stock outstanding. In addition, there were 11,117,121 shares reserved for exercises of outstanding common stock purchase warrants and 1,710,000 shares reserved for exercises of outstanding options, or a reserve for an aggregate of 12,827,121 shares. In addition, the Stock Option Plan of 2005 provides for options to be granted for an additional 6,040,000 shares of our common stock assuming that none of the currently outstanding options subject to such Plan to purchase an aggregate of 1,460,000 shares terminate prior to exercise. In the event any option terminates prior to exercise, the terminated shares would be again available for new options under the Plan.

Transfer Agent

Since July 11, 2006, the transfer agent for our common stock has been Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004.

Preferred Stock

FirstFlight’s articles of incorporation authorize 9,999,154 shares of “blank check” preferred stock. The board of directors has the authority, without further action by the holders of the outstanding shares of our common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

On May 19, 2006, the FirstFlight board of directors agreed that, as a matter of corporate policy, the issuance in the future of shares of preferred stock has to be approved by a majority of its independent directors who do not have an interest in the transaction and who have access, at FirstFlight’s expense, to FirstFlight’s or independent legal counsel.

Prior to September 1, 2006, the board had only authorized 1,000 shares as the Series A convertible preferred stock, of which 846 shares had been issued, 615 shares were mandatorily converted on September 1, 2006 and 231 shares had previously been converted. The 154 shares of our Series A convertible preferred stock which were never issued were restored to the status of authorized but not issued shares of our preferred stock not allocated to any series.

Common Stock Purchase Warrants

As indicated in a preceding section captioned “Plan of Distribution” in this prospectus, the investors in our private placement in September 2006 are offering, pursuant to this prospectus, the shares of our common stock issuable when and if they exercise from time to time the common stock purchase warrants purchased as part of the units in such private placement. In addition, the members of a limited liability company are offering the shares of our common stock when and if they exercise the common stock purchase warrant received by the company as additional consideration for its loan to FirstFlight enabling FirstFlight to acquire Airborne in September 2005. The selling stockholders are not offering any of these warrants pursuant to this prospectus.

The substantive terms of both types of warrants are identical except for expiration date and exercise price. All are immediately exercisable, the investor warrants expire on August 31, 2011 and the lender’s warrant expires on September 22, 2010. The investor warrants are initially exercisable at $1.00 per share and the lender’s warrant is initially exercisable at $.60 per share. The exercise price and the number of shares of our common stock are subject to adjustment in the event of a stock dividend, a stock split, a reorganization, a recapitalization or a combination or subdivision of our common stock or a similar event. In addition, if we sell shares of our common stock (or a security convertible or exercisable into shares of our common stock) for a purchase price less than the then exercise price, then we must reduce the exercise price of the warrant to such lower sale price.

We have the option to redeem all, but not in part, each of the two types of the warrants at a redemption price of $.01 per warrant provided that the market price (as defined) of a share of our common stock equals or exceeds 250% of the then exercise price (currently $1.00 per share in the case of the investor warrants and $0.60 per share in the case of the lender’s warrant, so the market price would have to be at least $2.50 per share for the investor warrants and $1.50 per share, for the lender’s warrant) for a period of 20 consecutive trading days. In addition, the average daily trading volume of our common stock must not be less than 200,000 shares of our common stock for each trading day during such 20-consecutive-day trading period. In addition, the registration statement, of which this prospectus is part I and which registered, among other shares, the shares of our common stock underlying these warrants, must still be effective under the Securities Act for us to exercise this redemption option. We anticipate that the holders are likely to exercise their warrants rather than accept the redemption price.

Interest of Named Experts and Counsel

The financial statements of our Company at December 31, 2006 and for the years ended December 31, 2006 and 2005 have been audited by Marcum & Kleigman LLP, an independent registered public accounting firm.

The validity of the shares offered hereby will be passed on for FirstFlight by Wachtel & Masyr, LLP, 110 East 59th Street, New York, New York 10022. William B. Wachtel, a managing partner of such firm (or its predecessor) from its inception, on March 31, 2005, was elected as Chairman of the Board and a director of FirstFlight and became a major stockholder. See the section captioned “Security Ownership of Certain Beneficial Owners and Management” for information as to his and the firm’s ownership of equity securities of FirstFlight.

Commission Position on Indemnification

Section 6.1 of our bylaws provides that FirstFlight shall indemnify its officers, directors and agents to the fullest extent permitted under Nevada law. The statutory provision would permit indemnification of directors, officers and controlling persons under the Securities Act of 1933. However, Section 6.6 of our bylaws provides that nothing contained in these bylaws shall operate to indemnify any director or officer if such indemnification is for any reason contrary to law, either as a matter of public policy, or under the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, or any other applicable state or federal law.

Section 6.2 of our bylaws provides that, to the extent that a director, officer, employee or agent of FirstFlight has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.1, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by FirstFlight in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Section 6.3. The indemnified director, officer, employee or agent must, however, give an undertaking to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by FirstFlight as authorized in our bylaws.

Section 6.3 of our bylaws provides that any indemnification under Section 6.1 (unless ordered by a court) shall be made by FirstFlight only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Nevada law.

Section 78.51 of the Nevada General Corporation Law authorizes the foregoing provisions in our bylaws. It also provides that any discretionary indemnification by a corporation, unless ordered by a court or provided in the articles of incorporation, bylaws or an agreement, can only be authorized by a determination made (a) by the stockholders, (b) by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, or (c) by independent legal counsel in a written opinion if such directors are not available. This section also provides that discretionary indemnification cannot be made if there is a final adjudication establishing that the act or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Finally, this section provides that the indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executers and administrators of such a person.

Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any person in a threatened pending or completed action or proceeding (other than a derivative action if he or she (a) is not liable pursuant to Section 78.138 of the Nevada General Corporation Law (see the succeeding paragraph) or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful. Section 78.7502 also permits indemnification in a derivative action but only if ordered by a court.

Section 78.138 of the Nevada General Corporation Law provides that, with certain specified statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (a) his or her act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (b) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. One of the exceptions is for violations of the Nevada Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of FirstFlight pursuant to the foregoing provisions, or otherwise, FirstFlight has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by FirstFlight of expenses incurred or paid by a director, officer or controlling person of FirstFlight in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FirstFlight will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Additional Information

Until April 30, 2007, we were subject to the filing requirements of Section 15(d) of the Securities Exchange Act of 1934. On that date, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 and, accordingly, we became obligated to file pursuant to Section 13 of such Act instead. In accordance with such statutory provisions and the related regulations, we file annual and quarterly reports and, when required, current reports with the Securities and Exchange Commission. You may read and copy such reports filed with the Commission and all registration statements filed under the Securities Act of 1933 (including this registration statement and all of its exhibits) at the following public reference facility of the Commission:

450 Fifth Street, N.W.
Judiciary Plaza
Room 1024
Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including FirstFlight as to periodic reports (since August 20, 2004), that file electronically with the Commission at the following Web site address: http://www.sec.gov.

The foregoing is furnished only for your information and the periodic reports and registration statements so filed or hereafter filed are not incorporated in this prospectus.

Because prior to April 30, 2007 we had not registered our common stock under Section 12(b) or (g) of the Securities Exchange Act of 1934, we had no obligation to file proxy and information statements with the Commission nor did we have any obligation to deliver an annual report to security holders whether or not containing audited financial statements. Upon written request, however, we will make a copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 available (without exhibits), which contains audited financial statements. A person can also obtain such copy from the Commission as described above.

Now that we have registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, we have an obligation in the future to file proxy and information statements with the Commissions. Whenever these are filed in the future they will be available for review at the Commission in the same manner as you may review our periodic reports and registration statements as described above. In addition, we have become obligated to deliver in the future to our stockholders annual reports containing audited financial statements. It is currently our intention, because our fiscal year ends December 31, to call the next annual meeting of stockholders on a date in May or June 2008 right after our audited financial statements for our fiscal year ending December 31, 2007 are available. We shall then include such audited financial statements in an annual report to be mailed to our stockholders with our proxy material for that meeting. Thereafter, it is our intention to repeat this process at the same time in each successive year.

Management’s Discussion And Analysis Or Plan Of Operation

Summary Financial Information

The summary financial data set forth below is derived from and should be read in conjunction with the consolidated and condensed consolidated financial statements, including the notes thereto, which immediately follows this section in this prospectus.
Consolidated Statement of Operations Data:	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
(in thousands, except for share and per share data)
Revenue	$11,245	$10,702
Net loss applicable to common stockholders	$(125)	$(1,649)
Net loss per common share	$(.00)	$(.11)
Weighted average number of shares -basic and diluted	36,592,387	15,392,118

Balance Sheet Data:	March 31, 2007
(in thousands, except for share and per share data)
Working capital (deficiency)	$200
Total assets	$14,004
Total liabilities	$8,058
Stockholders’ equity	$5,947

Consolidated Statement of Operations Data:	Year Ended December 31, 2006	Year Ended December 31, 2005
(in thousands, except for share and per share data)
Revenue	$39,212	$13,806
Net loss applicable to common stockholders	$(7,777)	$(4,061)
Net loss per common share	$(.34)	$(.42)
Weighted average number of shares -basic and diluted	22,661,039	9,751,563

Balance Sheet Data:	December 31, 2006
(in thousands, except for share and per share data)
Working capital (deficiency)	$(23)
Total assets	$13,181
Total liabilities	$7,157
Stockholders’ equity	$6,025

Forward-looking Statements

This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1933. All statements other than statements of historical facts included in this prospectus are forward-looking statements. We caution a reader of this prospectus that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors we have identified herein. Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements (which factors we call "cautionary statements") include services and pricing, general economic conditions, new product developments, the Company's ability to raise additional capital, the Company's ability to obtain the various approvals and permits for the acquisition and operation of FBOs and charter management operations and the other risk factors detailed earlier in this prospectus under the caption “Risk Factors” and in other reports which we have, from time to time, filed with the Securities and Exchange Commission.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the three months ended March 31, 2007 and 2006.

Revenue

We had overall revenue of $11,245,281 for the three months ended March 31, 2007 as compared to revenue of $10,702,121 for the three months ended March 31, 2006. The charter segment generated $9,477,763 of total revenue for the three months ended March 31, 2007, the FBO segment generated $1,157,512 and the maintenance segment generated $577,865.

Charter Segment

The charter segment of FirstFlight is engaged in aircraft charter management activities, providing on-call passenger air transportation. Charter services are provided through a fleet of managed aircraft for which we provide regulatory and maintenance oversight for the managed aircraft, while also offering charter services.

We managed 17 aircraft for their owners at March 31, 2007. These aircraft are offered for charter when not in use by their owners. Fee revenue is generated from management of the aircraft - ensuring that the aircraft meets compliance with manufacturer and FAA regulations in addition to generating revenue from charter activity.

Of the $9,477,763 in charter segment revenue in the three months ended March 31, 2007, $7,317,730 (77.2%) was generated directly through the charter of aircraft. Aircraft management services produced $1,874,708 (19.8%) in revenue, and $281,343 (3.0%) was from the sale of fuel. During the three months ended March 31, 2006, the charter segment generated $8,614,288 in revenue with $6,391,745 (74.2%) being generated directly through the charter of aircraft; $1,761,253 (20.4%) related to aircraft management services; $277,971 (3.2%) from the sale of fuel; and $183,319 (2.1%) from aircraft sales commissions and the sale of miscellaneous items.

FBO Segment

The FBO segment has its main facility in Wilkes-Barre, Pennsylvania, with an additional location in Garden City, Kansas and the management of a non-owned FBO facility in Niagara Falls, New York. The FBO segment provides services such as fueling and hangaring for general aviation, commercial and military aircraft along with the operation of a flight school in Pennsylvania and the management of a non-owned FBO facility.

During the three months ended March 31, 2007, of the $1,157,512 in FBO segment revenue, $1,048,194 (90.6%) was generated by the sale of jet fuel, aviation gasoline (“avgas”), and related items; $78,765 (6.8%) related to flight training, and $30,553 (2.6%) was generated by the management of non-owned FBO facilities and the sale of miscellaneous items. During the three months ended March 31, 2006, of the $1,358,357 in FBO segment revenue, $1,236,503 (91.0%) was generated by the sale of jet fuel, avgas and related items; $90,860 (6.7%) related to flight training, and $30,994 (2.3%) was generated by the management of non-owned FBO facilities and the sale of miscellaneous items.

As fuel is the primary driver of revenue in the FBO division, we anticipate a continued variability of pricing for jet fuel and avgas closely mirroring the crude oil marketplace. There has proven to be a fair amount of price elasticity in the segment of turbine-engine aircraft that require jet fuel. There has been, however, a direct relationship between the price of avgas, which is used in piston-engine aircraft, and the amount of leisure flying.

Maintenance Segment

The aircraft maintenance segment provides repair services for both managed and non-managed aircraft as well as specialty services on aircraft brakes and wheels.

We first reported maintenance as a separate segment in the quarter ended September 30, 2006. Management believes that this separate, dedicated emphasis will prompt a greater focus on operational efficiencies in the segment and, ultimately, lead to improved performance.

During the three months ended March 31, 2007, of the $577,865 in maintenance segment revenue, $217,600 (37.7%) was related to our brake and wheel shop; $175,443 (30.4%) was due to the sale of parts; and $182,478 (31.6%) was generated by labor charges. During the three months ended March 31, 2006, maintenance segment revenue was $729,476 with $283,424 (38.9%) related to labor charges; $256,202 (35.1%) due to the sale of parts; and $187,354 (25.7%) generated by our brake and wheel shop.

Cost of Revenues and Gross Profit

Charter Segment

Cost of revenue for the charter segment for the three months ended March 31, 2007 was $8,433,798, or 89.0% of revenue, for a gross profit of $1,043,965, or 11.0% of revenue. The largest dollar contributor to gross profit was the charter of aircraft under our management (65.8%), followed by management services (20.1%), charter arranged outside our managed fleet (7.9%), and fuel sales (5.8%). Cost of revenue for the three months ended March 31, 2006 was $7,365,156 for a gross profit of $1,249,132 or 14.5% of revenue. The largest dollar contributor to gross profit was the charter of aircraft under our management (66.3%), followed by management services (25.7%), aircraft sales commissions and the sale of miscellaneous items (13.8%), charter arranged for trips outside our managed fleet (8.6%), and fuel sales (5.9%).

Gross profit comparison of the current quarter vs. the year-ago quarter was negatively impacted by the absence of a commission on the sale of an aircraft and sale of other non-recurring items for which there was minimal direct cost of revenue. As a result, $172,723 in gross profit was included in the three months ended March 31, 2006 that was not replicated in the three months ended March 31, 2007. Excluding that amount from gross profit in the year-ago quarter, thus producing a more meaningful comparison, would have resulted in a gross profit of $1,076,409 or 12.5% of revenue.

Beyond the affect of the commission on sale of aircraft and sale of non-recurring items described above, two additional areas impacted the comparison of year-over-year quarterly performance - the relative mix of aircraft deployed for charter and a decline in the gross profit margin of the charter arranged outside of our managed fleet. Management is aware of these circumstances and is actively managing to enhance future margin performance.

FBO Segment

Cost of revenue for the FBO segment for the three months ended March 31, 2007 was $765,806, or 66.2% of revenue, for a gross profit of $391,706, or 33.8% of revenue. The largest contributor to gross profit was the sale of jet fuel, avgas, and related items, with a gross profit of $320,980 (81.9%), the operation of the flight school $40,173 (10.3%) and the contract management of non-owned FBO facilities $30,553 (7.8%). Cost of revenue for the three months ended March 31, 2006 was $977,720 for a gross profit of $380,637 or 28.0% of revenue.

During the three months ended March 31, 2006, a higher average cost per gallon for jet fuel and avgas prevailed as compared to the same period this year. Further, the Company more actively managed the gross profit scenario on a per-transaction basis. The combination of these two factors led to a higher gross profit percentage in the three months ended March 31, 2007 versus the same period last year. As mentioned above, management anticipates continued variability in the pricing of jet fuel and will continue to manage gross profit in related line items, which have a significant impact on the performance of this segment.

Maintenance Segment

Cost of revenue for the maintenance segment for the three months ended March 31, 2007 was $523,432, or 90.6% of revenue, for a gross profit of $54,433, or 9.4% of revenue. The brake and wheel operation and sale of parts generated positive gross profits ($65,348 and $40,173, respectively) while charges for labor generated negative gross profit of $52,412. Cost of revenue for the three months ended March 31, 2006 was $556,253, for a gross profit of $173,223, or 23.7% of revenue.

Management continues to focus efforts on improving the marginal, and overall, performance of the maintenance segment. Since the segment was first broken out in the three months ended September 30, 2006, an effort to fully comprehend its operating dynamics was undertaken. The effort has yielded new perspective on the metrics of good performance and led to an ongoing change to processes and procedures designed to remedy margin erosion. Management has invested in systems that, as they are fully implemented in coming quarters, believes will ultimately position the maintenance segment as a positive contributor at both the gross profit and operating income lines.

Operating Expenses

We had overall operating expenses of $1,752,071 for the three months ended March 31, 2007 including $99,225 in depreciation and amortization and $65,460 in stock based compensation as compared to $1,998,725 for the three months ended March 31, 2006, including $94,798 in depreciation and amortization and $37,000 in stock based compensation.

The charter segment represented $738,100 in operating expenses; the FBO segment, $402,499; and the maintenance segment had $189,471 in operating expenses. The corresponding figures for the three months ended March 31, 2006 were $838,437 in the charter segment, $376,353 for the FBO segment, and $197,681 for the maintenance segment.

Operating expenses attributable to the corporate operations amounted to $374,293 for the three months ended March 31, 2007 as compared to $586,254 for the three months ended March 31, 2006. Stock-based compensation was $65,460 of the total in 2007, compared to the $37,000 in 2006.

As described above, management has dedicated significant attention to cost- and infrastructure-related savings over the past several quarters. We believe that the results for the three months ended March 31, 2007 are indicative of the benefits of that focus, particularly in the corporate operations. The 36% reduction in corporate expenses, equaling $211,961, is the direct result of the elimination of headcount and a decrease in professional expenses due to the addition of our chief financial officer in September 2006 and resultant limitation of expenses associated with an outsourced financial consultant. We anticipate that the benefits of both these areas will continue to register in future reporting periods throughout 2007.

Interest Income/Expense

Net interest income for the three months ended March 31, 2007 was $11,110, while net interest expense for the three months ended March 31, 2006 was $171,015. This year-over-year improvement is a direct result of the interest expense associated with the Senior Secured Notes that were repaid in September 2006.

Net Loss Applicable to Common Stockholders

Net losses applicable to common stockholders for the three months ended March 31, 2007 and 2006 were $124,854 and $1,648,599, respectively, a decrease of $1,523,745. This improvement was largely driven by the elimination of expenses related to preferred stock ($797,794 in dividend and discount amortization charges) and the recording of deferred financing costs ($484,057) in the three months ended March 31, 2006. These eliminations, in addition to the reduction of interest expense as noted above, were directly related to the conversion of preferred stock to common stock and repayment of senior debt in connection with the $5.025 million offering we completed in September 2006.

Basic net loss per share applicable to common stockholders is computed based on the weighted average number of shares of Common Stock outstanding during the periods presented. Common stock equivalents, consisting of options and warrants, were not included in the calculation of the diluted losses per share because their inclusion would have been anti-dilutive. Basic and diluted net losses per share applicable to common stockholders were $0.00 and $0.11 for the three months ended March 31, 2007 and 2006, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, the Company has incurred net losses. The Company generated revenue of $11,245,281 for the three months ended March 31, 2007. For the three months ended March 31, 2007, net cash provided by operating activities was $141,145 and net cash provided by investing activities was approximately $182,039. As of March 31, 2007, the Company had cash and cash equivalents of $1,363,755 and had working capital of $200,233.

The Company has taken steps to reduce the level of expenditures for corporate operations by severing ties with two executives. These executives represented costs in 2006 of approximately $900,000, including severance and separation fees, and stock-based compensation. Additionally, the Company settled litigation in 2006 that, including legal and settlement related costs, represented approximately $150,000. The Company has also re-negotiated favorable terms with certain vendors that management believes will represent a savings of almost $400,000 versus levels of historical spending, in part driven by the hiring of a chief financial officer and the corresponding elimination of an outside accounting consultant.

The Company is continuing its financial and operational restructuring initiatives and will continue to implement its strategic business plan. Although the Company believes that it has sufficient liquidity to sustain its existing business for the next twelve months, there is no assurance that unforeseen circumstances will not have a material affect on the business that could require it to raise additional capital or take other measures to sustain operations in the event outside sources of capital are not available. The Company has not secured any commitments for new financing at this time nor can it provide any assurance that new capital (if needed) will be available to it on acceptable terms, if at all.

During the three months ended March 31, 2007, the Company had a net increase in cash and cash equivalents of $181,885. The Company's sources and uses of funds during this period were as follows:

Cash Provided by (Used In) Operating Activities

For the three months ended March 31, 2007, net cash provided by operating activities was $141,145. The primary sources of cash for 2007 were from changes in operating assets and liabilities. For the three months ended March 31, 2006, net cash used in operating activities was $553,191. The primary decrease in cash for 2006 related to a large increase in accounts receivable that had not yet been converted to cash.

Cash Provided by Investing Activities

For the three months ended March 31, 2007, net cash provided by investing activities was $182,039 attributable to a net gain on the sale of assets of $298,000 offset by the purchase of equipment of $115,961. For the three months ended March 31, 2006, net cash provided by investing activities was $160,037 attributable to the proceeds from a note receivable of $200,000, offset by the purchase of equipment of $39,963.

Cash Used In Financing Activities

For the three months ended March 31, 2007, net cash used in financing activities was $141,299, primarily consisting of the repayment of notes. For the three months ended March 31, 2006, net cash used in financing activities was $53,436, consisting of the repayment of notes. The increase for 2007 primarily resulted when the Company made a $100,000 payment on a seller financed note.

CRITICAL ACCOUNTING POLICIES & ESTIMATES

Stock Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of “Share Based Payment” (“FAS 123R”), using the modified prospective transition method. Stock-based compensation expense for all share-based payment awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the original provisions of FAS 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term. For the three months ended March 31, 2007 and 2006, the Company incurred stock based compensation of $65,460 and $37,000, respectively. As of March 31, 2007, the unamortized fair value of the options totaled $306,808.

Income Taxes

Although we have federal and state net operating losses available for income tax purposes that may be carried forward to offset future taxable income, the deferred tax assets are subject to a 100% valuation allowance because it is more likely than not that the deferred tax assets will not be realized in future periods. The Company’s ability to use its net operating loss carry forwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code.

Effective January 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation Number 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” (“FIN No. 48”), which prescribes a single, comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on its tax returns. Upon adoption of FIN No. 48, we recognized no changes in the liability for unrecognized tax benefits.

We record interest and penalties related to unrecognized tax benefits in income tax expense. As of January 1, 2007, we recognized no charges for interest and penalties related to unrecognized tax benefits in our Condensed Consolidated Balance Sheet.

We file income tax returns in the United States (federal) and in various state and local jurisdictions. In most instances, we are no longer subject to federal, state and local income tax examinations by tax authorities for years prior to 2003.

Comparison of the Year Ended December 31, 2006 and December 31, 2005

Revenue

We had overall revenue of approximately $39,200,000 for the year ended December 31, 2006 as compared to revenue of approximately $13,806,000 for the year ended December 31, 2005. We did not begin to recognize revenue until the quarter beginning April 1, 2005 upon the acquisition of Tech and CPA. The charter segment generated approximately $30,900,000 of fiscal 2006 revenue; the FBO segment generated approximately $5,300,000; and the maintenance segment generated approximately $3,000,000.

Charter Segment

The charter segment of FirstFlight is engaged in aircraft charter management activities, providing on-call passenger air transportation. Charter services are provided through a fleet of managed aircraft for which we provide regulatory and maintenance oversight for the managed aircraft, while also offering charter services.

We managed 17 aircraft for owners at March 31, 2007. We offered these aircraft for charter when not in use by their owners. Fee revenue is generated from management of the aircraft - ensuring that the aircraft meets compliance with manufacturer and FAA regulations in addition to generating revenue from charter activity.

Of the approximately $30,900,000 in charter segment revenue in the year ended December 31, 2006, $22,700,000 (73.5%) was generated directly through the charter of aircraft. Approximately $6,400,000 (20.7%) of revenue was generated by aircraft management services, $1,300,000 (4.2%) was from the sale of fuel, and about $500,000 was related to commissions on the sale of aircraft and the sale of other miscellaneous items. During the year ended December 31, 2005, the charter segment generated about $8,840,000 in revenue with approximately $7,400,000 (83.7%) being generated directly through the charter of aircraft; $1,200,000 (13.5%) related to aircraft management services; and $265,000 (3.0%) from the sale of fuel. The 355 percent increase in charter segment revenue is largely attributable to a full twelve-month performance from the Airborne acquisition, which was consummated on September 23, 2005.

FBO Segment

The FBO segment has its main facility in Wilkes-Barre, Pennsylvania, and became part of FirstFlight through the acquisitions of Tech and CPA on March 31, 2005. The FBO segment provides services such as fueling and hangaring for general aviation, commercial and military aircraft along with the operation of a flight school in Pennsylvania and the management of a non-owned FBO facility.

During the year ended December 31, 2006, of the approximately $5,300,000 in FBO segment revenue, $4,800,000 (90.6%) was generated by the sale of jet fuel, aviation gasoline (“avgas”), and related items; $400,000 (7.5%) related to flight training; and approximately $100,000 (1.8%) was generated by the sale of miscellaneous items and the management of non-owned FBO facilities. During the year ended December 31, 2005, of the approximately $4,200,000 in FBO segment revenue, $3,700,000 (88.1%) was generated by the sale of jet fuel, avgas and related items; $324,000 (7.8%) related to flight training; and approximately $200,000 (3.8%) was generated by the sale of miscellaneous items and the management of non-owned FBO facilities.

The fluctuation of fuel cost was a significant focus for us in the year ended December 31, 2006. As the cost of fuel rose, as it did on numerous occasions throughout the year, we paid close attention to how competition was pricing their product and made counter-competitive decisions on almost a weekly basis. Particularly in our Kansas location, where transient traffic represents the majority of gallonage, these decisions impacted the revenue and margin performance of the division.

As fuel is the primary driver of revenue in the FBO division, we anticipate continued variability of pricing following closely the crude oil marketplace. There has proven to be a fair amount of price elasticity in the segment of turbine-engine aircraft that require jet fuel. There has been, however, a direct relationship between the price of avgas, which is used in piston-engine aircraft, and the amount of leisure flying.

Maintenance Segment

The aircraft maintenance segment provides repair services for both managed and non-managed aircraft as well as specialty services on aircraft brakes and wheels.

We first reported maintenance as a separate segment in the quarter ended September 30, 2006. We believe that this separate, dedicated emphasis will prompt a greater focus on operational efficiencies in the segment and, ultimately, lead to improved performance.

During the year ended December 31, 2006, of the approximately $3,000,000 in maintenance segment revenue, approximately $1,500,000 (50%) was related to labor charges; approximately $900,000 (30%) was due to the sale of parts; and approximately $600,000 (20%) was generated by our brake and wheel shop. During the year ended December 31, 2005, maintenance segment revenue was about $800,000. As in the charter segment, this significant increase in segment revenue was directly attributable to a full year performance in 2006 from the Airborne acquisition, which was consummated on September 23, 2005.

Cost of Revenue and Gross Profit

Charter Segment

Cost of revenue for the charter segment for the year ended December 31, 2006 was approximately $26,300,000, or 85.0% of revenue, for a gross profit of $4,600,000, or 15.0% of revenue. The largest dollar contributor to gross profit was the charter of aircraft under our management (50.1%), followed by management services (21.6%), aircraft sales commissions and miscellaneous items (11.6%), fuel sales (9.5%), and charter arranged for trips outside our managed fleet (7.2%). Cost of revenue for the year ended December 31, 2005 was about $7,700,000 for a gross profit of $1,100,000 or 12.5% of revenue. The largest dollar contributor to gross profit was the charter of aircraft under our management (59.7%), followed by management services (23.6%), charter arranged for trips outside our managed fleet (9.0%), fuel sales (5.1%), and miscellaneous items (2.5%) The increase in total gross profit percentage in 2006 compared to 2005 is due primarily due to aircraft sales commissions in 2006, which have no direct costs to offset their contribution to gross profit. Excluding these commissions the gross profit percentage for 2006 would have been 13.3% of revenue.

FBO Segment

Cost of revenue for the FBO segment for the year ended December 31, 2006 was approximately $3,900,000, or 73.0% of revenue, for a gross profit of $1,400,000, or 27.0% of revenue. The largest contributor to gross profit was the sale of jet fuel, avgas, and related items, with a gross profit of $1,200,000 (81.4%), the operation of the flight school $140,000 (9.9%) and the contract management of non-owned FBO facilities $125,000 (8.7%). Cost of revenue for the year ended December 31, 2005 was approximately $2,900,000 for a gross profit of $1,300,000 or 31.4% of revenue. The decline in gross profit percentage was the impact of jet fuel and avgas pricing pressures. As the cost per gallon increased during 2006, we selectively determined our retail sales price while balancing being competitive in the marketplace.

Maintenance Segment

Cost of revenue for the maintenance segment for the year ended December 31, 2006 was approximately $2,600,000, or 86.0% of revenue, for a gross profit of $400,000, or 14.0% of revenue. The brake and wheel operation and charges for labor generated positive gross profits ($276,000 and $401,000, respectively) while the sale of parts and miscellaneous items generated negative gross profit ($225,000 and $36,000, respectively). Cost of revenue for year ended December 31, 2005 was about $650,000 for a gross profit of $150,000 or 18.7% of revenue.

Operating Expenses

We had overall operating expenses of approximately $8,900,000 for the year ended December 31, 2006 as compared to approximately $4,000,000 for the year ended December 31, 2005.

Excluding depreciation and amortization, the charter segment, which is primarily a function of the September 23, 2005 acquisition of Airborne, represented approximately $3,700,000 in operating expenses; the FBO segment, which is a function of the March 31, 2005 acquisitions of Tech and CPA, represented approximately $1,300,000 in operating expenses; and the maintenance segment, which is a combination of the Airborne and Tech acquisitions, had approximately $600,000 in operating expenses. The corresponding figures for the year ended December 31, 2005 were approximately $900,000 in the charter segment, $1,200,000 for the FBO segment, and $200,000 for the maintenance segment. Depreciation and amortization for the operating segments totaled approximately $400,000 in the year ended December 31, 2006 compared to approximately $135,000 in 2005. Timing of acquisitions, and therefore lessor time periods being represented in 2005, primarily accounted for the increases on a year-over-year basis.

The remainder of operating expenses was attributable to the corporate operations and amounted to approximately $2,850,000 for the year ended December 31, 2006 as compared to $1,700,000 for the year ended December 31, 2005. Stock-based compensation was approximately $800,000 of the total in 2006, rather than $0 in 2005, as a result of the adoption of SFAS 123R as described elsewhere in this prospectus. Included in stock-based compensation expense for 2006 was approximately $328,000 to expense the remaining unamortized fair value of options related to the termination of employment agreements with two executives, as discussed elsewhere in this prospectus. The balance of increased expenses was primarily comprised of legal and accounting expenses incurred for operating for the full year along with increased payroll expenses related to a larger infrastructure.

We have, however, taken steps to reduce our level of expenditure for corporate operations. As described in the subsection captioned “Employment Agreement,” in the section captioned “Executive Compensation” earlier in this prospectus, we have severed ties with two executives. These executives represented costs in 2006 of approximately $900,000, including severance and separation fees, and stock-based compensation. Additionally, we settled litigation in 2006 that, including legal and settlement related costs, represented approximately $150,000. We have also negotiated favorable terms with certain vendors that we believe will represent a savings of almost $400,000 versus levels of historical spending, in part driven by the hiring of a chief financial officer and the corresponding elimination of an outside accounting consultant.

Interest Expense

Interest expense for the years ended December 31, 2006 and 2005 was approximately $1,200,000 and $500,000, respectively. The increase in interest expense in 2006 was largely attributable to the additional amortization of the discount on our Senior Secured Notes charged to interest expense upon early payment.

Income Taxes

Although we have federal and state net operating losses available for income tax purposes that may be carried forward to offset future taxable income, the deferred tax assets are subject to a 100% valuation allowance because it is more likely than not that the deferred tax assets will not be realized in future periods. The Company’s ability to use its net operating loss carry forwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986.

Net Loss Applicable to Common Stockholders

Net losses applicable to common stockholders for the year ended December 31, 2006 and 2005 were approximately $7,777,000 and $4,061,000, respectively, an increase of approximately $3,716,000 or approximately 92%. The increased net loss applicable to common stockholders for the year ended December 31, 2006 was due to an increase in operating expenses and interest expenses as described above along with increases in 2006 compared to 2005 for deemed dividends on the issuance of our Series A convertible preferred stock (increased by $1,420,000 in 2006 compared to 2005) and amortization of deferred financing costs (increased by $956,000).

Basic net loss per share applicable to common stockholders is computed based on the weighted average number of shares of our common stock outstanding during the periods presented. Common stock equivalents, consisting of options, convertible preferred stock and convertible notes payable, were not included in the calculation of the diluted losses per share because their inclusion would have been anti-dilutive. Basic and diluted net losses per share applicable to common stockholders were $0.34 and $0.42 for the years ended December 31, 2006 and 2005, respectively.

Liquidity And Capital Resources

On September 1, 2006, we closed a private placement and sold 50.25 units at $100,000 per unit. Each unit consisted of 166,700 shares of our common stock and a warrant expiring August 31, 2011 to purchase 100,000 shares of our common stock. We realized gross proceeds of $5,025,000 from this offering and, in connection therewith, issued 8,376,675 shares of our common stock.

The Company has also taken steps to reduce the level of expenditure for corporate operations by severing ties with two executives (see the subsection captioned “Employment Agreements” in the section captioned “Executive Compensation” earlier in this prospectus). These executives represented costs in 2006 of approximately $900,000, including severance and separation fees, and stock-based compensation. Additionally, the Company settled litigation in 2006 that, including legal and settlement related costs, represented approximately $150,000. The Company has also re-negotiated favorable terms with certain vendors that we believe will represent a savings of almost $400,000 versus levels of historical spending, in part driven by the hiring of a chief financial officer and the corresponding elimination of an outside accounting consultant.

The Company is continuing its financial and operational restructuring initiatives and will continue to implement its strategic business plan. Although we believe that the Company has sufficient liquidity to sustain its existing business through December 31, 2007, there is no assurance that unforeseen circumstances will not have a material affect on the business that could require it to raise additional capital or take other measures to sustain operations in the event outside sources of capital are not available. We have not secured any commitments for new financing at this time nor can we provide any assurance that new capital (if needed) will be available to the Company on acceptable terms, if at all.

During the year ended December 31, 2006, the Company had a net decrease in cash and cash equivalents of approximately $149,000. The Company's sources and uses of funds during this period were as follows:

Cash Used in Operating Activities

For the year ended December 31, 2006, net cash used in operating activities was approximately $1,888,000. This was primarily derived from a net loss of $3,337,000 adjusted for $2,210,000 of non-cash items such as depreciation, amortization and stock-based compensation.

For the year ended December 31, 2005, net cash used in operating activities was approximately $955,000. This was primarily derived from a net loss of $1,914,000, an increase in accounts receivable of $225,000, and a decrease in accounts payable of $182,000. Net cash used in operations was reduced by the effect of increases in customer deposits of $332,000 and accrued expenses of $593,000. These changes in cash used in operating activities are all attributable to the operations that we acquired on March 31, 2005 and September 23, 2005.

Cash Used in Investing Activities

For the year ended December 31, 2006, net cash used in investing activities was approximately $8,000. This was attributable to the receipt of a $200,000 repayment of a note receivable, offset by $208,000 for the purchase of fixed assets.

For the year ended December 31, 2005, net cash used in investing activities was approximately $4,392,000. This was attributable primarily to FirstFlight's purchase of two fixed base operating companies on March 31, 2005 for $2,555,000 and, on September 23, 2005, the purchase of a charter management operation, requiring cash of $1,400,000.

Cash Provided by Financing Activities

For the year ended December 31, 2006, net cash provided by financing activities was approximately $1,747,000, consisting of the receipt of proceeds of $5,025,000 from a private placement, net of $1,500,000 for the repayment of a term loan, $1,496,000 for the repayment of the principal balance of our Senior Secured Notes and $211,000 in accrued interest on our Senior Secured Notes, and $116,000 in principal repayments on certain notes payable associated with the March 31, 2005 acquisitions.

For the year ended December 31, 2005, net cash provided by financing activities was approximately $6,663,000. On March 31, April 8, and April 15, 2005, we received net funds aggregating approximately $5,231,000 through a private placement consisting of the issuance of $1,496,000 of our Senior Secured Notes, the issuance of $4,243,000 of our Series A convertible preferred stock and the issuance of warrants for the purchase of 3,617,000 shares of our common stock, less issuance expenses paid in cash at closing of $508,000.

Cautionary Statement For Forward-Looking Statements

Statements contained in this "Management's Discussion and Analysis or Plan of Operation" may contain information that includes or is based upon certain "forward-looking statements" relating to our business. These forward-looking statements represent management's current judgment and assumptions, and can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are frequently accompanied by the use of such words as "anticipates," "plans," "believes," "expects," "projects," "intends," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, including, while it is not possible to predict or identify all such risks, uncertainties, and other factors, those relating to:

•	our ability to secure the additional financing, if required, to execute our business plan;

•	our ability to identify, negotiate and complete the acquisition of targeted operators, consistent with our business plan;

•	existing or new competitors consolidating operators ahead of the Company;

•	we may be unable to attract new personnel, which would adversely affect implementation of our overall business strategy.

•	the success of our investor relations program to create and sustain interest and liquidity in our stock, which is currently thinly traded on the OTCBB;

Any one of these or other risks, uncertainties, other factors, or any inaccurate assumptions may cause actual results to be materially different from those described herein or elsewhere by us. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors may be described in greater detail in our filings from time to time with the Securities and Exchange Commission, which we strongly urge you to read and consider. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and elsewhere in our reports filed with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements. However, as indicated in the section captioned “Additional Information” later in this prospectus, none of these reports or other filings are incorporated in this prospectus.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies

Discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts reported in the consolidated financial statements and the accompanying notes. On an ongoing basis, we evaluate our estimates, including those related to product returns, product and content development expenses, bad debts, inventories, intangible assets, income taxes, contingencies and litigation. We base our estimates on experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The critical accounting policies which we believe affect our more significant judgments and estimates used in the preparation of our consolidated financial statements are provided as follows:

Business Combinations

In accordance with business combination accounting, the Company allocates the purchase price of acquired companies to the tangible and intangible assets acquired, liabilities assumed, as well as in-process research and development based on their estimated fair values. The Company engaged a third-party appraisal firm to assist management in determining the fair values of certain assets acquired and liabilities assumed. Such a valuation requires management to make significant estimates and assumptions, especially with respect to intangible assets.

Management makes estimates of fair values based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired companies. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from charter management and fuel revenues, managed aircraft agreements, customer relationships and key management and market position, as well as assumptions about the period of time the acquired trade names will continue to be used in the combined company's product portfolio; and discount rates. These estimates are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

Accounts Receivable

The Company’s extends credit to large and mid-size companies for aviation services. The Company has concentrations of credit risk in that 52% of the balance of accounts receivable at December 31, 2006 is made up of only ten customers. At December 31, 2006, accounts receivable from the two largest accounts amounted to approximately $505,000 (9.9%) and $426,000 (8.4%), respectively. The Company does not generally require collateral or other security to support customer receivables. Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectibility and the allowance for doubtful accounts is adjusted accordingly. We determine collectibility based on our experience and knowledge of our customers.

Goodwill and Intangible Assets

The Company accounts for Goodwill and Intangible Assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Under SFAS No. 142, goodwill and intangibles that are deemed to have indefinite lives are no longer amortized but, instead, are to be reviewed at least annually for impairment. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit. We have recorded goodwill in connection with the Company's acquisitions amounting to $4,194,770. We have determined that there is no impairment of goodwill at December 31, 2006. Intangible assets continue to be amortized over their estimated useful lives.

In accordance with the requirements of SFAS 141 the Company recognized certain intangible assets acquired, primarily goodwill, trade names, non-compete agreements and customer relationships.  In accordance with the provisions of SFAS 142, on a regular basis, the Company performs impairment analysis of the carrying value of goodwill and certain other intangible assets.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between their financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company’s ability to utilize its NOL carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986.

Stock Based Compensation

During December 2006, the stockholders of FirstFlight approved the Stock Option Plan of 2005 that was approved by the Board of Directors in December 2005. This Stock Option Plan is administered by FirstFlight’s Compensation Committee and provides for 7,500,000 shares of our common stock to be reserved for issuance under the Plan. Directors, officers, employees and consultants of the Company are eligible to participate. The Stock Option Plan provides for the awards of incentive and non-statutory stock options. The Committee determined the vesting schedule to be up to five years at the time of grant of any options under the Plan, and unexercised options will expire in no more than ten years. The exercise price is to be equal to at least 100% of the fair market value of a share of our common stock, as determined by the Compensation Committee, on the grant date.

For the year ended December 31, 2006, the Company incurred stock-based compensation expense of $801,721 related to stock options. In addition, for the year ended December 31, 2006, the Company incurred certain expenses aggregating $29,375 in connection with stock issued in settlement of a legal dispute. These amounts were settled by the issuance of 57,598 shares of our common stock.

Prior to January 1, 2006, the Company accounted for employee options under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 ("APB 25"). Accordingly, the Company would recognize compensation expense only if it granted options with a discounted exercise price. Any resulting compensation expense would then have been recognized ratably over the associated service period. No stock-based employee compensation expense relating to the Company’s stock options was reflected in net loss, as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the effective date of grant. Prior to January 1, 2006, the Company provided pro-forma disclosure amounts in accordance with SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS 148"), as if the fair value method defined by SFAS 123, “Accounting for Stock-Based Compensation” ("SFAS 123") had been applied to its stock-based compensation.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective transition method and therefore has not restated prior periods' results. Under this transition method, employee stock-based compensation expense for the year ended December 31, 2006 included compensation expense for all stock-based compensation awards granted, but not yet fully exercisable, prior to January 1, 2006.  The fair value of the options granted was determined at the original grant dates in accordance with the provisions of SFAS 123.  Stock-based compensation expense for all share-based payment awards granted after December 31, 2005 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the vesting term of the options associated with the underlying employment agreement, where applicable. As a result of adopting SFAS 123R, the impact to the consolidated financial statements for the year ended December 31, 2006 was $801,721 greater than if the Company had continued to account for stock-based compensation under APB 25. The impact of the adoption of SFAS 123R on both basic and diluted net loss per share for the year ended December 31, 2006 was $0.04. At December 31, 2006, the unamortized fair value of employee stock options under SFAS 123R was $375,992. The unamortized portion will be expensed over a weighted average period of approximately two years.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force (“EITF”) Issue No.  96-18,  “Accounting  for  Equity  Instruments  That Are Issued to Other Than  Employees  for  Acquiring,  or In  Conjunction  with Selling,  Goods or Services” (“EITF 96-18”) which require that such equity instruments are recorded at their fair value on the measurement date, which date is typically upon the inception of the services that will be performed.  For the year ended December 31, 2006, stock based compensation expense for non-employees related to 57,598 shares of our common stock issued in connection with the settlement of litigation was $29,375 and was accounted for under EITF 96-18.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"), to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS 159, unless it chooses early adoption. SFAS 159 also applies to eligible items existing at November 15, 2007 (or early adoption date). We are currently evaluating the impact of adopting SFAS 159 on our consolidated financial statements.

In December 2006, the FASB issued FASB Staff Position ("FSP") EITF 00-19-2, Accounting for Registration Payment Arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP amends various authoritative literature notably FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.   This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006, the guidance in the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. We are in the process of determining the effect, if any, the adoption of this FSP will have on our consolidated financial statements.

In November 2006, the EITF reached a final consensus in EITF Issue 06-6 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments” (“EITF 06-6”). EITF 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF 96-19 , “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,”. The consensus should be applied to modifications or exchanges of debt instruments occurring in interim or annual periods beginning after November 29, 2006. We are currently evaluating the impact of the adoption of EITF 06-6 on our consolidated financial position, results of operations or cash flows.

In November 2006, the FASB ratified EITF Issue No. 06-7, Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“EITF 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under FAS 133, based on the application of EITF 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of Issue 00-19 to be classified in stockholders’ equity. Under EITF 06-7, when an embedded conversion option previously accounted for as a derivative under FAS 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under FAS 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in FAS 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF 06-7. Earlier application of EITF 06-7 is permitted in periods for which financial statements have not yet been issued. We are currently evaluating the impact of this guidance on our consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”).  This Statement defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are in the process of evaluating the impact that the adoption of SFAS No. 157 will have on our results of operations and financial condition.

In September 2006, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective in fiscal years ending on or after November 15, 2006. Adoption of SAB 108 did not have a material impact on our consolidated financial position, results of operations or cash flows.

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" (the "Interpretation"). The Interpretation establishes for all entities a minimum threshold for financial statement recognition of the benefit of tax positions, and requires certain expanded disclosures. The Interpretation is effective for fiscal years beginning after December 31, 2006, and is to be applied to all open tax years as of the date of effectiveness. We are in the process of evaluating the impact of the application of the Interpretation to our consolidated financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standard 156 - Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued Statement of Financial Accounting Standard 155 - Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133 (“Accounting for Derivative Instruments and Hedging Activities”) (“SFAS 133”) to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In October 2005, the FASB issued FSP FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R)”, which provides clarification of the concept of mutual understanding between employer and employee with respect to the grant date of a share-based payment award. This FSP provides that a mutual understanding of the key terms and conditions of an award shall be presumed to exist on the date the award is approved by management if the recipient does not have the ability to negotiate the key terms and conditions of the award and those key terms and conditions will be communicated to the individual recipient within a relatively short time period after the date of approval. This guidance was applicable upon the initial adoption of SFAS 123(R). The adoption of this pronouncement did not have an impact on the Company's consolidated financial position, results of operations, or cash flows.

FirstFlight, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders of
FirstFlight, Inc.

We have audited the accompanying consolidated balance sheet of FirstFlight, Inc. and Subsidiaries (formerly FBO Air, Inc. and Subsidiaries) (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstFlight, Inc. and Subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2006, in conformity with United States generally accepted accounting principles.

/s/ Marcum & Kliegman LLP

New York, NY
March 22, 2007

FIRSTFLIGHT, INC. AND SUBSIDIARIES
(FORMERLY FBO AIR, INC. AND SUBSIDIARIES)
CONSOLIDATED BALANCE SHEET
December 31, 2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,181,870
Accounts receivable, net of allowance for
doubtful accounts of $57,722	5,083,524
Inventory	193,413
Prepaid expenses and other current assets	280,923
Total current assets	6,739,730

PROPERTY AND EQUIPMENT, net
of accumulated depreciation of $272,788	1,286,376

OTHER ASSETS
Deposits	26,500
Note receivable	150,000
Intangible assets - trade names	420,000
Other intangible assets, net of
accumulated amortization of $275,936	364,064
Goodwill	4,194,770
Total other assets	5,155,334
TOTAL ASSETS	$13,181,440

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$5,627,406
Customer deposits	398,785
Accrued expenses	532,988
Notes payable - current portion	203,823
Total current liabilities	6,763,002

LONG-TERM LIABILITIES
Notes payable - less current portion	393,805
Total liabilities	7,156,807

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock - $.001 par value; authorized 9,999,154;
none issued and outstanding	-
Common stock - $.001 par value; authorized 100,000,000;
36,583,793 issued and outstanding	36,584
Additional paid-in capital	18,398,977
Accumulated deficit	(12,410,928)
TOTAL STOCKHOLDERS' EQUITY	6,024,633

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,181,440

See notes to consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
(FORMERLY FBO AIR, INC. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2006	2005

REVENUE	$39,212,424	$13,805,562
COST OF REVENUES	32,719,490	11,247,405
GROSS PROFIT	6,492,934	2,558,157

SELLING, GENERAL AND ADMINISTRATIVE
EXPENSES (including $831,096 and $0
of stock based compensation, respectively)	8,868,277	4,044,479

OPERATING LOSS	(2,375,343)	(1,486,323)

OTHER INCOME (EXPENSE)
OTHER INCOME	157,500	—
INTEREST INCOME	31,188	38,117
INTEREST EXPENSE	(1,150,104)	(466,091)

TOTAL OTHER INCOME (EXPENSE)	(961,416)	(427,974)
NET LOSS	$(3,336,759)	$(1,914,297)

Deemed dividend to preferred stockholders:
Amortization of discount	(2,831,303)	(1,411,347)

Amortization of deferred financing costs	(1,437,194)	(481,146)

Preferred stock dividend	(171,260)	(254,123)
Net loss applicable to common stockholders	$(7,776,516)	$(4,060,913)

Basic and Diluted Net Loss Per
Common Share applicable to common stockholders	$(0.34)	$(0.42)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	22,661,039	9,751,563

See notes to consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
(FORMERLY FBO AIR, INC. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2006 and 2005

						Total
			Additional	Deferred		Stockholders'
	Common Stock		Paid-in	Financing	Accumulated	Equity
	Shares	Amount	Capital	Costs	Deficit	(Deficiency)

BALANCE - January 1, 2005	6,026,022	$6,026	$34,475	$-	$(573,499)	$(532,998)

Common stock issued in
connection with the conversion
of convertible notes	4,018,376	4,018	395,982	-	-	400,000
Beneficial conversion feature
discounts recorded in connection
with the redeemable convertible
preferred stock and senior notes	-	-	6,857,298	-	-	6,857,298
Deferred financing costs incurred in
connection with the issuance of
redeemable convertible preferred
Stock and warrants	-	-	-	(1,918,340)		(1,918,340)
Common stock issued in connection
with the purchase of Airborne	2,333,334	2,333	627,667	-	-	630,000
Warrants issued in connection with
the term loan for the acquisition
of Airborne	-	-	33,033	-	-	33,033
Common stock issued in connection
with the exercise of warrants	21,413	21	12,826	-	-	12,847
Common stock issued in connection
with the conversion of redeemable
convertible preferred stock	1,516,667	1,517	460,149	-	-	461,666
Deemed dividend to preferred
Stockholders - accretion of discount	-	-	-	-	(1,411,347)	(1,411,347)
Amortization of deferred
financing costs	-	-	-	481,146	(481,146)	-
Dividends on redeemable convertible
preferred stock	-	-	-	-	(254,123)	(254,123)
Net loss	-	-	-	-	(1,914,297)	(1,914,297)
BALANCE - December 31, 2005	13,915,812	$13,915	$8,421,430	$(1,437,194)	$(4,634,412)	$2,363,739

Common stock issued in
connection with the cashless
exercise of stock options	207,435	207	(207)	-	-	-
Common stock issued
in connection with the
settlement of obligation	25,000	25	18,725	-	-	18,750
Common stock issued in connection
with the settlement of litigation	57,598	58	(58)	-	-	-
Amortization of stock based
compensation	-	-	801,721	-	-	801,721
Amortization of deferred
financing costs	-	-	-	1,437,194	(1,437,194)	-
Deemed dividend to preferred
shareholders - accretion of discount	-	-	-	-	(2,831,303)	(2,831,303)
Dividends on redeemable
convertible preferred stock	-	-	-	-	(171,260)	(171,260)
Common stock issued in
connection with conversion of
convertible preferred stock	12,583,336	12,584	3,716,780	-	-	3,729,364
Common stock issued in connection
with private placement	8,376,675	8,377	5,016,623	-	-	5,025,000
Common stock issued for payment
of accrued dividends on
convertible preferred stock	1,417,937	1,418	423,963	-	-	425,381
Net loss	-	-	-	-	(3,336,759)	(3,336,759)
BALANCE - December 31, 2006	36,583,793	$36,584	$18,398,977	$-	$(12,410,928)	$6,024,633

See notes to consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
(FORMERLY FBO AIR, INC. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,336,759)	$(1,914,297)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	406,471	145,053
Amortization of debt discount	951,849	320,668
Provision for doubtful accounts	20,546	2,670
Amortization of option on lease of real estate	-	600
Stock based compensation	801,721	-
Issuance of redeemable common stock	29,375	-
Changes in operating assets and liabilities:
Accounts receivable	(1,682,615)	(224,618)
Inventory	(2,159)	(3,680)
Prepaid expenses and other current assets	(59,328)	(132,616)
Due from stockholder	-	15,510
Deposits	-	(25,000)
Accounts payable	1,425,875	(181,820)
Customer deposits	(52,021)	332,388
Accrued interest and dividends	(117,990)	117,988
Accrued expenses	(272,759)	592,587
TOTAL ADJUSTMENTS	1,448,965	959,730

NET CASH USED IN OPERATING ACTIVITIES	(1,887,794)	(954,567)

CASH FLOWS FROM INVESTING ACTIVITIES
Issuance of note receivable	-	(350,000)
Repayment of note receivable	200,000	-
Purchase of fixed assets	(207,554)	(87,652)
Acquisition of Airborne	-	(1,400,000)
Acquisition of FBOs, less cash acquired of $167,329	-	(2,554,816)
NET CASH USED IN INVESTING ACTIVITIES	(7,554)	(4,392,468)

See notes to consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
(FORMERLY FBO AIR, INC. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS
OF CASH FLOWS, CONTINUED

	For the Year Ended December 31,
	2006	2005
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the sale of convertible notes	-	20,000
Repayment of notes	(327,456)	(100,219)
Proceeds from term loan	45,548	-
Repayment of term loan	(1,500,000)	-
Repayment of senior notes	(1,496,324)	-
Proceeds from private placement	5,025,000	-
Deferred financing costs	-	(508,234)
Proceeds from exercise of warrants	-	12,847
Proceeds from the issuance of term loan	-	1,500,000
Proceeds from the private placement	-	4,488,974
Proceeds from the Co-Investment	-	1,250,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,746,768	6,663,368

NET CHANGE IN CASH AND CASH EQUIVALENTS	(148,580)	1,316,333

CASH AND CASH EQUIVALENTS - Beginning	1,330,450	14,117
CASH AND CASH EQUIVALENTS - Ending	$1,181,870	$1,330,450

FIRSTFLIGHT, INC. AND SUBSIDIARIES
(FORMERLY FBO AIR, INC. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS
OF CASH FLOWS, CONTINUED

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the periods for:
Interest	$328,931		$3,000
Income taxes	$8,160		$-

Non-cash investing and financing activities:
Common stock issued to settle obligation	$18,750		$-
Redeemable common stock issued in connection with the settlement of litigation	$29,375		$-
Cashless exercise of stock options	$207		$-
Redeemable convertible preferred stock converted to common stock	$3,729,364		$461,666
Convertible Notes converted to common stock	$-		$400,000
Purchase of equipment under capital lease	$110,896		$-
Common stock issued for dividends on redeemable convertible preferred stock	$425,381	$

Supplemental non-cash investing and financing activity:
Current assets acquired	$-		$3,640,721
Property and equipment acquired	-		1,153,063
Intangible assets acquired	-		1,060,000
Goodwill recognized on purchase business combinations	-		4,194,770
Deposits acquired	-		1,500
Current liabilities assumed with acquisitions	-		(4,554,280)
Notes payable - other - less current portion, assumed with acquisition	-		(733,629)
Non-cash consideration to seller	-		(640,000)
Less: Cash acquired	-		(167,329)
Cash paid to acquire businesses	$-		$3,954,816

See notes to consolidated financial statements.

NOTE 1 - Nature of Operations

FBO Air was formed on January 17, 2003 (date of inception) as a proprietorship to acquire and operate fixed base operators. On January 2, 2004, FBO Air, Inc. was incorporated in the State of Arizona. On December 13, 2006, FBO Air, Inc. changed its name to FirstFlight, Inc. (“FirstFlight”). The business strategy of FirstFlight and its subsidiaries (collectively, the “Company”) is as an aviation services company with operations in the charter management, FBO operations, and aircraft maintenance segments of the private aviation industry. The Company utilized a merger/acquisition strategy to establish itself as an operating company.

Effective August 20, 2004, Shadows Bend Development, Inc. (“Shadows Bend”), a Nevada publicly-traded company with no active business, entered into a merger transaction with FBO Air, Inc., a privately-held Arizona corporation. Upon completion of the merger transaction, Shadows Bend changed its name to FBO Air, Inc. and the original FBO Air, Inc. stockholders owned 75% of the outstanding shares of the Common Stock of the surviving company. Accordingly, this transaction has been accounted for as a reverse merger with FirstFlight as the acquirer of Shadows Bend. The reverse merger was accounted for as a recapitalization of FirstFlight and the stockholders’ deficiency of FirstFlight was retroactively restated to its inception on January 17, 2003.

From its inception, the Company had been in the development stage and its efforts up to March 31, 2005 had been principally devoted to the organizational activities of raising capital, recruiting and hiring of key personnel, and identifying and screening of potential acquisitions.

On March 31, 2005, FirstFlight formed FBO Air-Wilkes-Barre (“FBO Wilkes-Barre”), a wholly-owned subsidiary, and then acquired the common stock of Tech Aviation Service, Inc. (“Tech”), a fixed base operator in Avoca, Pennsylvania.

On March 31, 2005, FirstFlight formed FBO Air-Garden City (“FBO Garden City”), a wholly-owned subsidiary of FirstFlight, and then acquired certain operating assets of Central Plains Aviation, Inc., (“CPA”) a fixed base operator located in Garden City, Kansas.

Accordingly, since March 31, 2005, the Company is no longer considered a development stage entity.

On September 23, 2005, FirstFlight acquired the common stock of Airborne, Inc. (“Airborne”), a charter and aircraft management company, located in Elmira, New York.

On October 20, 2005, FirstFlight formed Tech Aviation Flight School, Inc. (“TAFS”), a wholly-owned subsidiary of FBO Wilkes-Barre. TAFS operates in connection with the fixed base operation in Avoca, Pennsylvania and is an FAA accredited flight school.

On March 16, 2006, FirstFlight formed Margeson & Associates, Inc. (“Margeson”), a wholly-owned subsidiary of FirstFlight. Margeson, an insurance agency, offers property, casualty and liability insurance primarily to the general aircraft industry.

During March 2006, the Company completed its consolidation of certain activities under a single Federal Aviation Administration (“FAA”) Part 135 Certificate. In connection with the consolidation, on April 11, 2006, the Company sold Tech, whose sole asset immediately prior to the sale consisted of Tech’s FAA Part 135 Certificate, and recognized other income of approximately $157,000.

NOTE 2 - Management’s Plan of Operation

As of December 31, 2006, the Company had cash and cash equivalents of approximately $1,182,000 and had a working capital deficit of approximately $23,000. The Company generated revenues of approximately $39,200,000 for the year ended December 31, 2006. Since inception, the Company has incurred, in the aggregate, net losses and net losses applicable to common stockholders of approximately $5,929,000 and $12,515,000, respectively for the period January 17, 2003 (date of inception) through December 31, 2006. For the year ended December 31, 2006, net cash used in operating activities was approximately $1,888,000 and net cash used in investing activities was approximately $8,000.

The Company has taken steps to reduce the level of expenditures for corporate operations by severing ties with two executives. These executives represented costs in 2006 of approximately $900,000, including severance and separation fees, and stock-based compensation. Additionally, the Company settled litigation in 2006 that, including legal and settlement related costs, represented approximately $150,000. The Company has also re-negotiated favorable terms with certain vendors that management believes will represent a savings of almost $400,000 versus levels of historical spending, in part driven by the hiring of a chief financial officer and the corresponding elimination of an outside accounting consultant.

The Company is continuing its financial and operational restructuring initiatives and will continue to implement its strategic business plan. Although the Company believes that it has sufficient liquidity to sustain its existing business through December 31, 2007, there is no assurance that unforeseen circumstances will not have a material affect on the business that could require it to raise additional capital or take other measures to sustain operations in the event outside sources of capital are not available. The Company has not secured any commitments for new financing at this time nor can it provide any assurance that new capital (if needed) will be available to it on acceptable terms, if at all.

NOTE 3 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of FirstFlight and its wholly-owned subsidiaries, FBO Wilkes-Barre, FBO Garden City, Airborne, Margeson and TAFS. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Concentrations of Credit Risk

Cash: The Company maintains its cash with various financial institutions, which exceed federally insured limits throughout the period. At December 31, 2006, the Company had cash on deposit of approximately $1,722,000 in excess of federally insured limits.

Accounts Receivable

The Company’s extends credit to large and mid-size companies for flight related services. The Company has concentrations of credit risk in that 52% of the balance of accounts receivable at December 31, 2006 is made up of only ten customers. At December 31, 2006, accounts receivable from the two largest accounts amounted to approximately $505,000 (9.9%) and $426,000 (8.4%), respectively. The Company does not generally require collateral or other security to support customer receivables. Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectibility and the allowance for doubtful accounts is adjusted accordingly. Management determines collectibility based on their experience and knowledge of the customers.

Deferred Financing Costs

Costs incurred on March 31, 2005, April 8, 2005 and April 15, 2005 to issue the convertible preferred stock and the warrants were capitalized and were charged to equity as deferred financing costs. Such costs were being amortized as deemed dividends to preferred stockholders over a three year period. In 2006, the remaining balance was fully amortized as a result of the conversion of the Preferred Stock to Common Stock.

Inventory

Inventory consists primarily of maintenance parts and aviation fuel and is stated at the lower of cost or market determined by the first-in, first out method.

Business Combinations

In accordance with business combination accounting, the Company allocates the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values. The Company engaged a third-party appraisal firm to assist management in determining the fair values of certain assets acquired and liabilities assumed. Such a valuation requires management to make significant estimates and assumptions, especially with respect to intangible assets.

Management makes estimates of fair values based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired companies. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from charter management and fuel revenues, managed aircraft agreements, customer relationships and key management and market position, as well as assumptions about the period of time the acquired trade names will continue to be used in the combined company's product portfolio; and discount rates. These estimates are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

Property and Equipment

Property and equipment is stated at cost. Maintenance and repairs are charged to expense as incurred; costs of major additions and betterments are capitalized. When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in income. For repairs on aircraft, the Company accrues Federal Aviation Administration (“FAA”) designated maintenance costs pro rata, based upon the hours flown by the aircraft.

Goodwill and Intangible Assets

The Company accounts for Goodwill and Intangible Assets in accordance with Statement of Financial Accounting Standards (“FAS”) No. 141, “Business Combinations” (“FAS 141”) and FAS No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). Under FAS No. 142, goodwill and intangibles that are deemed to have indefinite lives are no longer amortized but, instead, are to be reviewed at least annually for impairment. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit. The Company has recorded goodwill in connection with the Company's acquisitions described in Note 4 amounting to $4,194,770. The Company has determined that no impairment charge is necessary at December 31, 2006. Intangible assets continue to be amortized over their estimated useful lives.

Revenue Recognition

Revenue for the sales of products is recognized at the time products are delivered to customers. Revenue for services is recognized at the time the services are performed and provided to customers. Revenue related to charter services is recognized when a particular charter trip is completed. Revenue related to insurance activity is recognized at the point that the client is afforded protection under the policy, the premium was due, reasonably estimated and billable. The full commission revenue is recognized along with an historically driven reserve for the potential cancellation of the policy. The sources of revenue are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectibility is probable.

Customer Deposits

Customer deposits consist of amounts that customers are required to remit in advance to the Company in order to secure payment for future purchases and services.

Advertising

The Company expenses all advertising costs as incurred. Advertising expense for the year ended December 31, 2006 and 2005 was approximately $142,000 and $44,000, respectively.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes” (“FAS 109”). Under FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between their financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company’s ability to utilize its net operating loss (“NOL”) carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

Fair Value of Financial Instruments

The reported amounts of the Company’s financial instruments, including accounts payable and accrued liabilities, approximate their fair value due to their short maturities. The carrying amounts of debt approximate fair value because the debt agreements provide for interest rates that approximate market.

Net Loss Per Common Share

Basic net loss per common share is computed based on the weighted average number of shares of the Common Stock outstanding during the periods presented. Common stock equivalents, consisting of options, warrants and convertible preferred stock, were not included in the calculation of the diluted loss per share because their inclusion would have had the effect of decreasing the loss per share otherwise computed. The total shares issuable upon the exercise of stock options, warrants and convertible preferred stock as of December 31, 2006 and 2005 was 13,427,121 and 19,926,401, respectively.

Stock Based Compensation

The Company had stock-based compensation expense in the amount of $801,721 for the year ended December 31, 2006. Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 ("APB 25"). Any resulting compensation expense was recognized ratably over the associated service period, which was generally the option vesting term. Prior to January 1, 2006, no stock-based compensation expense relating to the Company’s stock options was reflected in net loss, as all options granted had an exercise price equal to or greater than the market value of the underlying Common Stock on the respective dates of grant. Prior to January 1, 2006, the Company provided pro-forma disclosure amounts in accordance with FAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" ("FAS 148"), as if the fair value method defined by FAS No. 123, “Accounting for Stock-Based Compensation” ("FAS 123") had been applied to its stock-based compensation.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of “Share Based Payment” (“FAS 123R”), using the modified prospective transition method. Under this transition method, stock-based compensation expense for the year ended December 31, 2006 included compensation expense for stock-based compensation awards granted prior to, but not yet fully vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FAS 123.  Stock-based compensation expense for all share-based payment awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the original provisions of FAS 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term.

As a result of adopting FAS 123R, the impact to the consolidated financial statements for the year ended December 31, 2006 on net loss was $801,721, rather than zero if the Company had continued to account for stock-based compensation under APB 25. Included in stock-based compensation expense for 2006 was approximately $328,00 to expense the remaining unamortized fair value of options related to the termination of employment agreements with two executives (see Note 18). The impact of the adoption of FAS123R on both basic and diluted net loss per share for the year ended December 31, 2006 was $0.04 per share. As of December 31, 2006, the unamortized fair value of the options totaled $375,992 all of which relate to options granted in 2006 and 2005. The unamortized portion will be expensed over a weighted average period of approximately two years.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of FAS 123 and the Emerging Issues Task Force (“EITF”) Issue No.  96-18,  “Accounting  for  Equity  Instruments  That Are Issued to Other Than  Employees  for  Acquiring,  or In  Conjunction  with Selling,  Goods or Services” (“EITF 96-18”) which require that such equity instruments are recorded at their fair value on the measurement date, which date is typically upon the inception of the services that will be performed.  For the year ended December 31, 2006, stock based compensation expense for non-employees related to 57,598 shares of the Common Stock issued in connection with the settlement of litigation was $29,375 and was accounted for under EITF 96-18.

Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The fair value of each share-based payment awards was estimated using the Black-Scholes option pricing model with the following weighted average fair values as follows:

	For the Year Ended December 31,
	2006	2005
Dividend yield	0%	0%
Expected volatility	249%	55%
Risk-free interest rate	4.8%	4.1%
Expected life in years	4.8 years	5.0 years

The proforma table below reflects net loss and net loss and basic an diluted net loss per share for the year ended December 31, 2005 had the Company applied the fair value recognition provisions of FAS 123, as follows:

Net loss applicable to common stockholders, as reported	$(4,060,913)
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects, if any	(157,466)
Pro-forma net loss	$(4,218,379)
Net loss per share applicable to common stockholders - basic and diluted:
As reported	$(0.43)
Pro forma	$(0.43)

Reclassifications

Certain accounts in the prior period financial statements have been reclassified for comparison purposes to conform with the presentation of the current period financial statements. These classifications have no effect on the previously reported loss.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"), to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS 159, unless it chooses early adoption. SFAS 159 also applies to eligible items existing at November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 159 on its consolidated financial statements.

In December 2006, the FASB issued FASB Staff Position ("FSP") EITF 00-19-2, Accounting for Registration Payment Arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP amends various authoritative literature notably FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.   This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006, the guidance in the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The Company is in the process of determining the effect, if any, the adoption of this FSP will have on its consolidated financial statements.

In November 2006, the EITF reached a final consensus in EITF Issue 06-6 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments” (“EITF 06-6”). EITF 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF 96-19 , “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,”. The consensus should be applied to modifications or exchanges of debt instruments occurring in interim or annual periods beginning after November 29, 2006. The Company is currently evaluating the impact of the adoption of EITF 06-6 on its consolidated financial position, results of operations or cash flows.

In November 2006, the FASB ratified EITF Issue No. 06-7, Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“EITF 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under FAS 133, based on the application of EITF 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of Issue 00-19 to be classified in stockholders’ equity. Under EITF 06-7, when an embedded conversion option previously accounted for as a derivative under FAS 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under FAS 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in FAS 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF 06-7. Earlier application of EITF 06-7 is permitted in periods for which financial statements have not yet been issued. The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations or cash flows.

 In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”).  This Statement defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company is in the process of evaluating the impact that the adoption of SFAS No. 157 will have on the Company’s results of operations and financial condition.

In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective in fiscal years ending on or after November 15, 2006. Adoption of SAB 108 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" (the "Interpretation"). The Interpretation establishes for all entities a minimum threshold for financial statement recognition of the benefit of tax positions, and requires certain expanded disclosures. The Interpretation is effective for fiscal years beginning after December 31, 2006, and is to be applied to all open tax years as of the date of effectiveness. The Company is in the process of evaluating the impact of the application of the Interpretation to its consolidated financial statements.

In June 2006, the EITF reached a consensus on Issue NO. 06-3 (“EITF 06-3”), “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions.” The consensus allows companies to choose between two acceptable alternatives based on their accounting policies for transactions in which the company collects taxes on behalf of a governmental authority, such as sales tax. Under the gross method, taxes collected are accounted for as a component of sales revenue with an offsetting expense. Conversely, the net method allows a reduction to sales revenue. If such taxes are reported gross and are significant, companies should disclose the amount of those taxes. The guidance should be applied to financial reports through retrospective application for all periods presented, if amounts are significant, for interim and annual reporting beginning after December 15, 2006 with early adoption is permitted. The Company does not expect the adoption of EITF 06-3 to have a material effect on its consolidated financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standard 156 - Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard 155 - Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133 (“Accounting for Derivative Instruments and Hedging Activities”) (“SFAS 133”) to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In October 2005, the FASB issued FSP FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R)”, which provides clarification of the concept of mutual understanding between employer and employee with respect to the grant date of a share-based payment award. This FSP provides that a mutual understanding of the key terms and conditions of an award shall be presumed to exist on the date the award is approved by management if the recipient does not have the ability to negotiate the key terms and conditions of the award and those key terms and conditions will be communicated to the individual recipient within a relatively short time period after the date of approval. This guidance was applicable upon the initial adoption of SFAS 123(R). The adoption of this pronouncement did not have an impact on the Company's consolidated financial position, results of operations, or cash flows.

NOTE 4 - Acquisitions

Acquisition of Tech Aviation Service, Inc.

On March 31, 2005, a subsidiary of FirstFlight purchased 100% of the outstanding shares of Tech Aviation Service, Inc. (“Tech”), a fixed base operator conducting business in the Northeast. Under the terms of the acquisition agreement, FirstFlight paid cash at closing of approximately $2,256,000, applied a deposit of $10,000 and issued notes payable to the Tech stockholders with a face value aggregating $500,000. The notes bear no stated interest. The notes were discounted at a market interest rate of 5% per annum and recorded at the net discounted value of $432,948. These notes are to be repaid with five annual payments aggregating $100,000 annually, which began on March 31, 2006.

All assets and liabilities of Tech have been recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. Identifiable intangible assets and goodwill relating to the purchase approximated $1,958,000. Identifiable intangible assets included trade names and customer relationships of $100,000 and $20,000, respectively. Trade names have an indefinite life. Customer relationships are being amortized over an estimated useful life of three years.

The following table details the allocation of the purchase price:

Fair Value
Cash	$167,329
Accounts receivable	237,117
Inventory	99,752
Prepaid expenses	52,331
Equipment	579,785
Intangible assets - trade names	100,000
Intangible assets - customer relationships	20,000
Goodwill	1,838,284
Accounts payable and accrued expenses	(334,776)
Long term debt	(60,681)

Total	$2,699,141

A subsidiary of FirstFlight purchased Tech on March 31, 2005. Therefore, the results of Tech from April 1, 2005 through December 31, 2005 are reflected in the Company’s results for the year ended December 31, 2005.

Acquisition of Central Plains Aviation, Inc.

On March 31, 2005, a subsidiary of FirstFlight purchased certain assets of Central Plains Aviation, Inc. (“CPA”), a fixed base operator conducting business in Kansas. Under the terms of the acquisition agreement, FirstFlight paid cash at closing of $466,000 and issued a note payable to the CPA shareholder for $240,000. This note matured in September 2006, bore an interest rate of 5% per annum, and was payable in six quarterly installments of approximately $42,000 each, which began on June 30, 2005.

The CPA assets have been recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. Identifiable intangible assets and goodwill relating to the purchase approximated $560,000. Identifiable intangible assets included customer relationships of $30,000. Customer relationships are being amortized over an estimated useful life of three years.

The following table details the allocation of the purchase price:

Fair Value
Inventory	$30,952
Equipment	115,000
Intangible assets - customer relationships	30,000
Goodwill	530,000

Total	$705,952

A subsidiary of FirstFlight purchased certain assets of the former CPA on March 31, 2005. Accordingly, the results of CPA from April 1, 2005 through December 31, 2005 are reflected in the Company’s results for the year ended December 31, 2005.

Acquisition of Airborne, Inc.

On September 23, 2005, FirstFlight purchased 100% of the outstanding common shares of Airborne, Inc. (“Airborne”), a charter management company conducting business in the Northeast. Under the terms of the acquisition agreement, FirstFlight paid cash of $1,400,000 and issued 2,333,334 shares of the Common Stock valued at $630,000 at closing aggregating $2,030,000. The acquisition was funded by proceeds received from the issue of a term note, aggregating $1,500,000, payable to a related party (See Note 10).

All assets and liabilities of Airborne have been recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. Identifiable intangible assets and goodwill relating to the purchase approximated $2,736,486. Identifiable intangible assets included the trade name, customer relationships and non-compete agreements of $320,000, $310,000 and $280,000, respectively. The trade name has an indefinite life. Customer relationships and the non-compete agreements will be amortized over their estimated life, which is approximately three years.

The following table details the allocation of the purchase price:

Fair Value
Accounts receivable	$2,962,390
Inventory	56,870
Prepaid expenses	33,980
Equipment	458,278
Deposits	1,500
Intangible assets - trade name	320,000
Intangible assets - customer relationships	310,000
Intangible assets - non-compete agreements	280,000
Goodwill	1,826,486
Accounts payable and accrued expenses	(4,119,216)
Debt	(100,288)

Total	$2,030,000

The three acquisitions above resulted in goodwill of $4,194,770. During the year ended December 31, 2006 the Company segregated its operations into three segments and allocated $3,460,689, $479,553, and $254,528 to the charter, FBO, and maintenance segments, respectively.

Pro forma

The following table presents the unaudited pro forma combined results of operations of FirstFlight, Tech, CPA, and Airborne for the year ended December 31, 2005, as if the three entities had been acquired at January 1, 2005:

Revenues:
Net sales	$25,021,806

Net loss applicable to common stockholders	$(3,960,441)

Basic and diluted net loss per common share	$(0.32)

Weighted average of common shares outstanding - basic and diluted	12,442,828

The pro-forma combined results are not necessarily indicative of the results that actually would have occurred if the acquisitions had been completed as of January 1, 2005, nor are they necessarily indicative of future consolidated results.

NOTE 5 - Inventory

Inventory consists primarily of maintenance parts and aviation fuel, which the Company dispenses to its customers. Inventory amounted to $193,413 as of December 31, 2006.

NOTE 6 - Property and Equipment

Property and equipment as of December 31, 2006 consisted of the following:

		Estimated
		Useful Life
Aircraft	$679,785	7 - 12 years
Vehicles	157,100	5 - 7 years
Office furniture and equipment	271,644	3 -7 years
Tools and shop equipment	291,739	5 - 10 years
Leasehold improvements	158,896	7 - 17 years
Total	$1,559,164
Less: accumulated depreciation and amortization	(272,788)
Property and equipment, net	$1,286,376

Depreciation and amortization expense for the year ended December 31, 2006 and 2005 was approximately $184,000 and $89,000, respectively.

NOTE 7 - Note Receivable

On May 26, 2005, the Company loaned $350,000 as a note receivable to a fixed base operator (“FBO”) which was a potential acquisition target of the Company ("the Maker").  The note bore interest at 10% per annum and such interest was only to be paid quarterly, starting upon the three-month anniversary of the secured note.  The note could be prepaid at any time. The Company was granted a security interest in all tangible property, goods and accounts of the Maker. Further, the Company had been granted an option to purchase the FBO owned by Maker, such option to expire one year from date of grant of option.

On February 1, 2006, the Company declined to pursue the acquisition and negotiated revised repayment terms, whereupon the Company released its security interest in the tangible property, goods and accounts and the Maker made a $200,000 cash payment with the balance of the principal, $150,000, plus unpaid interest and certain legal fees of approximately $24,000, with an annual interest at a rate of six percent (6%) to be paid quarterly and the principal balance due upon maturity in January 2008. The owner of Maker has provided a personal guarantee of the payment of the remaining obligation under the note receivable.

NOTE 8 - Intangible Assets

Intangible assets consist exclusively of amounts related to the acquisitions of Tech, CPA and Airborne.

The estimated remaining amortization of amortizable intangible assets for the two years ending December 31, 2008 is as follows:

For the years ending December 31,	Total	Non-Compete Agreements	Customer Relationships
2007	$214,000	$94,000	$120,000
2008	150,000	68,000	82,000
Total	$364,000	$162,000	$202,000

During the year ending December 31, 2006 and 2005, the Company recorded amortization expense related to the acquired amortizable intangibles of approximately $222,000 and $54,000, respectively.

The weighted average amortization period for amortizable intangibles is 3.0 years and has no residual value.

NOTE 9 - Notes Payable

Notes payable at December 31, 2006 consisted of:	Outstanding Balance at
December 31,
Notes payable to:	2006
Wilkes-Barre/Scranton International Airport, unsecured, matures September 2007	$60,681
Banks - Airborne, secured by related equipment, monthly payment of $3,176, interest at 7%, matures August 2007	22,310
Sellers - Tech, secured by assets of Tech and guaranteed by FirstFlight, annual payments of $100,000, which includes imputed interest of 5%, matures March 2010	367,892
County of Chemung - Airborne, unsecured, approximately 215 monthly payments based on fuel usage with imputed interes of 6%, matures approximately 2023	44,098
Capital leases, secured by related equipment, monthly payments ranging from $750 to $1,525, interest rates ranging from 8% to 8.75%, various maturity dates through November 2011	102,647
Subtotal	597,628

Less: current portion	(203,823)

Total - long term	$393,805

Aggregate annual maturities of long-term debt are as follows:

For the years ending December 31	Total Amount	Acquisition Notes	Other
2007	$203,823	$100,000	$103,823
2008	117,867	95,238	22,629
2009	113,994	90,703	23,291
2010	108,538	81,951	26,587
2011	18,020	-	18,020
Thereafter	35,386	-	35,386
Total	$597,628	$367,892	$229,736
Less-current portion	(203,823)
Long-term portion	$393,805

NOTE 10 - Term Loan Payable - Related Party

The acquisition of Airborne was funded by a term note payable from a related party (see Note 19) with a face value of $1,500,000 which was to mature on March 22, 2006 and bore interest at 4.25% per annum through the initial maturity date. FirstFlight elected to exercise the option to extend the maturity date to September 23, 2006, whereupon the promissory note bore interest at 9.25% per annum for the duration of the extended period. Airborne granted the holder a security interest in its accounts receivable, all of its deposit accounts, all monies then and thereafter in the possession or under the control of Airborne or FirstFlight and all products and proceeds of the foregoing personal property. FirstFlight’s Chairman of the Board and an entity owned by one of FirstFlight’s other directors are the members of the holder’s entity. In September 2006, FirstFlight, using part of the proceeds from its then just closed private placement (see Note 14), prepaid the note and the security interest terminated.

In conjunction with the issuance of the term note, FirstFlight also issued a five-year warrant to purchase a total of 1,200,000 shares of the Common Stock at an exercise price of $0.60 per share. The Company allocated $35,000 of the aggregate proceeds from the term note to the warrant as an original issuance discount, which represented the relative fair value of the warrant at the date of issuance, and amortized the discount to interest expense over the life of the term note. The amount amortized to interest expense for the years ended December 31, 2006 and 2005 was approximately $15,000 and $20,000, respectively.

NOTE 11 - Capital Lease Obligations

The Company’s property under capital leases, at December 31, 2006, which is included in property and equipment, is summarized as follows:

Vehicles	$37,000
Office Furniture and Equipment	73,896
Subtotal	110,896
Less: accumulated depreciation	(4,845)
Total	$106,051

The Company’s capital leases require monthly payments ranging from $750 to $1,525 reflecting an effective interest rates of between 8% and 8.75% per annum, expiring in various years through November 2011.

Future minimum lease payments for the capital lease obligations at December 31, 2006 for the next five (5) years and in the aggregate are as follows:

For the Twelve Months Ending December 31	Amount
2007	$27,300
2008	27,300
2009	27,300
2010	27,300
2011	16,775
125,975
Less: amount representing interest	(23,328)

Present value of future minimum lease payments	102,647
Less: current maturities	(19,291)
Total	$83,356

Depreciation of assets held under capital leases in the approximate amount of $4,800 and $0 is included in depreciation expense for the year ended December 31, 2006 and 2005, respectively.

NOTE 12 - Income Taxes

As of December 31, 2006, the Company had federal and state net operating loss carryforwards of approximately $2,800,000 expiring in various years through 2026, portions of which may be used to offset future taxable income, if any. The Company has deferred tax assets arising from such operating losses for which a full valuation allowance has been established because it is more likely than not that the deferred tax assets will not be realized in future periods. In addition, Shadows Bend had approximately $8,000,000 of net operating losses available prior to the reverse merger with FirstFlight. Under current tax law the Company believes that it will not be able to utilize these losses and, accordingly, a full valuation allowance has been established because it is more likely than not that the deferred tax assets will not be realized in future periods.

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between their financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company’s ability to utilize its NOL carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

The Company’s deferred tax assets and deferred tax liabilities consisted of the following:

	December 31,
Deferred tax assets:	2006	2005
Operating loss carryforwards	$1,092,324	$628,419
Stock based compensation	312,456	--
Allowance for doubtful accounts	22,512	86,556
Deferred start up costs	106,265	106,265
Property and equipment	—	9,144
Intangible assets	67,234	8,058
Accrued expenses	252,660	—
Non deductible vacation accruals	—	26,624

Total deferred tax assets	1,853,451	865,066

Deferred tax liabilities:
Goodwill	(24,115)	(10,335)
Property and Equipment	(98,278)	—
Total deferred tax liabilities	(122,393)	(10,335)

Deferred tax assets - net of deferred tax liabilities	1,731,058	854,731

Valuation Allowance	(1,731,058)	(854,731)

Deferred tax assets - net of valuation allowance	$—	$—

Change in valuation allowance	$(876,327)	$(751,834)

The Company has recorded a full valuation allowance against its deferred tax assets since management believes that based upon currently available objective evidence it is more likely than not that the deferred tax asset will not be realized. The provision for income taxes using the statutory federal tax rate as compared to the Company's effective tax rate is summarized as follows:

	December 31,
	2006	2005
Tax benefit at statutory rate	(34.0)%	(34.0)%
State income taxes	(5.0)%	(6.0)%
Adjustment to change in valuation allowance	39.0%	40.0%
Effective income tax rate	-	-

NOTE 13 - Senior Secured Notes

In connection with a private placement closed on March 31, April 8 and April 15, 2005, FirstFlight issued Senior Secured Notes aggregating approximately $1,496,000 due March 31, 2008 or April 8, 2008 (the ”Senior Secured Notes”).

On September 1, 2006, FirstFlight closed a private placement and sold 50.25 units at $100,000 per unit (see Note 14). The Company utilized approximately $1,496,000 and $236,000 of this amount to prepay the Senior Secured Notes and accrued interest, respectively, in full.

NOTE 14 - Stockholders’ Equity

Common Stock

In April 2004, FBO Air entered into a convertible note agreement with a group of investors (the "Investors") to purchase five-year, 8% convertible notes in the aggregate principal amount of $400,000. On March 31, 2005, the Investors converted the entire $400,000 in convertible notes, plus accrued interest, into 4,018,376 shares of the Common Stock.

On September 23, 2005, FirstFlight issued 2,333,334 shares of the Common Stock at $0.27 per share with a total value of $630,000 in connection with the purchase of Airborne.

During November and December 2005, FirstFlight received cash of $12,847 upon the exercise of warrants to purchase 21,413 shares of the Common Stock.

During October and December 2005, holders of 92 shares of the Series A Convertible Preferred Stock converted their shares and were issued 1,516,667 shares of the Common Stock.

On January 5, 2006, FirstFlight issued 25,000 shares of the Common Stock valued at $18,750 in connection with the settlement of certain accrued expenses.

During January and March 2006, FirstFlight issued an aggregate of 207,435 shares of the Common Stock to directors and a former director in connection with the cashless exercises of stock options to purchase an aggregate of 375,000 shares.

On May 31, 2006, FirstFlight issued 57,598 shares of the Common Stock valued at $29,375 in connection with the settlement of litigation.

On various dates between January 18, 2006 and July 19, 2006, holders of 140 shares of the Series A Convertible Preferred Stock converted their shares and were issued 2,333,334 shares of the Common Stock.

On September 1, 2006, FirstFlight closed a private placement (“the Offering”) and sold 50.25 units (the “Units”) at $100,000 per unit. Each Unit consisted of 166,700 shares of the Common Stock, and a warrant expiring August 31, 2011 to purchase 100,000 shares of the Common Stock at an initial exercise price of $1.00 per share. FirstFlight realized gross proceeds of $5,025,000 from the Offering and, in connection therewith, issued 8,376,675 shares of the Common Stock. Officers and/or directors of the Company participated in the Offering and were collectively issued 5,001,000 shares of the Common Stock and warrants to purchase 3,000,000 shares of the Common Stock in return for a collective investment of $3,000,000. The terms of the warrant agreement provide certain anti-dilution protections and provide for certain adjustments to protect the holder upon the future issuance of certain securities at a price less than the current warrant exercise price in effect, as provided for in the agreement. FirstFlight was obligated to file within 90 days of the closing a registration statement in regard to the 8,376,675 shares of Common Stock and the 5,025,000 shares underlying the warrants issued in the Offering. FirstFlight filed the registration statement within the required time frame and the registration statement was declared effective on January 4, 2007. FirstFlight is obligated to use its best efforts to keep the registration statement effective until the earlier date (i) when all securities have been sold or (ii) when all securities may be sold pursuant to the exemption of Rule 144(k) under the Securities Act. If, for any reason or no reason, the holders of the securities in the Offering are not permitted to resell their registrable securities, then FirstFlight shall pay to the holder, for each 30-day period until the holders may sell all of their shares of the Common Stock thereunder an amount in cash equal to one (1%) percent of the aggregate purchase price paid by the holder for the Unit(s) purchased in the Offering.

The September 1, 2006 private placement constituted a Qualified Follow-On Offering under the terms of the Series A Convertible Preferred Stock and, as a result, was a mandatory conversion event. As a result, the then remaining 615 shares of the Series A Convertible Preferred Stock outstanding were automatically converted into 10,250,002 shares of the Common Stock. The 1,000 shares which previous to this date were authorized for the Series A Convertible Preferred Stock were deemed to be cancelled and the 846 shares issued were permanently retired from authorized shares. The 154 shares of the Series A Convertible Preferred Stock which were never issued were restored to the status of authorized but not issued shares of the Preferred Stock not allocated to any series.

Preferred Stock

During February 2005, FirstFlight authorized the issuance of 1,000 shares of mandatorily redeemable convertible preferred stock, (“Series A Convertible Preferred Stock”), each share having a Stated Value (“Stated Value”) of $5,000. These shares provided for cumulative dividends at the annual rate of 8%, payable quarterly, and matured three years from the date of issue. The cumulative dividend, at the option of FirstFlight, could have been paid either in cash or by the issuance of additional shares of the Series A Convertible Preferred Stock.

The holders of the Series A Convertible Preferred Stock and the holders of the shares of the Common Stock were to vote as a single class, with the holders of the Series A Convertible Preferred Stock having the number of votes based upon the formula for the conversion to shares of the Common Stock, as provided below. The holders of the Series A Convertible Preferred Stock had the right to elect one director to FirstFlight’s Board of Directors or to have had one observer at Board meetings.

The Series A Convertible Preferred Stock was convertible into shares of the Common Stock as defined below. The shares were to automatically convert upon FirstFlight’s realization of gross proceeds exceeding $5,000,000 from the sale of equity securities (a “Qualified Follow-On Offering”), separate and apart from the March and April 2005 Private Offering, or at such time as the traded price of the Common Stock exceeded 2.5 times the Initial Conversion Price (“Conversion Price”) for a period of 20 consecutive trading days and during such period the trading volume each day had exceeded 200,000 shares. For either automatic conversion to occur, the common shares underlying the preferred shares had to be registered. At the option of the holder, the shares, in whole or in part, could have been converted at any time.

Subject to certain adjustments, as provided in the Certificate of Designations, the Conversion Price was $0.30 per share. Each share of the Series A Convertible Preferred Stock was convertible into that number of shares of the Common Stock determined by dividing the Stated Value of each share of the Series A Convertible Preferred Stock by the Conversion Price. In the case of a mandatory conversion on account of a Qualified Follow-On Offering, then at the option of the holder, the shares could have been converted at (a) the Conversion Price, or (b) at the same price that such securities were being sold in such Qualified Follow-On Offering, with the holder, in this case, also receiving a premium of an additional 10% in the number of such shares. Under certain conditions whereupon FirstFlight sold shares of the Common Stock at a price below the Conversion Price, then the Conversion Price was to be reduced, as provided for in the Certificate of Designations.

On the third anniversary of the original date of issue of the Series A Convertible Preferred Stock, FirstFlight was to redeem for cash all remaining outstanding shares at a redemption price equal to the aggregate Stated Value, plus all accrued and unpaid dividends.

In the event of a liquidation of the Company, the holders of the Series A Convertible Preferred Stock then outstanding would have been entitled to receive 115% of the stated value of each share, plus any accrued and unpaid dividends.

In connection with the issuance of the Series A Convertible Preferred Stock issuance FirstFlight entered into a registration rights agreement.  Under the terms of this registration rights agreement, FirstFlight was to file a Registration Statement with the Securities and Exchange Commission no later than sixty days from the Closing Date and use its best efforts to ensure that this Registration Statement would be declared effective within 120 days from the Closing Date.  In the event that the registration statement was not declared effective or FirstFlight failed to maintain an effective registration, FirstFlight was to have paid a cash amount equal to 1% per month of the original investment.  Pursuant to EITF 05-4, the registration rights agreement has all the characteristics of a derivative and, therefore should be accounted for as a liability. However due to the registration statement becoming effective on August 5, 2005 and other relevant factors, the value of the registration rights was deemed to be de minimus and therefore no liability was recorded in the consolidated financial statements.

Beneficial Conversion Feature

Under the terms of the Series A Convertible Preferred Stock, the holders could have converted these securities into the Common Stock of the Company at a fixed price of $0.30, subject to certain anti-dilutive adjustments. At March 31, 2005, the date of issuance, this fixed conversion price represented a discount to the market value of the Common Stock, which was a quoted price of $1.75 per share. This difference in price was considered a benefit of the conversion feature in the security. This benefit was calculated and its value exceeded the face amount of the issued Series A Convertible Preferred Stock. FirstFlight was required to record the value of this beneficial conversion feature, but at an amount not greater than the face amount of the related Series A Convertible Preferred Stock. Accordingly, the Company recorded this beneficial conversion feature discount of approximately $4,243,000 as a reduction to the Series A Convertible Preferred Stock and as a credit to additional paid in capital. The beneficial conversion feature discount to the Series A Convertible Preferred Stock was to be accreted to its stated value over a three-year period and $1,065,625 in accretion of discount was recorded for the year ended December 31, 2005.

During the year ended December 31, 2005, 92 shares of the Series A Convertible Preferred Stock were converted to 1,516,667 shares of the Common Stock, and unamortized discounts aggregating $345,722 associated with the converted shares were charged to accumulated deficit. Total accretion of discount for the year ended December 31, 2005 was $1,411,347 and was reflected as a deemed dividend to the preferred stockholders and amortization of deferred financing costs was $481,146.

As of December 31, 2006 and 2005, dividends of $171,260 and $254,123, respectively, had been accrued on the Series A Convertible Preferred Stock. No dividends were declared or paid on July 1, 2005 and September 1, 2005 because, on such dates, the total assets of the Company did not exceed the sum of its total liabilities and the liquidation preference on the Series A Convertible Preferred Stock. Under Nevada law, no dividends may be declared or paid under such circumstances, so the dividends were accrued.

On September 4, 2006, immediately after receiving proceeds from the Offering, FirstFlight’s equity position improved to the extent that FirstFlight was permitted under the laws of the State of Nevada to issue dividends on the Series A Convertible Preferred Stock for the period January 2, 2004 through September 3, 2006. Prior to the Offering, under Nevada law, FirstFlight did not meet the financial requirements to issue dividends. Accordingly, FirstFlight issued an aggregate of 1,417,937 shares of the Common Stock as accrued dividends, valued at $425,381, on September 4, 2006.

During the year ended December 31, 2006, deferred financing costs of $1,437,194 and accretion of discount of $2,831,303 were amortized as deemed dividends on the Series A Convertible Preferred Stock.

NOTE 15 - Stock Options

Effective April 1, 2005, the Board of Directors of FirstFlight granted options to purchase an aggregate of 750,000 shares of the Common Stock. An option expiring March 31, 2010 to purchase 250,000 shares of the Common Stock was granted to each of (i) Robert J. Ettinger, who is no longer with the Company but at that time was Vice Chairman of the Board and the Chief Operating Officer of FirstFlight; (ii) Jeffrey M. Trenk, who is no longer with the Company but at that time was a Vice Chairman of the Board and the Executive Vice President of Business Development of FirstFlight and (iii) Ronald J. Ricciardi, who is currently Vice Chairman of the Board of Directors but at that time was President and Chief Executive Officer of FirstFlight. These options were exercisable at $1.60 per share, the closing sales price on March 31, 2005, and vested immediately upon the grant date. Mr. Trenk and Mr. Ettinger had to exercise their options within three months of their respective dates of separation from the Company or the options would be forfeited. Mr. Trenk did not exercise his options as of January 31, 2007 and Mr. Ettinger did not exercise his options as of March 31, 2007.

Effective September 23, 2005, the Board of Directors granted to John H. Dow, who is now President and Chief Executive Officer but at that time was employed in the office of Chief Executive of Airborne, an option expiring September 23, 2010 to purchase 250,000 shares of the Common Stock. The option was exercisable at $0.33 per share, the closing sales price on September 22, 2005, and vested immediately upon the grant date. Mr. Dow exercised this option on a cashless basis on January 11, 2006 and received 85,000 shares.

During December 2005, the Board of Directors approved the Stock Option Plan of 2005 (the “Plan”) and, during December 2006, the stockholders of the Company approved the Plan. The Plan is administered by FirstFlight’s compensation committee and provides for 7,500,000 shares of the Common Stock to be reserved for issuance under the Plan. Directors, officers, employees, and consultants of the Company are eligible to participate. The Plan provides for the awards of incentive and non-statutory stock options. The Committee determined the vesting schedule to be up to five years at the time of grant of any options under the Plan, and unexercised options will expire in ten years. The exercise price is to be equal to at least 100% of the fair market value of a share of the Common Stock, as determined by the Committee, on the grant date. As of December 31, 2006, there are 5,965,000 options available under the Plan.

Effective December 13, 2005, four non-employee directors were granted options, under the Plan, expiring five years after date of grant to purchase, in the aggregate, 100,000 shares of the Common Stock. These options are exercisable at $0.64 and became exercisable on December 13, 2006. During the year ending December 31, 2006, the Company recognized $33,297 in expense relating to these options.

Effective April 1, 2006, the Board of Directors, based on the Compensation Committee recommendation, granted options under the Plan to purchase an aggregate of 750,000 shares of the Common Stock. An option expiring March 31, 2011 to purchase 250,000 shares of the Common Stock was granted to each of (i) Robert J. Ettinger, who is no longer with the Company but at that time was the Chief Operating Officer of FirstFlight, (ii) Jeffrey M. Trenk, who is no longer with the Company but at that time was Executive Vice President of Business Development of FirstFlight, and (iii) Ronald J. Ricciardi, who is currently Vice Chairman of the Board but at that time was the President and Chief Executive Officer of FirstFlight. These options are exercisable at $0.50 per share, the closing sales price on March 31, 2006, and became exercisable immediately upon the grant date. These options are valued at $373,086. Mr. Trenk and Mr. Ettinger did not exercise their options within 90 days of their respective dates of separation from the Company and therefore their options were forfeited (see Note 18). During the year ending December 31, 2006, the Company recognized $295,361 in expense relating to these options.

Effective May 30, 2006, the Board of Directors, based on the Compensation Committee recommendation, granted options under the Plan to purchase an aggregate of 160,000 shares of the Common Stock to employees of the Company, expiring three years after the date of grant. These options are exercisable at $0.51 per share, the closing price at May 30, 2006, and options as to 60,000 shares became exercisable immediately upon the grant date and options as to 100,000 shares will become exercisable one year from the date of grant. This option is valued at $79,197. During the year ending December 31, 2006, the Company recognized $58,875 in expense relating to these options.

On August 25, 2006, the Compensation Committee granted an option under the Plan to purchase 25,000 shares of the Common Stock to Mark Margeson, President of Margeson & Associates, FirstFlight’s insurance broker subsidiary. This option is exercisable at $0.60 per share, has a five-year term, will become exercisable upon the one-year anniversary of the date of grant and is valued at $9,945. During the year ending December 31, 2006, the Company recognized $1,707 in expense relating to these options.

Effective September 15, 2006, the Compensation Committee granted an option under the Plan to purchase an aggregate of 250,000 shares of the Common Stock to Keith P. Bleier, Senior Vice President and Chief Financial Officer of the Company. This option is exercisable at $0.60 per share, has a five-year term and will become exercisable upon the first anniversary of the grant date. This option is valued at $87,024. During the year ending December 31, 2006, the Company recognized $8,461 in expense relating to these options.

Effective September 23, 2006, the Compensation Committee granted to John H. Dow, who is currently President and Chief Executive Officer but at the time was the President of the operating segments, an option under the Plan expiring September 23, 2011 to purchase 250,000 shares of the Common Stock. The option is exercisable at $0.40 per share, the closing sales price on September 22, 2006, and became exercisable immediately upon the grant date. This option is valued at $99,597. During the year ending December 31, 2006, the Company recognized $13,488 in expense relating to these options.

Details of all options outstanding are presented in the table below:

	Number of Options	Weighted Average Exercise Price

Balance, January 1, 2005	150,000	$0.01
Granted (weighted average fair value
of $0.07 per share)	1,100,000	1.22
Exercised	—	—
Forfeited	—	—
Balance, December 31, 2005	1,250,000	$1.08

Granted (weighted average fair value
of $0.45 per share)	1,435,000	0.50
Exercised	(375,000)	0.22
Forfeited	—	—
Balance, December 31, 2006	2,310,000	$0.86

The options exercised aggregating 375,000 shares were exercised on a cashless basis and, in connection therewith, FirstFlight issued 207,435 shares of the Common Stock.

A summary of FirstFlight’s stock options outstanding and exercisable at December 31, 2006 is presented in the table below:

	Option exercise price							Total	Aggregate Intrinsic Value
	$ 0.01	$ 0.40	$ 0.50	$ 0.51	$ 0.60	$ 0.64	$ 1.60
Outstanding	25,000	250,000	750,000	160,000	275,000	100,000	750,000	2,310,000	$7,750
Weighted average remaining contractual life of options outstanding (in years)	2.75	4.75	4.25	2.25	4.75	4.00	3.25
Exercisable	25,000	250,000	750,000	60,000	—	100,000	750,000	1,935,000	$7,750

FirstFlight has determined that shares of the Common Stock for future exercises shall be from authorized but unissued shares of stock.

A summary of non-exercisable options at December 31, 2006 is shown below:

	Non-Vested Shares	Fair Value

Non-exercisable at January 1, 2006	100,000	$0.34
Granted	1,435,000	0.45
Became exercisable	(1,160,000)	0.46
Forfeited	—	—
Non-exercisable at December 31, 2006	375,000	$0.39

NOTE 16 - Warrants

On March 31, April 8 and April 15, 2005, FirstFlight issued warrants to purchase shares of the Common Stock aggregating approximately 3,617,000 to investors and 1,296,000 to the placement agent. Each warrant, which vested immediately, provides a five-year right to purchase a share of the Common Stock at the initial exercise price (the “Warrant Exercise Price”) of $0.60 per share, with such price and the number of shares to be adjusted in the event of stock splits and certain other events, as provided in the agreement, and upon the sale by FirstFlight of additional equity securities at a price below the Warrant Exercise Price. At the option of FirstFlight, the warrants may be redeemed at any time, in whole, but not in part, at a price of $0.01 per share provided that: (a) there is an effective registration statement covering the resale of the warrant shares; (b) the volume weighted average closing price of the Common Stock for the prior 20 trading days is not less than 250% of the Warrant Exercise Price; and (c) the average daily trading volume of the Common Stock is not less than 200,000 shares per day during such 20-day trading period.

On September 23, 2005, FirstFlight issued a warrant to purchase shares of the Common Stock totaling 1,200,000 to a lender in conjunction with the issuance of a term note. The warrant, which vested immediately, was issued to an entity owned by FirstFlight’s chairman and an affiliate of another director. The warrant provides a five-year right to purchase a share of the Common Stock at the initial exercise price (the “Warrant Exercise Price”) of $0.60 per share, with such price and the number of shares to be adjusted in the event of stock splits and certain other events, as provided in the agreement, and upon the sale of additional equity securities at a price below the Warrant Exercise Price. At the option of FirstFlight, the warrant may be redeemed at any time, in whole, but not in part, at a price of $0.01 per share provided that: (a) there is an effective registration statement covering the resale of the warrant shares; (b) the volume weighted average closing price of the Common Stock for the prior 20 trading days is not less than 250% of the Warrant Exercise Price; and (c) the average daily trading volume of the Common Stock is not less than 200,000 shares per day during such 20-day trading period.

On September 1, 2006, FirstFlight consummated a $5.025 million private offering sold in Units of $100,000. Each Unit consisted of 166,700 shares of the Common Stock, and a warrant expiring August 21, 2011 to purchase 100,000 shares of the Common Stock, at an initial exercise price of $1.00 per share.

A summary of the status of FirstFlight’s warrants and the changes during the years then ended December 31, 2006 and 2005 is presented in the table below:

	Number of	Weighted Average
	Warrants	Exercise Price
Balance, January 1, 2005	-	$-
Granted	6,113,534.60
Exercised	(21,413)	.60
Forfeited	-	-

Balance, December 31, 2005	6,092,121	$.60
Granted	5,025,000	1.00
Exercised	-	-
Forfeited	-	-

Balance, December 31, 2006	11,117,121	$.78

A summary of FirstFlight’s stock warrants outstanding and exercisable at December 31, 2006 is presented in the table below:

	Warrant exercise price		Total
	$0.60	$1.00
Outstanding	6,092,121	5,025,000	11,117,121

Weighted average remaining contractual life of warrants outstanding (in years)	3.25	4.75

Exercisable	6,092,121	5,025,000	11,117,121

NOTE 17 - Employee Benefit Plan

Tech and Airborne both maintained 401k plans prior to their acquisition by FirstFlight. Effective July 1, 2006, those plans were merged into the FirstFlight 401k Plan (the “Plan”), which covers all employees. The newly merged Plan contains an option for the Company to match each participant's contribution. Any Company contribution vests over a five-year period on a twenty percent per year basis. During 2006, the Company matched participant contributions at a rate of 50% of the first 6% of participant deferrals. Company contributions to the Plan totaled approximately $61,000 and $10,000 for the year ended December 31, 2006 and 2005, respectively.

NOTE 18 - Commitments and Contingencies

Operating Leases

The Company leases facilities from the City of Garden City, Kansas. Effective on April 1, 2005 and in conjunction with the Company’s purchase of the fixed base operator assets in Garden City, Kansas, the Company executed a new lease which provides for: (a) a ten-year lease term expiring March 31, 2015, with two five-year renewal periods; (b) a base rent of $1,550 and $1,750 per month for years one through five and years six through ten of the lease, respectively. In addition a fuel flowage fee of $.06 per gallon of fuel received by the Company will be due monthly. The fuel flowage fee is to be reviewed annually by the Garden City Regional Airport, the City of Garden City, and the Company.

The Company leases a facility under the terms of a Fixed Base Operator’s Lease and Operating Agreement with the Wilkes-Barre/Scranton International Airport. The agreement is for an initial term of ten years with two five-year renewal periods. The agreement requires payment of monthly rents of $6,250 plus additional payments based on certain of the Company’s revenues. These include per-gallon fees for certain fuel sales and commissions on landing, parking, tie-down and other types of fees charged by the Company to its aviation customers.

The Company leases a parking area and land for its main operating facility under the terms of an Operating Agreement with the County of Chemung, the owner of the Elmira/Corning Regional Airport. The agreement was effective January 1, 2006 and is for an initial term of twenty-five years with one fifteen-year renewal and one subsequent ten year renewal period. The agreement requires payment of quarterly rent of $931 for the parking lot lease and monthly rent of $1,195 for the county land lease. In addition, the Company pays a monthly fuel flowage fee from $.06 to $.09 per gallon based on the number of gallons dispensed.

The Company leases its facilities in Elmira, New York from the Chief Executive Officer of the Company and a related party. The term is 15 years (subject to renewals at the option of Airborne at least 60 days prior to the expiration of the term). The annual rent is $160,582, payable in advance in equal monthly installments of $13,382. Beginning on the fifth anniversary of the commencement date of the lease, and annually each year thereafter, the annual rent shall increase or decrease by the increase or decrease in the applicable Consumer Index Price. The Company has paid a $25,000 security deposit with respect to this lease. During the year ended December 31, 2006 and 2005, the Company paid approximately $161,000 and $43,000, respectively in rent expense under this lease.

The Company leases refueling trucks. As of December 31, 2006 and 2005, the refueling truck lease required monthly rental payments of approximately $6,000 per annum. In addition, the Company leases vehicles and equipment with payments ranging from $180 to $625 per month.

Future minimum rental payments under the Company’s operating leases are as follows for both related and non related parties:

For the year ended		Related
December 31,	Total	Party	Other
2007	$286,585	$160,581	$126,004
2008	280,130	160,582	119,548
2009	273,508	160,582	112,926
2010	274,042	160,582	113,460
2011	274,642	160,582	114,060
2012 and thereafter	1,937,912	1,401,524	536,388
TOTAL	$3,326,819	$2,204,433	$1,122,386

Total rent expense under all operating leases including the related party lease was approximately $383,000 and $187,000 for the year ended December 31, 2006 and 2005, respectively.

Employment Agreements

On March 31, 2005, the Board of Directors elected Jeffrey M. Trenk as an officer of FirstFlight, terminated Mr. Trenk's consulting agreement and entered into an employment agreement with Mr. Trenk dated April 1, 2005 (the "Jeffrey Trenk Employment Agreement"). Pursuant to the Jeffrey Trenk Employment Agreement, Mr. Trenk was employed as the Executive Vice President of Business Development of FirstFlight. The term of the Jeffrey Trenk Employment Agreement was to be for three years, which commenced April 1, 2005, and thereafter was to automatically renew for additional one-year periods. Pursuant to Jeffrey Trenk Employment Agreement, Mr. Trenk's base annual salary was $175,000. Mr. Trenk was to be granted an option each April 1 during the initial term to purchase 250,000 shares of the Common Stock. The first option was granted effective April 1, 2005 and the second option was granted effective April 1, 2006. Effective October 31, 2006, the Jeffrey Trenk Employment Agreement was mutually terminated. Mr. Trenk was also serving as a director. Under the terms of the employment agreement separation, Mr. Trenk was paid the sum of $81,000 in November 2006 in lieu of any future monetary claims under the employment agreement. His right to receive an option effective April 1, 2007 was terminated and Mr. Trenk had until January 31, 2007 to exercise the two outstanding options, which he did not.

On March 31, 2005, FirstFlight entered into an employment agreement dated as of April 1, 2005 (the "Ettinger Employment Agreement") with Robert J. Ettinger. Pursuant to the Ettinger Employment Agreement, Mr. Ettinger was employed as the Chief Operating Officer of FirstFlight and as the President of its executive jet management group. The term of the Ettinger Employment Agreement was for three years, which commenced April 1, 2005, and thereafter was to automatically renew for additional one-year periods. Mr. Ettinger's base annual salary was $150,000 and he was guaranteed an annual bonus payment of $100,000, both the salary and the bonus payment were to be paid in equal monthly installments. In addition, he could have received an annual performance bonus based on the Board's evaluation of the Company's (particularly the Division's) performance and his performance. Mr. Ettinger was to be granted an option each April 1 during the initial term to purchase 250,000 shares of the Common Stock. The first option was granted effective April 1, 2005 and the second option was granted effective April 1, 2006. On December 18, 2006, FirstFlight gave notice to Mr. Ettinger terminating without cause (as permitted) effective as of December 28, 2006 the Ettinger Employment Agreement. Mr. Ettinger was paid one-year’s severance pay of $150,000 and is eligible to receive certain employee benefits of the Company for a period of six months. His right to receive an option effective April 1, 2007 was terminated and Mr. Ettinger has until March 31, 2007 to exercise the two outstanding options, which he did not.

On March 31, 2005, the Board of Directors authorized execution of the First Amendment effective April 1, 2005 (the "First Amendment") to the employment agreement (the "Ricciardi Employment Agreement') for Ronald J. Ricciardi, FirstFlight's President and CEO. The First Amendment provided that Mr. Ricciardi's employment under the Ricciardi Employment Agreement was effective April 1, 2005 and would continue for three years thereafter subject to automatic one-year renewals. The First Amendment increased his base salary to $175,000. Mr. Ricciardi is to be granted an option each April 1 during the initial term to purchase 250,000 shares of the Common Stock. The first option was granted effective April 1, 2005 and the second option was granted effective April 1, 2006. On December 12, 2006, Mr. Ricciardi was elected as Vice Chairman of the Board by the Board of Directors and, effective January 1, 2007 Mr. Ricciardi’s base salary was adjusted to $125,000. The initial term was also extended and will expire March 31, 2009.

On September 23, 2005, Airborne and FirstFlight entered into an employment agreement dated as of September 23, 2005 (the "Dow Employment Agreement") with John Dow. Pursuant to the Dow Employment Agreement, Mr. Dow is employed in the office of Chief Executive of Airborne. The term of the agreement is for three years, which commenced September 23, 2005, and thereafter automatically renews for additional one-year periods. Mr. Dow's base annual salary is $150,000. In addition, he may receive an annual performance bonus based on the Board's evaluation of Airborne's performance and his performance. Mr. Dow is to be granted an option each September 23 during the initial term to purchase 250,000 shares of the Common Stock. The first option was granted effective September 23, 2005 and the second option was granted effective September 23, 2006. On December 12, 2006, Mr. Dow was elected as President of the Company by the Board of Directors and designated as its Chief Executive Officer.

On September 1, 2006, FirstFlight entered into an employment agreement effective as of September 15, 2006 with Keith P. Bleier (the “Bleier Employment Agreement”). Mr. Bleier serves FirstFlight as a Senior Vice President and its Chief Financial Officer. The term of the agreement is for three years, which commenced on September 15, 2006, and thereafter automatically renews for additional one-year periods. Mr. Bleier’s base annual salary is $185,000 with annual increases of 5%. In addition, he may receive an annual performance bonus at the discretion of the Board of Directors. Mr. Bleier is to be granted an option each September 15 during the initial term to purchase 250,000 shares of the Common Stock, commencing September 15, 2006. He was granted his first option (see Note 15).

Future commitments under the Company’s employment agreements aggregate approximately $1,200,000.

NOTE 19 - Related Parties

The firm of Wachtel & Masyr, LLP is corporate counsel to the Company. William B. Wachtel, FirstFlight’s Chairman of the Board, is a managing partner of this firm. During the year ended December 31, 2006 and 2005, the Company was billed for legal services of approximately $462,000 and $300,000, respectively. At December 31, 2006, the Company has recorded in accounts payable an obligation for legal fees of approximately $564,000 related to these legal services.

On September 23, 2005, FirstFlight issued a note payable to an entity, for which Mr. Wachtel and an entity owned by one of its other directors are members. This note payable had a face value of $1,500,000 and, for the initial period of 180 days, bore an annual interest rate of 4.25%. Effective March 22, 2006, the initial maturity date, FirstFlight elected to extend the maturity to September 23, 2006 with an interest rate of 9.25% per annum applicable to the extended period. Airborne granted the holder a security interest in its accounts receivable, all of its deposit accounts, all monies now and hereafter in the possession or under the control of Airborne or FirstFlight and all products and proceeds of the foregoing personal property. In September 2006, FirstFlight, using part of the proceeds from its then just closed private placement, prepaid the note and the security interest terminated. During the year ended December 31, 2006 and 2005, the Company recorded interest expense of approximately $74,000 and $14,000, respectively under this note payable obligation. See Note 16 for information relating to a warrant issued to the entity as additional consideration for the loan.

The charter division of FirstFlight manages an aircraft owned by an entity controlled by Mr. Wachtel. During the year ended December 31, 2006, the Company recorded revenue and expenses of $3,273,000 and $2,579,000, respectively, related to the Company’s management of this aircraft. At December 31, 2006 the Company had recorded in accounts receivable a balance of approximately $500,000 owed from this entity. During the year ended December 31, 2005, the Company recorded revenues and expenses of $1,182,000 and $1,064,000, respectively, related to the management of this aircraft.

On May 24, 2006, Airborne entered into an agreement to lease an aircraft from a company, of which one of its members is John H. Dow, a director, and the current President and Chief Executive Officer of FirstFlight and the other member is an employee of its charter segment. The terms of the lease provided for the payment of rent of $17,000 per month and a charge of $600 for each hour of aircraft use. The lease agreement further provided that this aircraft would be managed by FirstFlight through its charter segment, and through which the Company would retain 90% of the associated charter revenue. The lease agreement was subsequently terminated in February 2007. The Company made use of this aircraft for certain business travel needs and paid these expenses to the lessor. During the year ended December 31, 2006, FirstFlight recorded revenue and expenses of $317,000 and $415,000, respectively, in conjunction with the lease of this aircraft.

NOTE 20 - Litigation

In early 2005, FirstFlight was served with a complaint which named FirstFlight, among others, as a defendant in a suit brought by a broker-dealer, seeking damages of approximately $100,000 arising from Shadows Bend's cancellation of a stock certificate in the year 2002 evidencing shares allegedly sold by the plaintiff for the account of a stockholder of Shadows Bend. Captioned Institutional Capital Management, Inc. vs. Michael W. Sciacchetano, et. al., the suit was pending in the 215th Judicial District Court, Harris County, Texas. On March 28, 2005, FirstFlight filed a general denial. On June 20, 2006 this suit was settled and FirstFlight agreed to pay $29,375 in cash and to issue 57,598 shares of the Common Stock valued at $29,375. FirstFlight has granted piggy-back registration rights, on a best efforts basis, in regard to these shares and has agreed that within one year of issue FirstFlight will, at the request of the plaintiff, repurchase these shares for $29,375 in cash. Because FirstFlight has an obligation to repurchase these shares, the amount of $29,375 has been recorded as an accrued expense.

On May 19, 2005, New World Aviation, Inc. ("New World") instituted an action in the Supreme Court of the State of New York, County of New York, captioned New World Aviation, Inc., Plaintiff, against Robert J. Ettinger, individually, and FBO Air, Inc., Defendants. From April 1, 2005, Mr. Ettinger had been an officer of FirstFlight and, from March 31, 2005 until July 24, 2006, a director of FirstFlight. Until March 25, 2005, when he resigned, Mr. Ettinger had served as President (since October 15, 1998) of New World. In its amended complaint New World was seeking (a) to enjoin the Defendants from soliciting New World's clients and employees allegedly using the confidential information which Mr. Ettinger learned in his "high-level position with New World" and (b) damages in an amount to be determined at trial against Mr. Ettinger for his alleged breach of fiduciary duties to New World. On June 20, 2005, FirstFlight answered the complaint, asserting as affirmative defenses that (a) New World had forced Mr. Ettinger's resignation by reneging on its promise to pay him a bonus for 2004, (b) New World was partly responsible for any alleged damages, (c) the identity of actual and potential New World clients is available from publicly available records, (d) any putative damages sustained by New World were caused by New World and third parties and (e) New World's claims are barred by the statute of fraud. Mr. Ettinger also filed a counterclaim against New World for $25,000 relating to the 2004 bonus, to which New World has asserted five affirmative defenses.

On August 21, 2006, this matter was settled on the following basis: (1) Mr. Ettinger agreed to pay the plaintiff $7,000 to cover certain costs of plaintiff and to repay the plaintiff certain cash advances while he employed by plaintiff and (2) Mr. Ettinger and FirstFlight agreed not to use any written or electronic information or documents obtained while he was employed to advance the business interests of FirstFlight and/or to solicit any present or former clients, customers, passengers or employees of the plaintiff. The parties exchanged general releases.

NOTE 21 - Segment Data

The Company is an aviation services company with operations in the aircraft charter management (“Charter”), fixed base operations (an “FBO”), and aircraft maintenance (“Maintenance”) segments of the general aviation industry.

Each of the Company’s three segments is operated under the FirstFlight brand name: the aircraft charter management segment is in the business of providing on-call passenger air transportation. These charter operations are implemented primarily through a fleet of managed aircraft - owned by another person or entity for which the Company provides regulatory and maintenance oversight while offering charter services. Within the FBO segment, the Company provides ground services such as the fueling and hangaring of aircraft. Within the maintenance segment, the Company offers maintenance and repair to aircraft owned or managed by general aviation aircraft operators.

The following tables summarize financial information about the Company’s business segments for the years ended December 31, 2006 and 2005 (in thousands):

	For the Year Ended December 31, 2006
	Charter	FBO	Maintenance	Corporate	Consolidated
Revenues	$30,913	$5,336	$2,963	$—	$39,212
Income (Loss) from Operations	$631	$26	$(225)	$(2,807)	$(2,375)
Depreciation and Amortization	$264	$129	$11	$2	$406
Interest Income (Expense)	$4	$(42)	$—	$(1,081)	$(1,119)
Capital Expenditures	$27	$174	$117	$—	$318
Total Assets	$9,675	$2,118	$254	$1,134	$13,181
Goodwill	$3,461	$480	$254	$—	$4,195

	For the Year Ended December 31, 2005
	Charter	FBO	Maintenance	Corporate	Consolidated
Revenues	$8,841	$4,163	$802	$—	$13,806
Income (Loss) from Operations	$201	$44	$(29)	$(1,702)	$(1,486)
Depreciation and Amortization	$67	$70	$1	$7	$145
Interest Income (Expense)	$(4)	$(8)	$—	$(454)	$(466)
Capital Expenditures	$7	$81	$—	$—	$88
Total Assets	$9,114	$2,050	$254	$476	$11,894
Goodwill	$3,461	$480	$254	$—	$4,195

NOTE 22 - Subsequent Events

In March 2007, FirstFlight re-purchased 25,000 shares that had been issued in a settlement and for which the holder had a right to put the shares back to FirstFlight. The cost of these shares was $18,375.

In January 2007, a director of FirstFlight, Alvin S. Trenk, made a cashless exercise and received 24,194 shares of the Common Stock.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
MARCH 31, 2007
(UNAUDITED)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,363,755
Accounts receivable, net of allowance for
doubtful accounts of $51,781	5,988,930
Inventory	211,968
Note receivable	150,000
Prepaid expenses and other current assets	245,718
Total current assets	7,960,371

PROPERTY AND EQUIPMENT, net
of accumulated depreciation of $249,932	1,092,150

OTHER ASSETS
Deposits	26,500
Intangible assets - trade names	420,000
Other intangible assets, net of
accumulated amortization of $329,270	310,730
Goodwill	4,194,770
Total other assets	4,952,000
TOTAL ASSETS	$14,004,521

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$6,663,768
Customer deposits	672,596
Accrued expenses	307,271
Notes payable - current portion	116,503
Total current liabilities	7,760,138

LONG-TERM LIABILITIES
Notes payable - less current portion	297,519
Total liabilities	8,057,657

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock - $.001 par value; authorized 9,999,154;
none issued and outstanding	-
Common stock - $.001 par value; authorized 100,000,000;
36,582,987 issued and outstanding	36,583
Additional paid-in capital	18,446,063
Accumulated deficit	(12,535,782)
TOTAL STOCKHOLDERS' EQUITY	5,946,864

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,004,521

See notes to condensed consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
	2007	2006

REVENUE	$11,245,281	$10,702,121
COST OF REVENUES	9,723,035	8,899,129
GROSS PROFIT	1,522,246	1,802,992

SELLING, GENERAL AND ADMINISTRATIVE
EXPENSES (including $65,460 and $37,000
of stock based compensation, respectively)	1,752,071	1,998,725

OPERATING LOSS	(229,825)	(195,733)

OTHER INCOME (EXPENSE)
OTHER INCOME	60,156	—
GAIN ON SALE OF FIXED ASSETS	33,705	—
INTEREST INCOME	17,373	5,452
INTEREST EXPENSE	(6,263)	(176,467)
TOTAL OTHER INCOME (EXPENSE)	104,971	(171,015)

NET LOSS	$(124,854)	$(366,748)

Deemed dividend to preferred stockholders:
Amortization of discount	—	(728,913)

Amortization of deferred financing costs	—	(484,057)

Preferred stock dividend	—	(68,881)

Net loss applicable to common stockholders	$(124,854)	$(1,648,599)

Basic and Diluted Net Loss Per
Common Share applicable to common stockholders	$(0.00)	$(0.11)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	36,592,387	15,392,118

See notes to condensed consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(124,854)	$(366,748)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	99,225	94,798
Amortization of debt discount	—	170,993
Stock based compensation	65,460	37,000
Income from extinguishment of debt	(60,681)	—
Gain on sale of fixed assets	(33,705)	—
Changes in operating assets and liabilities:
Accounts receivable	(905,406)	(768,151)
Inventory	(18,555)	24,516
Prepaid expenses and other current assets	35,205	104,052
Accounts payable	1,036,362	174,114
Customer deposits	273,811	(33,647)
Accrued interest and dividends	—	36,895
Accrued expenses	(225,717)	(27,013)
TOTAL ADJUSTMENTS	265,999	(186,443)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	141,145	(553,191)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	298,000	—
Repayment of note receivable	—	200,000
Purchase of property and equipment	(115,961)	(39,963)
NET CASH PROVIDED BY INVESTING ACTIVITIES	182,039	160,037

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes payable	(122,924)	(53,436)
Re-purchase of stock	(18,375)	—
NET CASH USED IN FINANCING ACTIVITIES	(141,299)	(53,436)

NET CHANGE IN CASH AND CASH EQUIVALENTS	181,885	(446,590)

CASH AND CASH EQUIVALENTS - Beginning	1,181,870	1,330,450
CASH AND CASH EQUIVALENTS - Ending	$1,363,755	$883,860

See notes to condensed consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS
OF CASH FLOWS, CONTINUED
(UNAUDITED)

	For the Three Months Ended March 31,
	2007	2006
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the periods for:
Interest	$6,263	$17,400
Income taxes	$525	$—

Non-cash investing and financing activities:
Common stock issued to settle obligation	$—	$18,750
Cashless exercise of stock options	$24	$207
Redeemable convertible preferred stock converted to common stock	$—	$600,000

See notes to condensed consolidated financial statements.

NOTE 1 - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements. Accordingly, they do not include all of the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the financial statements and related footnotes included in the FirstFlight, Inc. and Subsidiaries (formerly FBO Air, Inc. and Subsidiaries) (collectively, the “Company”) Annual Financial Statements for the year ended December 31, 2006 filed on April 17, 2007 and included elsewhere in this document.

In the opinion of the Company’s management, all adjustments (consisting of normal recurring accruals) necessary to make the Company’s financial position as of March 31, 2007 and the results of operations and statements of cash flows for the periods shown not misleading have been included.

The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for any full year or any other interim period.

NOTE 2 - Management’s Liquidity Plans

Since inception, the Company has incurred net losses. The Company generated revenue of $11,245,281 for the three months ended March 31, 2007. For the three months ended March 31, 2007, net cash provided by operating activities was $141,145 and net cash provided by investing activities was $182,039. As of March 31, 2007, the Company had cash and cash equivalents of $1,363,755 and had working capital of $200,233.

The Company has taken steps to reduce the level of expenditures for corporate operations by severing ties with two executives. These executives represented costs in 2006 of approximately $900,000, including severance and separation fees, and stock-based compensation. Additionally, the Company settled litigation in 2006 that, including legal and settlement related costs, represented approximately $150,000. The Company has also re-negotiated favorable terms with certain vendors that management believes will represent a savings of almost $400,000 versus levels of historical spending, in part driven by the hiring of a chief financial officer and the corresponding elimination of an outside accounting consultant.

The Company is continuing its financial and operational restructuring initiatives and will continue to implement its strategic business plan. Although the Company believes that it has sufficient liquidity to sustain its existing business for the next twelve months, there is no assurance that unforeseen circumstances will not have a material affect on the business that could require it to raise additional capital or take other measures to sustain operations in the event outside sources of capital are not available. The Company has not secured any commitments for new financing at this time nor can it provide any assurance that new capital (if needed) will be available to it on acceptable terms, if at all.

NOTE 3 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of FirstFlight, Inc. and its wholly-owned subsidiaries, FBO Air Wilkes-Barre, Inc. (“FBO Wilkes-Barre”), FBO Air Garden City, Inc. (“FBO Garden City”), Airborne, Inc. (“Airborne”), Margeson & Associates, Inc. (“Margeson”) and Tech Aviation Flight School, Inc. (“TAFS”). All significant inter-company accounts and transactions have been eliminated in consolidation.

Net Loss Per Common Share

Basic net loss per common share is computed based on the weighted average number of shares of the Common Stock outstanding during the periods presented. Common stock equivalents, consisting of options, warrants and convertible preferred stock, were not included in the calculation of the diluted loss per share because their inclusion would have had the effect of decreasing the loss per share otherwise computed. The total shares issuable upon the exercise of stock options, warrants and convertible preferred stock as of March 31, 2007 and 2006 were 12,402,121 and 17,576,400, respectively.

Stock Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of “Share Based Payment” (“FAS 123R”), using the modified prospective transition method. Stock-based compensation expense for all share-based payment awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the original provisions of FAS 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term. For the three months ended March 31, 2007 and 2006, the Company incurred stock based compensation of $65,460 and $37,000, respectively. As of March 31, 2007, the unamortized fair value of the options totaled $306,808.

Inventory

Inventory consists primarily of maintenance parts and aviation fuel, which the Company dispenses to its customers. Inventory amounted to $211,968 as of March 31, 2007 and included $46,299 of inventory held for third parties.

Reclassifications

Certain accounts in the prior period financial statements have been reclassified for comparison purposes to conform with the presentation of the current period financial statements. These classifications have no effect on the previously reported loss.

Income Taxes

Although the Company has federal and state net operating losses available for income tax purposes that may be carried forward to offset future taxable income, the deferred tax assets are subject to a 100% valuation allowance because it is more likely than not that the deferred tax assets will not be realized in future periods. The Company’s ability to use its net operating loss carry forwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code.

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation Number 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” (“FIN No. 48”), which prescribes a single, comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on its tax returns. Upon adoption of FIN No. 48, the Company recognized no changes in the liability for unrecognized tax benefits.

The Company records interest and penalties related to unrecognized tax benefits in income tax expense. As of January 1, 2007, the Company recognized no charges for interest and penalties related to unrecognized tax benefits in the Condensed Consolidated Balance Sheet.

The Company files income tax returns in the United States (federal) and in various state and local jurisdictions. In most instances, the Company is no longer subject to federal, state and local income tax examinations by tax authorities for years prior to 2003.

NOTE 4 - Stockholders’ Equity

In March 2007, the Company repurchased 25,000 shares that had been issued in a settlement and for which the holder had a right to put the shares back to the Company at a cost of $18,375.

Stock Options

Details of all options outstanding are presented in the table below:

	Number of Options	Weighted Average Exercise Price

Balance, January 1, 2007	2,310,000	$0.86
Granted	—	—
Exercised	(25,000)	0.01
Forfeited	(1,000,000)	1.05
Balance, March 31, 2007	1,285,000	$0.73

During the three months ended March 31, 2007, a director of the Company exercised an option to purchase 25,000 shares on a cashless basis and received 24,194 shares. In addition, the options of two former executives to purchase an aggregate of 1,000,000 shares were forfeited.

	Option exercise price						Total	Aggregate Intrinsic Value
	$0.40	$0.50	$0.51	$0.60	$0.64	$1.60
Outstanding	250,000	250,000	160,000	275,000	100,000	250,000	1,285,000	$—
Weighted average remaining contractual life of options outstanding (in years)	4.50	4.00	2.00	4.32	3.75	3.00
Exercisable	250,000	250,000	60,000	—	100,000	250,000	910,000	$—

NOTE 5 - Related Parties

The firm of Wachtel & Masyr, LLP is corporate counsel to the Company. William B. Wachtel, FirstFlight’s Chairman of the Board, is a managing partner of this firm. During the three months ended March 31, 2007, the Company was billed for legal services of approximately $34,000. At March 31, 2007, the Company has recorded in accounts payable an obligation for legal fees of approximately $598,000 related to these legal services.

The charter division of the Company manages several aircraft owned by an entity in which Mr. Wachtel along with two other directors of FirstFlight, Thomas Iovino and Stephen B. Siegel, are members. During the three months ended March 31, 2007, the Company recorded revenue and expenses of $1,009,519 and $828,604, respectively, related to the Company’s management of these aircraft. At March 31, 2007 the Company had recorded in accounts receivable a balance of approximately $644,000 owed from this entity. During the three months ended March 31, 2006, the Company recorded revenue and expenses of $1,264,791 and $1,017,430, respectively, related to the management of the aircraft.

On May 24, 2006, Airborne entered into an agreement to lease an aircraft from a company, of which one of its members is John H. Dow, a director and the current President and Chief Executive Officer of FirstFlight, and the other member is an employee of its charter segment. The terms of the lease provided for the payment of rent of $17,000 per month and a charge of $600 for each hour of aircraft use. The lease agreement further provided that this aircraft would be managed by FirstFlight through its charter segment, and through which the Company would retain 90% of the associated charter revenue. The Company made use of this aircraft for certain business travel needs and paid these expenses to the lessor. During the three months ended March 31, 2007 and 2006, FirstFlight recorded no revenue or expenses in conjunction with the lease of this aircraft. The lease agreement was subsequently terminated in February 2007 and was replaced by the lease described in the following paragraph.

On April 26, 2007, Airborne entered into an agreement to lease an aircraft from a company, of which one of its members is John H. Dow, a director and the current President and Chief Executive Officer of FirstFlight, and the other member is an employee of its charter segment. The terms of the lease provide for the payment of rent of $20,000 per month and a charge of $500 for each hour of aircraft use. The lease agreement, which is for a period of one year, further provides that this aircraft will be managed by FirstFlight through its charter segment, and through which the Company will retain 90% of the associated charter revenue.

NOTE 6 - Segment Data

The Company is an aviation services company with operations in the aircraft charter management (“Charter”), fixed base operations (an “FBO”), and aircraft maintenance (“Maintenance”) segments of the general aviation industry.

Each of the Company’s three segments is operated under the FirstFlight brand name: the aircraft charter management segment is in the business of providing on-call passenger air transportation. These charter operations are implemented primarily through a fleet of managed aircraft - owned by another person or entity for which the Company provides regulatory and maintenance oversight while offering charter services. Within the FBO segment, the Company provides ground services such as the fueling and hangaring of aircraft. Within the maintenance segment, the Company offers maintenance and repair to aircraft owned or managed by general aviation aircraft operators.

The following tables summarize financial information about the Company’s business segments for the three months ended March 31, 2007 and 2006:

	For the Three Months Ended March 31,
	2007	2006
Revenue
Charter	$9,509,904	8,614,288
FBO	1,157,512	1,358,357
Maintenance	577,865	729,476
Corporate	—	—
Consolidated Revenue	11,245,281	10,702,121
Income (Loss) from Operations
Charter	$290,299	410,695
FBO	(10,793)	4,284
Maintenance	(135,038)	(24,458)
Corporate	(374,293)	(586,254)
Consolidated Income (Loss) from Operations	(229,825)	(195,733)
Depreciation and Amortization
Charter	$61,747	65,128
FBO	34,220	15,309
Maintenance	3,258	14,361
Corporate	—	—
Consolidated Depreciation and Amortization	99,225	94,798
Interest Income (Expense) - Net
Charter	$6,123	(1,626)
FBO	(7,171)	(1,514)
Maintenance	—	—
Corporate	12,158	(167,875)
Consolidated Interest Income (Expense) - Net	11,110	(171,015)
Capital Expenditures
Charter	$16,765	—
FBO	97,410	39,963
Maintenance	—	—
Corporate	1,786	—
Consolidated Capital Expenditures	115,961	39,963
Identifiable Assets
Charter	$10,811,440	8,589,642
FBO	2,211,499	2,802,343
Maintenance	254,527	254,527
Corporate	727,055	186,132
Consolidated Identifiable Assets	14,004,521	11,832,644

NOTE 7 - Subsequent Events

On April 19, 2007, under the terms of an employment agreement, FirstFlight granted an executive a stock option to purchase 250,000 shares of the Common Stock at $0.39 per share.

On April 19, 2007, FirstFlight granted to each of the seven non-employee directors a stock option to purchase 25,000 shares of the Common Stock, a total of 175,000 shares, at $0.36 per share.

No dealer, salesperson or other person has been authorized to give any information or representations in connection with this offering other than those contained in this prospectus. If any such information or representations is given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

FIRSTFLIGHT, INC.

19,910,891 Shares
of Common Stock
($.001 Par Value)
Offered by
Selling Stockholders

PROSPECTUS

June 12, 2007